Exhibit 2.1

Solicitation Version

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

x
In re:	:	Chapter 11
:
LONESTAR RESOURCES US INC., et al.	:	Case No. 20- ( )
:
Debtors.[1]	:	(Jointly Administered)
x

JOINT PREPACKAGED PLAN OF REORGANIZATION FOR

LONESTAR RESOURCES US INC. AND ITS AFFILIATE DEBTORS

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

HUNTON ANDREWS KURTH LLP	LATHAM & WATKINS LLP
Timothy A. (“Tad”) Davidson II (No. 24012503) Ashley L. Harper (No. 24065272) 600 Travis Street, Suite 4200 Houston, Texas 77002 Telephone: (713) 220-4200 Facsimile: (713) 220-4285	David A. Hammerman Keith A. Simon Annemarie V. Reilly Madeleine C. Parish 885 Third Avenue New York, New York 10022 Telephone: (212) 906-1200 Facsimile: (212) 751-4864
Proposed Counsel for the Debtors and Debtors-in-Possession

Dated: September 28, 2020

[1]

The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are Lonestar Resources US Inc. (4035), Lonestar Resources Intermediate Inc. (2449), LNR America Inc. (3936), Lonestar Resources America Inc. (5863), Amadeus Petroleum Inc. (8763), Albany Services, L.L.C. (3185), T-N-T Engineering, Inc. (0348), Lonestar Resources, Inc. (8204), Lonestar Operating, LLC (5228), Poplar Energy, LLC (5718), Eagleford Gas, LLC (5513), Eagleford Gas 2, LLC (0638), Eagleford Gas 3, LLC (3663), Eagleford Gas 4, LLC (8776), Eagleford Gas 5, LLC (5240), Eagleford Gas 6, LLC (4966), Eagleford Gas 7, LLC (3078), Eagleford Gas 8, LLC (7542), Eagleford Gas 10, LLC (2838), Eagleford Gas 11, LLC (5951), Lonestar BR Disposal LLC (0644), and La Salle Eagle Ford Gathering Line LLC (8877). The Debtors’ address is 111 Boland Street, Suite 300, Fort Worth, TX 76107.

Solicitation Version

AS TO HOLDERS OF PREPETITION RBL CLAIMS, PREPETITION NOTES CLAIMS, AND OLD PARENT PREFERRED INTERESTS, SOLICITATION OF VOTES IS BEING COMMENCED BEFORE THE FILING OF THE CHAPTER 11 CASES. THIS PREPACKAGED PLAN OF REORGANIZATION, AND THE DISCLOSURE STATEMENT AND SOLICITATION MATERIALS ACCOMPANYING THIS PLAN, HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. UPON COMMENCEMENT OF THE CHAPTER 11 CASES, THE DEBTORS EXPECT TO PROMPTLY SEEK ORDERS OF THE BANKRUPTCY COURT (1) CONDITIONALLY APPROVING THE DISCLOSURE STATEMENT AS CONTAINING ADEQUATE INFORMATION, (2) APPROVING THE PREPETITION SOLICITATION OF VOTES FROM CERTAIN CREDITORS AND INTEREST HOLDERS HOLDING CLAIMS AND EQUITY INTERESTS IN VOTING CLASSES AS BEING IN COMPLIANCE WITH SECTIONS 1125 AND 1126(b) OF THE BANKRUPTCY CODE, (3) AUTHORIZING THE POSTPETITION SOLICITATION OF VOTES FROM THE REMAINING INTEREST HOLDERS HOLDING EQUITY INTERESTS IN VOTING CLASSES, AND (4) CONFIRMING THIS PLAN PURSUANT TO SECTION 1129 OF THE BANKRUPTCY CODE.

TABLE OF CONTENTS

ARTICLE I. RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS	1
A. Rules of Interpretation; Computation of Time	1
B. Defined Terms	2

ARTICLE II. ADMINISTRATIVE AND PRIORITY TAX CLAIMS	16
A. Administrative Claims	16
B. Priority Tax Claims	17

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS	17
A. Summary	17
B. Classification and Treatment of Claims and Equity Interests	18
C. Special Provision Governing Unimpaired Claims	23
D. Elimination of Vacant Classes	23
E. PPP Loan	24

ARTICLE IV. ACCEPTANCE OR REJECTION OF THE PLAN	24
A. Presumed Acceptance of Plan	24
B. Voting Classes	24
C. Acceptance by Impaired Class	24
D. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code; Cram Down	24
E. Votes Solicited in Good Faith	25

ARTICLE V. MEANS FOR IMPLEMENTATION OF THE PLAN	25
A. Restructuring Transactions	25
B. Continued Corporate Existence	26
C. Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims	26
D. Exit Facilities Loan Documents	26
E. No Discharge or Release of Prepetition RBL Claims or Liens	27
F. Postpetition Hedge Agreements	27
G. New Equity Interests; New Warrants	28
H. Listing of New Securities	28
I. Registration Rights Agreement	28
J. Management Incentive Plan	28
K. Plan Securities and Related Documentation; Exemption from Securities Laws	29
L. Release of Liens and Claims	30
M. Organizational Documents of the Reorganized Debtors	30
N. Directors and Officers of the Reorganized Debtors	30
O. Corporate Action	31
P. Cancellation of Notes, Certificates and Instruments	31
Q. Old Lonestar Subsidiary Interests	32

i

R. Sources of Cash for Plan Distributions	32
S. Funding and Use of Professional Fee Claim Reserve	33
T. Preservation of Royalty and Working Interests	33
U. Payment of Fees and Expenses of Certain Creditors	33
V. Payment of Fees and Expenses of the Prepetition Notes Indenture Trustee	34

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	34
A. Assumption of Executory Contracts and Unexpired Leases	34
B. Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases	35
C. Rejection of Executory Contracts and Unexpired Leases	36
D. Claims on Account of the Rejection of Executory Contracts or Unexpired Leases	37
E. D&O Liability Insurance Policies	37
F. Indemnification Provisions	38
G. Employment Plans	38
H. Postpetition Hedge Agreements	38
I. Insurance Contracts	39
J. Extension of Time to Assume or Reject	39
K. Modifications, Amendments, Supplements, Restatements, or Other Agreements	39
L. Oil and Gas Leases	39

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS	40
A. Distributions for Claims Allowed as of the Effective Date	40
B. No Postpetition Interest on Claims	40
C. Distributions by the Reorganized Debtors or Other Applicable Distribution Agent	40
D. Delivery and Distributions; Undeliverable or Unclaimed Distributions	41
E. Compliance with Tax Requirements	43
F. Allocation of Plan Distributions Between Principal and Interest	43
G. Means of Cash Payment	43
H. Timing and Calculation of Amounts to Be Distributed	43
I. Setoffs	44

ARTICLE VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS AND EQUITY INTERESTS	44
A. Resolution of Disputed Claims and Equity Interests	44
B. No Distributions Pending Allowance	46
C. Distributions on Account of Disputed Claims and Disputed Equity Interests Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims and Allowed Equity Interests	46
D. Reserve for Disputed Claims and Disputed Equity Interests	46

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN	47
A. Conditions Precedent to Confirmation	47
B. Conditions Precedent to Consummation	47
C. Waiver of Conditions	48
D. Effect of Non-Occurrence of Conditions to Consummation	48

ARTICLE X. RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS	49
A. General	49
B. Release of Claims and Causes of Action	49
C. Waiver of Statutory Limitations on Releases	52
D. Discharge of Claims and Equity Interests	52
E. Exculpation	53
F. Preservation of Causes of Action	53
G. Injunction	54
H. Binding Nature Of Plan	54
I. Protection Against Discriminatory Treatment	55
J. Integral Part of Plan	55

ARTICLE XI. RETENTION OF JURISDICTION	55

ARTICLE XII. MISCELLANEOUS PROVISIONS	57
A. Substantial Consummation	57
B. Payment of Statutory Fees; Post-Effective Date Fees and Expenses	57
C. Conflicts	57
D. Modification of Plan	57
E. Revocation or Withdrawal of Plan	58
F. Successors and Assigns	58
G. Reservation of Rights	58
H. Further Assurances	58
I. Severability	59
J. Service of Documents	59
K. Exemption from Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code	60
L. Governing Law	61
M. Tax Reporting and Compliance	61
N. Schedules	61
O. No Strict Construction	61
P. Entire Agreement	61
Q. Closing of Chapter 11 Cases	61
R. 2002 Notice Parties	62

EXHIBITS

Exhibit A	Restructuring Support Agreement

PLAN SCHEDULES

Plan Schedule 1	Exit Facilities Credit Agreement

Plan Schedule 2	Amended / New Organizational Documents

Plan Schedule 3	Schedule of Litigation Claims

Plan Schedule 4	Forms of New Employment Contracts

Plan Schedule 5	Form of New Warrants

Plan Schedule 6	Members of New Board

Plan Schedule 7	Schedule of Rejected Executory Contracts and Unexpired Leases

Plan Schedule 8	Form of Registration Rights Agreement

v

JOINT PREPACKAGED PLAN OF REORGANIZATION FOR

LONESTAR RESOURCES US INC. AND ITS AFFILIATE DEBTORS

UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Lonestar Resources US Inc. and the other above-captioned debtors and debtors-in-possession (each a “Debtor” and, collectively, the “Debtors”) jointly propose the following prepackaged plan of reorganization (this “Plan”) for the treatment of the outstanding Claims (as defined below) against, and Equity Interests (as defined below) in, each of the Debtors. Although proposed jointly for administrative purposes, this Plan constitutes a separate Plan for each Debtor for the treatment of outstanding Claims against and Equity Interests in each Debtor pursuant to the Bankruptcy Code (as defined below). The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement (as such term is defined herein and distributed contemporaneously herewith) for a discussion of the Debtors’ history, business, results of operations, historical financial information, and projections, and for a summary and analysis of this Plan, the treatment provided for herein and certain related matters. There also are other agreements and documents, which shall be filed with the Bankruptcy Court (as defined below), that are referenced in this Plan or the Disclosure Statement as Exhibits and Plan Schedules. All such Exhibits and Plan Schedules are incorporated into and are a part of this Plan as if set forth in full herein. Subject to certain restrictions and requirements set forth in 11 U.S.C. § 1127, Fed. R. Bankr. P. 3019 and the terms and conditions set forth in this Plan and the Restructuring Support Agreement (as defined below), the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan prior to its substantial consummation.

ARTICLE I.

RULES OF INTERPRETATION, COMPUTATION OF TIME AND DEFINED TERMS

A.	Rules of Interpretation; Computation of Time

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced item shall be substantially in that form or substantially on those terms and conditions; (c) except as otherwise provided herein, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document shall mean as it may be amended, modified or supplemented from time to time; (d) any reference to an Entity as a Holder of a Claim or an Equity Interest includes that Entity’s successors and assigns; (e) unless otherwise specified, all references herein to “Articles”, “Sections”, “Exhibits” and “Plan Schedules” are references to Articles, Sections, Exhibits and Plan Schedules hereof or hereto; (f) unless otherwise stated, the words ‘‘herein,’’ “hereof,” “hereunder” and ‘‘hereto’’ refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) the provisions in this Plan, the Exhibits and Plan Schedules hereto, and the Plan Supplement shall be in form and substance consistent in all respects with the Restructuring Support Agreement and Term Sheets and shall be subject to the consent and consultation rights of the parties to the Restructuring Support Agreement in all respects; provided that to the extent any consent or consultation right set forth in this Plan conflicts with any consent or consultation right set forth in the Restructuring Support Agreement, the terms of the Restructuring Support Agreement shall control; (h) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (i) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply to this Plan; (j) references to a specific article, section, or subsection of any statute, rule, or regulation expressly referenced herein shall, unless otherwise specified, include any amendments to or successor provisions of such article, section, or subsection; (k) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (l) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; and (m) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated. Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to “the Debtors” or to “the Reorganized Debtors” shall mean “the Debtors and the Reorganized Debtors”, as applicable, to the extent the context requires.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

B.	Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

“510(b) Equity Claim” means any Claim subordinated pursuant to section 510(b) of the Bankruptcy Code.

“Accrued Professional Compensation” means, with respect to a particular Professional, an Administrative Claim of such Professional for compensation for services rendered or reimbursement of costs, expenses or other charges incurred on or after the Petition Date and prior to and including the Effective Date.

“Ad Hoc Noteholders Group” means that certain ad hoc group of Prepetition Noteholders.

“Ad Hoc Noteholders Group Fees and Expenses” means all unpaid reasonable and documented fees, disbursements, costs, charges and expenses (regardless of whether such fees, costs, and expenses were incurred before or after the Petition Date) incurred by the Ad Hoc Noteholders Group Professionals, including, but not limited to, the documented fees, disbursements, costs, charges and expenses of the Ad Hoc Noteholders Group Professionals, including, without limitation, any monthly or “success,” “transaction,” “deferred,” or similar fees provided in the fee letter executed between the Debtors and Stephens Inc., as financial advisor to the Ad Hoc Noteholders Group.

“Ad Hoc Noteholders Group Professionals” means, collectively, (i) Stroock & Stroock & Lavan LLP, as counsel to the Ad Hoc Noteholders Group, (ii) Cole Schotz, P.C., as co-counsel and local counsel to the Ad Hoc Noteholders Group, and (iii) Stephens Inc., as financial advisor to the Ad Hoc Noteholders Group.

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases that are Allowed under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred on or after the Petition Date and through and including the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Professional Fee Claims and any other compensation for legal, financial, advisory, accounting, and other services and reimbursement of expenses Allowed by the Bankruptcy Court under sections 328, 330 or 503(b) of the Bankruptcy Code to the extent incurred on or after the Petition Date and through the Effective Date; (c) all fees and charges assessed against the Estates under section 1930, chapter 123, of title 28, United States Code; and (d) the Cure Claim Amounts.

“Affiliate” means an “affiliate”, as defined in section 101(2) of the Bankruptcy Code.

“Affiliate Debtor(s)” means, individually or collectively, any Debtor or Debtors other than Parent.

“Allowed” means, with respect to a Claim or Equity Interest (a) any Claim or Equity Interest as to which no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before the applicable time period fixed by applicable non-bankruptcy law or such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules or the Bankruptcy Court, or as to which any objection has been determined by a Final Order, either before or after the Effective Date, to the extent such objection is determined in favor of the respective Holder; (b) any Claim or Equity Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date; or (c) any Claim or Equity Interest expressly Allowed by this Plan.

“Amended/New Organizational Documents” means, as applicable, the amended and restated or new, as applicable, organizational documents of Reorganized Parent, including charters, bylaws, articles of incorporation, operating agreements, or other organization or formation documents, as applicable, in substantially the form Filed with the Plan Supplement, which shall be consistent with the Restructuring Support Agreement and the Plan Term Sheet and otherwise reasonably acceptable to the Debtors, the Required Consenting Noteholders, and the Required Consenting RBL Lenders.

“Avoidance Actions” means any and all claims and causes of action for avoidance, recovery, subordination or similar actions or remedies that may be brought by and on behalf of the Debtors or their Estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies arising under chapter 5 of the Bankruptcy Code.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time and as applicable to the Chapter 11 Cases.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, and, to the extent of any withdrawal of any reference under section 157 of title 28 of the United States Code and/or Order of the United States District Court for the Southern District of Texas pursuant to section 157(a) of title 28 of the United States Code, the United States District Court for the Southern District of Texas.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, in each case as amended from time to time and as applicable to the Chapter 11 Cases.

“Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, Pub. L. 116-136, 135 Stat 281.

“Cash” means the legal tender of the United States of America.

“Cash Collateral Orders” means, collectively, the Interim Cash Collateral Order and the Final Cash Collateral Order.

“Causes of Action” means any claims, causes of action (including Avoidance Actions), demands, actions, suits, obligations, liabilities, cross-claims, counterclaims, offsets, or setoffs of any kind or character whatsoever, in each case whether known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, under statute, in contract, in tort, in law, or in equity, or pursuant to any other theory of law, federal or state, whether asserted or assertable directly or derivatively in law or equity or otherwise by way of claim, counterclaim, cross-claim, third party action, action for indemnity or contribution or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date.

“Chapter 11 Case(s)” means (a) when used with reference to a particular Debtor, the case under chapter 11 of the Bankruptcy Code that will be commenced by such Debtor in the Bankruptcy Court, and (b) when used with reference to all Debtors, the cases under chapter 11 of the Bankruptcy Code that will be commenced by the Debtors in the Bankruptcy Court.

“Claim” means any “claim” (as defined in section 101(5) of the Bankruptcy Code) against any Debtor.

“Claims Register” means the official register of Claims maintained by the Solicitation Agent.

“Class” means a category of Holders of Claims or Equity Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

“Collateral” means any property or interest in property of the Debtors’ Estates that is subject to a valid and enforceable Lien to secure a Claim.

“Combined Hearing” means the combined hearing held by the Bankruptcy Court pursuant to sections 105(d)(2)(B)(vi) and 1128 of the Bankruptcy Code to consider (i) final approval of the Disclosure Statement under sections 1125 and 1126(b) of the Bankruptcy Code and (ii) confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

“Commission” means the U.S. Securities and Exchange Commission.

“Confirmation” means the occurrence of the Confirmation Date, subject to all conditions specified in Article IX.A of this Plan having been satisfied or waived pursuant to Article IX.C of this Plan.

“Confirmation Date” means the date on which the clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court in the Chapter 11 Cases.

“Confirmation Order” means the order of the Bankruptcy Court (i) approving the Disclosure Statement and (ii) confirming this Plan pursuant to sections 1125, 1126(b) and 1129 of the Bankruptcy Code, which order shall be consistent with the Restructuring Support Agreement and the Plan Term Sheet, and otherwise in form and substance acceptable to the Debtors, the Prepetition RBL Agent, the Required Consenting RBL Lenders and the Required Consenting Noteholders.

“Consenting Noteholders” means those Prepetition Noteholders that are party to the Restructuring Support Agreement as “Consenting Noteholders” thereunder.

“Consenting RBL Lenders” means those Holders of the Prepetition RBL Claims that are party to the Restructuring Support Agreement as “Consenting RBL Lenders” thereunder.

“Consummation” means the occurrence of the Effective Date.

“Cure Claim Amount” has the meaning set forth in Article VI.B of this Plan.

“D&O Liability Insurance Policies” means all insurance policies (including, without limitation, the D&O Tail Policy, any general liability policies, any errors and omissions policies, and, in each case, any agreements, documents, or instruments related thereto) issued at any time and providing coverage for liability of any Debtor’s directors, managers, and officers.

“D&O Tail Policy” means that certain directors’ and officers’ liability insurance policy purchased by the Debtors on or about September 8, 2020.

“Debtor(s)” has the meaning set forth in the introductory paragraph hereof.

“Debtor Release” has the meaning set forth in Article X.B hereof.

“Debtor Releasing Parties” has the meaning set forth in Article X.B hereof.

“Disclosure Statement” means that certain Disclosure Statement for the Joint Prepackaged Plan of Reorganization for Lonestar Resources US Inc. and Its Affiliate Debtors Under Chapter 11 of the Bankruptcy Code, dated as of September 28, 2020 (as amended, supplemented, or modified from time to time).

“Disputed” means any Claim or Equity Interest, or any portion thereof, that has not been Allowed, but has not been disallowed pursuant to this Plan or a Final Order of the Bankruptcy Court.

“Distribution Agent” means the Reorganized Debtors or any party designated by the Reorganized Debtors to serve as distribution agent under this Plan. For purposes of distributions under this Plan to the Holders of Allowed Prepetition RBL Claims (other than the New Warrants), the Prepetition RBL Agent will be and shall act as the Distribution Agent.

“Distribution Record Date” means the date for determining which Holders of Claims and Equity Interests are eligible to receive distributions under this Plan, which date shall be the Effective Date, subject to Article VII.D of this Plan. The Distribution Record Date shall not apply to securities of the Reorganized Debtors to be deposited with DTC, the Holders of which shall receive a distribution in accordance with Article VII of this Plan and, as applicable, the customary procedures of DTC.

“DTC” means the Depository Trust Company.

“Effective Date” means the first Business Day on which the conditions specified in Article IX.B of this Plan have been satisfied or waived in accordance with the terms of Article IX.C.

“Employee Change-in-Control Plan” means that certain Lonestar Resources US Inc. Change in Control Severance Plan and any Eligible Notification (as defined therein) to any participant therein.

“Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

“Equity Interest” means (a) any Equity Security in any Debtor, including, without limitation, all issued, unissued, authorized or outstanding shares of common or preferred stock and other ownership interests, together with (i) any options, warrants or contractual rights to purchase or acquire any such Equity Securities at any time with respect to any Debtor, and all rights arising with respect thereto and (ii) the rights of any Entity to purchase or demand the issuance of any of the foregoing and shall include: (1) conversion, exchange, voting, participation, and dividend rights; (2) liquidation preferences; (3) options, warrants, and call and put rights; and (4) restricted stock units, performance stock units, restricted stock awards, and share-appreciation rights, and (b) any 510(b) Equity Claim, in each case, as in existence immediately prior to the Effective Date.

“Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

“Estate(s)” means, individually, the estate of each of the Debtors and, collectively, the estates of all of the Debtors created under section 541 of the Bankruptcy Code.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §§ 78a et seq., as now in effect or hereafter amended, and any rules and regulations promulgated thereunder.

“Exculpated Parties” means, collectively, the Debtors, the Reorganized Debtors, the Prepetition RBL Secured Parties, the Postpetition Hedging Lenders, the Exit Facilities Lenders, the Exit Facilities Agent, the other parties to the Exit Facilities as of the Effective Date, the Consenting Noteholders, the Prepetition Notes Indenture Trustee, the Distribution Agents (solely in their capacity as such) and, in each case, the respective current and former subsidiaries, Affiliates (whether by operation of law or otherwise), officers, directors, principals, employees, members (including ex officio members and managing members), managers, partners, agents, financial advisors, attorneys, accountants, investment bankers, investment advisors, consultants, representatives, and other professionals that served in such capacity at any time.

“Exculpation” means the exculpation provision set forth in Article X.E hereof.

“Executory Contract” means an unexpired contract to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Exhibit” means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement (as such exhibits are amended, modified or otherwise supplemented from time to time).

“Exit Facilities” means, collectively, (i) the Exit Revolving Credit Facility, (ii) the Exit Second Out Term Loan Facility, and (iii) if necessary, the Exit Last Out Term Loan Facility.

“Exit Facilities Agent” means Citibank, N.A. in its capacity as administrative agent and collateral agent under the Exit Facilities Credit Agreement and the other Exit Facilities Loan Documents.

“Exit Facilities Credit Agreement” means the Amended and Restated Senior Secured Credit Agreement, in substantially the form Filed with the Plan Supplement, which credit agreement shall contain terms and conditions consistent in all respects with those set forth on the Exit Facilities Term Sheet and, to the extent any terms and conditions are not set forth on or contemplated therein, such other terms and conditions as are mutually agreed between the Debtors and the Exit Facilities Agent, and reasonably acceptable to the Required Consenting RBL Lenders and the Required Consenting Noteholders.

“Exit Facilities Lenders” means each of the lenders under the Exit Facilities Credit Agreement, solely in their respective capacities as such.

“Exit Facilities Loan Documents” means the Exit Facilities Credit Agreement and any guarantee, security agreement, pledge or collateral agreement, note, deed of trust, mortgage, or other document (including UCC financing statements), instrument, contract, or agreement entered into or delivered with respect to, or in connection with, the Exit Facilities Credit Agreement, each of which shall be consistent with, and subject to the consent rights set forth in, the Restructuring Support Agreement and the Term Sheets.

“Exit Facilities Loans” means the loans contemplated under the Exit Facilities Credit Agreement.

“Exit Facilities Term Sheet” means the term sheet attached as Exhibit 1 to the Plan Term Sheet.

“Exit Last Out Term Loans” means the last out senior secured term loans under the Exit Last Out Term Loan Facility.

“Exit Last Out Term Loan Facility” means the last out senior secured term loan facility, as contemplated in the Exit Facilities Term Sheet and Exit Facilities Credit Agreement.

“Exit Revolving Credit Facility” means the first out senior secured revolving credit facility, as contemplated in the Exit Facilities Term Sheet and Exit Facilities Credit Agreement.

“Exit Revolving Lenders” means each of the lenders under the Exit Revolving Credit Facility.

“Exit Revolving Loans” means the loans under the Exit Revolving Credit Facility.

“Exit Second Out Term Loans” means the second out senior secured term loans under the Exit Second Out Term Loan Facility.

“Exit Second Out Term Loan Facility” means the second out senior secured term loan facility, as contemplated in the Exit Facilities Term Sheet and Exit Facilities Credit Agreement.

“File” or “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

“Final Cash Collateral Order” means the final order entered by the Bankruptcy Court authorizing the Debtors’ use of cash collateral, which shall be in form and substance acceptable to the Debtors and the Prepetition RBL Agent, subject to the consultation rights set forth in the Plan Term Sheet.

“Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no stay pending appeal of such order, or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

“General Unsecured Claim” means any Claim that is not a/an: Administrative Claim; Priority Tax Claim; Secured Tax Claim; Other Priority Claim; Other Secured Claim; Intercompany Claim; Prepetition Debt Claim; or 510(b) Equity Claim.

“Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

“Holder” means an Entity holding a Claim or Equity Interest.

“Impaired” means, when used in reference to a Claim or Equity Interest, a Claim or Equity Interest that is “impaired” within the meaning of section 1124 of the Bankruptcy Code.

“Indemnification Provisions” means, collectively, each of the provisions in existence as of the Effective Date (whether in bylaws, certificates of formation or incorporation, board resolutions, employment contracts or otherwise) whereby any Debtor agrees to indemnify, reimburse, provide contribution or advance fees and expenses to or for the benefit of, or defend, any Indemnified Party.

“Indemnified Parties” means each of the Debtor’s respective directors, officers, and managers in their respective capacities as such.

“Initial Distribution Date” means the date that is as soon as practicable after the Effective Date, but no later than five (5) Business Days after the Effective Date, when, subject to the “Treatment” sections in Article III hereof, distributions under this Plan shall commence to Holders of Allowed Claims and Allowed Equity Interests; provided that any applicable distributions under this Plan on account of the Prepetition Debt Claims shall be made to the applicable Distribution Agent on the Effective Date, and such Distribution Agent shall make its respective distributions as soon as reasonably practicable thereafter.

“Insurance Contract” means all insurance policies and all surety bonds and related agreements of indemnity that have been issued at any time to, or provide coverage to, any of the Debtors and all agreements, documents, or instruments relating thereto. For the avoidance of doubt, each of the D&O Liability Insurance Policies shall constitute an Insurance Contract.

“Intercompany Claim” means any Claim against any of the Debtors held by another Debtor, other than an Administrative Claim.

“Interim Cash Collateral Order” means any interim order entered by the Bankruptcy Court authorizing the Debtors’ use of cash collateral, which shall be in form and substance acceptable to the Debtors and the Prepetition RBL Agent, subject to the consultation rights set forth in the Plan Term Sheet.

“Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code, and, with respect to any property or asset, includes, without limitation, any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind.

“Litigation Claims” means the claims, rights of action, suits or proceedings, whether in law or in equity, whether known or unknown, that any Debtor or any Estate had, has, or may in the future hold, against any Person or Entity, including, without limitation, the Causes of Action of the Debtors or their Estates, in each case solely to the extent of the Debtors’ or their Estates’ interest therein. A non-exhaustive list of the Litigation Claims held by the Debtors as of the Effective Date will be Filed with the Plan Supplement, which shall be deemed to include any derivative actions filed against any Debtor as of the Effective Date.

“Local Rules” means the Bankruptcy Local Rules for the Southern District of Texas.

“Lonestar Subsidiary” means each direct and indirect, wholly-owned subsidiary of Parent.

“Management Incentive Plan” means a management incentive plan to be entered into by Reorganized Parent on or before the 60th day following the Effective Date or as soon as reasonably practicable thereafter, which shall (i) reserve eight percent (8%) of the New Equity Interests (or restricted stock units, options, or other rights exercisable, exchangeable, or convertible into such New Equity Interests), on a fully diluted basis, for awards to certain members of senior management to be determined by the New Board and (ii) otherwise contain terms and conditions (including the form of awards, allocation of awards, vesting and performance metrics) to be determined by the New Board.

“MIP Equity” means the New Equity Interests (or restricted stock units, options, or other rights exercisable, exchangeable, or convertible into such New Equity Interests), issued pursuant to or in connection with the Management Incentive Plan.

“New Board” means the initial directors of the board of directors or other governing body of Reorganized Parent, which shall be selected by the Ad Hoc Noteholders Group and which shall include the chief executive officer of Reorganized Parent. The identities of the members of the New Board shall be Filed with the Plan Supplement.

“New Employment Contracts” means the employment contracts to be entered into between the Reorganized Parent and the Specified Executives to be effective as of the Effective Date, the forms of which shall be Filed with the Plan Supplement and shall be reasonably acceptable to the Debtors, the Required Consenting RBL Lenders, and the Required Consenting Noteholders.

“New Equity Interests” means the new equity interests in Reorganized Parent authorized to be issued on or after the Effective Date pursuant to this Plan and the Amended/New Organizational Documents.

“New Equity Interests Pool” means 100% of the New Equity Interests to be issued and outstanding as of the Effective Date pursuant to this Plan.

“New Warrants” means the warrants to purchase up to 10% of the New Equity Interests, subject to dilution only by the MIP Equity, which shall be issued by the Reorganized Parent to each Holder of an Allowed Prepetition RBL Claim that has voted to accept this Plan and become an Exit Revolving Lender under the Exit Revolving Credit Facility and which shall be on terms and conditions consistent with the New Warrant Term Sheet and otherwise reasonably acceptable to the Debtors, the Required Consenting RBL Lenders, and the Required Consenting Noteholders.

“New Warrant Term Sheet” means the warrant term sheet attached as Exhibit 2 to the Plan Term Sheet.

“Non-Debtor Releasing Parties” means, collectively: (a) the Prepetition RBL Secured Parties; (b) the Postpetition Hedging Lenders; (c) the Exit Facilities Lenders; (d) the Exit Facilities Agent; (e) the other parties to the Exit Facilities as of the Effective Date; (f) the Consenting Noteholders; (g) the members of the Ad Hoc Noteholders Group; (h) the Prepetition Notes Indenture Trustee; (i) the Distribution Agents (solely in their capacity as such); (j) the Old Parent Preferred Interest Holder; (k) each Holder of a Claim or Equity Interest that votes to accept this Plan; (l) each Holder of a Claim or Equity Interest in a Voting Class that either votes to reject this Plan or abstains from voting on this Plan and does not affirmatively opt out of the Third Party Release as provided on its respective ballot; and (m) each Holder of a Claim in a Non-Voting Class that does not affirmatively opt out of the Third Party Release as provided on its respective Opt Out Form; and in each case the respective Related Person of each of the foregoing Entities.

“Non-Voting Classes” means, collectively, Classes 1, 2, 3, 6, 7, and 10.

“Notice” has the meaning set forth in Article XII.J of this Plan.

“Oil and Gas Lease” means any instrument, conveyance, or other document in favor of any Debtor by which a leasehold, working interest, easement, right-of-way or other right to extract, transport or inject oil, gas or other liquid or gaseous hydrocarbons or liquids or gases produced or used in connection with such Debtor’s oil and gas exploration, development and production operations is created.

“Old Lonestar Subsidiary Interests” means, collectively, the Equity Interests in each Lonestar Subsidiary, in each case as in existence immediately prior to the Effective Date.

“Old Parent Common Interests” means the common Equity Interests in Parent, as in existence immediately prior to the Effective Date.

“Old Parent Interests” means, collectively, the Old Parent Common Interests and the Old Parent Preferred Interests.

“Old Parent Preferred Interest” means the preferred Equity Interests in Parent, as in existence immediately prior to the Effective Date.

“Opt Out Form” means the form to be provided to Holders of Claims in Non-Voting Classes through which such Holders may elect to affirmatively opt out of the Third Party Release.

“Other Priority Claim” means any Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

“Other Secured Claim” means any Secured Claim other than an Administrative Claim, Secured Tax Claim, or Prepetition RBL Claim.

“Parent” means Lonestar Resources US Inc., a Delaware corporation.

“Person” means a “person” as defined in section 101(41) of the Bankruptcy Code and also includes any natural person, corporation, general or limited partnership, limited liability company, firm, trust, association, government, governmental agency or other Entity, whether acting in an individual, fiduciary or other capacity.

“Petition Date” means the date on which the Debtors commence the Chapter 11 Cases.

“Plan” means this Joint Prepackaged Plan of Reorganization for Lonestar Resources US Inc. and Its Affiliate Debtors Under Chapter 11 of the Bankruptcy Code, dated September 28, 2020, including the Exhibits and Plan Schedules and all supplements, appendices, and schedules thereto, either in its present form or as the same may be amended, supplemented, or modified from time to time in accordance with the terms hereof and the Restructuring Support Agreement.

“Plan Objection Deadline” means the date and time by which objections to Confirmation of this Plan must be Filed with the Bankruptcy Court.

“Plan Schedule” means a schedule annexed to this Plan or an appendix to the Disclosure Statement (as amended, modified or otherwise supplemented from time to time).

“Plan Securities” has the meaning set forth in Article V.KK of this Plan.

“Plan Securities and Documents” has the meaning set forth in Article V.KK of this Plan.

“Plan Supplement” means, collectively, the compilation of documents and forms of documents, and all exhibits, attachments, schedules, agreements, documents and instruments referred to therein, ancillary or otherwise, including, without limitation, the Exit Facilities Credit Agreement, the Amended/New Organizational Documents for Reorganized Parent, the Schedule of Litigation Claims, the forms of New Employment Contracts, the form of New Warrants, the identity of the members of the New Board, the Schedule of Rejected Executory Contracts and Unexpired Leases, and the form of Registration Rights Agreement or a term sheet describing the material terms thereof, all of which are incorporated by reference into, and are an integral part of, this Plan, as all of the same may be amended, supplemented, or modified from time to time, in a manner in form and substance consistent in all respects with the Restructuring Support Agreement. The Exhibits and Plan Schedules included in the Plan Supplement (or substantially final forms thereof) shall be Filed with the Bankruptcy Court at least seven (7) days prior to the Plan Objection Deadline. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date, subject in all respects to the consent rights set forth herein and in the Restructuring Support Agreement.

“Plan Term Sheet” means the term sheet attached as Exhibit A to the Restructuring Support Agreement.

“Postpetition Hedge Agreements” means the amended and restated swap agreements and new swap agreements, as applicable, entered into between the Debtors and the Postpetition Hedging Lenders, pursuant to the Postpetition Hedge Order and consistent with the Term Sheets.

“Postpetition Hedge Claims” means any and all Claims of the Postpetition Hedging Lenders arising from, under or in connection with the Postpetition Hedge Agreements.

“Postpetition Hedge Order” means an order entered by the Bankruptcy Court approving the Debtors’ entry into the Postpetition Hedge Agreements with the Postpetition Hedging Lenders, which shall be in form and substance acceptable to the Debtors and the Prepetition RBL Agent.

“Postpetition Hedging Lenders” means any Swap Lender (as defined in the Prepetition RBL Credit Agreement) or any Consenting RBL Lender or its Affiliate (as defined in the Prepetition RBL Credit Agreement) that has entered into a Postpetition Hedge Agreement with any Debtor.

“PPP” means the Paycheck Protection Program created by the CARES Act.

“PPP Loan” means the loan in the amount of $2,156,800.00 received by the Debtors pursuant to the PPP funded by Citibank, N.A. on May 8, 2020.

“Preferred Equity Side Letter” means that certain agreement between Lonestar Resources US Inc. and Chambers Energy Capital III, LP dated as of September 14, 2020.

“Prepetition Debt Claims” means, collectively, the Prepetition RBL Claims and the Prepetition Notes Claims.

“Prepetition Debt Documents” means, collectively, the Prepetition RBL Credit Agreement, the Prepetition RBL Loan Documents, the Prepetition Notes, and the Prepetition Notes Indenture.

“Prepetition Noteholders” means, collectively, the record holders of and beneficial owners of the Prepetition Notes.

“Prepetition Notes” means those certain 11.250% Senior Notes due 2023, issued by Lonestar Resources America Inc., pursuant to the Prepetition Notes Indenture, in an original aggregate principal amount of $250 million.

“Prepetition Notes Claims” means any and all Claims arising from, under, or in connection with the Prepetition Notes, the Prepetition Notes Indentures or any document or agreement related to the Prepetition Notes or the Prepetition Notes Indenture.

“Prepetition Notes Indenture” means that certain Indenture, dated as of January 4, 2018, among Lonestar Resources America Inc., as issuer, the guarantors party thereto and UMB Bank, N.A., as indenture trustee, as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition Notes Indenture Trustee” means UMB Bank, N.A., solely in its capacity as indenture trustee under the Prepetition Notes Indenture.

“Prepetition Notes Indenture Trustee Charging Lien” means any Lien or other priority in payment arising prior to the Effective Date, pursuant to the Prepetition Notes Indenture, to which the Prepetition Notes Indenture Trustee is entitled for payment of any Prepetition Notes Indenture Trustee Fees and Expenses against distributions to be made to Holders of Allowed Prepetition Notes Claims.

“Prepetition Notes Indenture Trustee Fees and Expenses” means the reasonable and documented compensation, fees, expenses, disbursements and indemnity claims incurred by the Prepetition Notes Indenture Trustee, including without limitation, attorneys’ and agents’ fees, expenses and disbursements, incurred by the Prepetition Notes Indenture Trustee, whether prior to or after the Petition Date and whether prior to or after consummation of this Plan, in each case to the extent payable or reimbursable under the Prepetition Notes Indenture.

“Prepetition RBL Agent” means Citibank, N.A., in its capacity as administrative agent and collateral agent under the Prepetition RBL Credit Agreement and other Prepetition RBL Loan Documents.

“Prepetition RBL Agent and Lenders Fees and Expenses” means all unpaid fees and reasonable and documented prepetition and postpetition fees and expenses of the Prepetition RBL Agent and the Prepetition RBL Lenders, including in each case, without limitation, the fees, charges and disbursements of attorneys, advisors, consultants, or other professionals retained by the Prepetition RBL Agent and the Prepetition RBL Lenders, that are payable in accordance with the terms of the Prepetition RBL Credit Agreement and the other Prepetition RBL Loan Documents, as applicable, or the Restructuring Support Agreement.

“Prepetition RBL Cash Distribution” means Cash in an amount equal to all accrued and unpaid interest (calculated at the non-default rate so long as the Restructuring Support Agreement has not been terminated), fees, and other amounts (excluding amounts owed for principal, undrawn letters of credit and contingent reimbursement and indemnification obligations) owing to the Prepetition RBL Secured Parties under the Prepetition RBL Credit Agreement through the Effective Date, as set forth in the Prepetition RBL Loan Documents, to the extent not previously paid.

“Prepetition RBL Claims” means any and all Claims arising from, under or in connection with the Prepetition RBL Credit Agreement (including, without limitation, any and all “Obligations” as defined therein) or any other Prepetition RBL Loan Document.

“Prepetition RBL Credit Agreement” means that certain Credit Agreement, dated as of July 28, 2015, by and among Lonestar Resources America Inc., the Prepetition RBL Agent, and the Prepetition RBL Lenders, as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition RBL Credit Agreement Liens” means the Liens securing the payment of the Prepetition RBL Claims.

“Prepetition RBL Lenders” means the lenders party to the Prepetition RBL Credit Agreement from time to time.

“Prepetition RBL Loan Documents” means the “Loan Documents” as defined in the Prepetition RBL Credit Agreement, in each case as amended, supplemented, or modified from time to time prior to the Petition Date.

“Prepetition RBL Secured Parties” means, collectively, the Prepetition RBL Agent, the Prepetition RBL Lenders, and each Issuing Bank, Treasury Management Party, Swap Lender, and Indemnitee (each as defined in the Prepetition RBL Credit Agreement) under the Prepetition RBL Loan Documents.

“Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Pro Rata” means the proportion that an Allowed Claim or Allowed Equity Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Equity Interests in that Class.

“Professional” means any Person or Entity retained by the Debtors in the Chapter 11 Cases pursuant to section 327, 328, or 363 of the Bankruptcy Code (other than an ordinary course professional).

“Professional Fee Claim” means a Claim for Accrued Professional Compensation under sections 328, 330, 331, or 503 of the Bankruptcy Code.

“Professional Fee Claim Reserve” means the reserve established and maintained by the Reorganized Debtors from Cash on hand existing immediately prior to the Effective Date to pay in full in Cash the Professional Fee Claims incurred on or prior to the Effective Date, as and when such Claims become Allowed.

“Registration Rights Agreement” means the registration rights agreement with respect to the New Equity Interests and all New Equity Interests issuable upon exercise of the New Warrants, in substantially the form Filed with the Plan Supplement, which agreement shall contain terms and conditions as are reasonably acceptable to the Debtors, the Required Consenting RBL Lenders, and the Required Consenting Noteholders.

“Related Persons” means, with respect to any Person, such Person’s predecessors, successors, assigns and present and former Affiliates (whether by operation of law or otherwise) and subsidiaries, and each of their respective current and former officers, directors, principals, employees, shareholders, members (including ex officio members and managing members), managers, managed accounts or funds, management companies, fund advisors, advisory or subcommittee board members, partners, agents, financial advisors, attorneys, accountants, investment bankers, investment advisors, consultants, representatives, and other professionals, in each case acting in such capacity at any time on or after the date of the Restructuring Support Agreement, and any Person claiming by or through any of them, including such Related Persons’ respective heirs, executors, estates, servants, and nominees; provided, however, that no insurer of any Debtor shall constitute a Related Person.

“Release” means the release given by the Releasing Parties to the Released Parties as set forth in Article X.B hereof.

“Released Parties” means, collectively: (a) the Debtors; (b) the Reorganized Debtors; (c) the Prepetition RBL Secured Parties; (d) the Postpetition Hedging Lenders; (e) the Exit Facilities Lenders; (f) the Exit Facilities Agent; (g) the other parties to the Exit Facilities as of the Effective Date; (h) the Consenting Noteholders; (i) the members of the Ad Hoc Noteholders Group, (j) the Prepetition Notes Indenture Trustee; (k) the Distribution Agents (solely in their capacity as such); and (l) the Old Parent Preferred Interest Holder; and in each case the respective Related Persons of each of the foregoing Entities.

“Releasing Parties” means, collectively, the Debtor Releasing Parties and the Non-Debtor Releasing Parties.

“Reorganized Debtors” means, subject to the Restructuring Transactions, the Debtors as reorganized pursuant to this Plan on or after the Effective Date, and their respective successors.

“Reorganized Parent” means, subject to the Restructuring Transactions, Lonestar Resources US Inc., a Delaware corporation, as reorganized pursuant to this Plan on or after the Effective Date, and its successors, or the new parent of the Reorganized Debtors, whether by merger, consolidation or otherwise, and which may be a corporation, limited liability company or partnership, as determined by the Debtors and the Required Consenting Noteholders (subject to the reasonable consent of the Prepetition RBL Agent).

“Required Consenting RBL Lenders” has the meaning set forth in the Restructuring Support Agreement.

“Required Consenting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Restricted Holders” has the meaning set forth in Article V.KK of this Plan.

“Restructuring Documents” means, collectively, the documents and agreements (and the exhibits, schedules, annexes and supplements thereto) necessary to implement, or entered into in connection with, this Plan, including, without limitation, the Plan Supplement, the Exhibits, the Plan Schedules, the Amended/New Organizational Documents, the Exit Facilities Loan Documents, the Plan Securities and Documents, and any other “Definitive Documents” as defined in the Restructuring Support Agreement.

“Restructuring Support Agreement” means that certain Restructuring Support Agreement (and the exhibits, schedules, annexes, and supplements thereto), dated as of September 14, 2020, by and among the Debtors, the Prepetition RBL Agent, the Consenting RBL Lenders, and the Consenting Noteholders (as amended, supplemented or modified from time to time).

“Restructuring Transactions” has the meaning ascribed thereto in Article V.A of this Plan.

“Royalty and Working Interests” means the working interests granting the right to exploit oil and gas, and certain other royalty or mineral interests, including but not limited to, landowner’s royalty interests, overriding royalty interests, net profit interests, non-participating royalty interests, production payments, and all rights to payment or production arising from such interests.

“Secured Claim” means a Claim that is secured by a Lien on property in which any of the Debtors’ Estates have an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

“Secured Tax Claim” means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

“Solicitation Agent” means Prime Clerk LLC, in its capacity as solicitation, notice, claims and balloting agent for the Debtors.

“Specified Employee Plans” has the meaning set forth in Article VI.G of this Plan.

“Specified Executives” means Frank D. Bracken, III, Barry D. Schneider, Tom H. Olle, Jana Payne, and Jason Werth.

“Stamp or Similar Tax” means any stamp tax, recording tax, conveyance fee, intangible or similar tax, mortgage tax, personal or real property tax, real estate transfer tax, sales tax, use tax, transaction privilege tax (including, without limitation, such taxes on prime contracting and owner-builder sales), privilege taxes (including, without limitation, privilege taxes on construction contracting with regard to speculative builders and owner builders), and other similar taxes or fees imposed or assessed by any Governmental Unit.

“Subsequent Distribution” means any distribution of property under this Plan to Holders of Allowed Claims and Allowed Equity Interests other than the initial distribution given to such Holders on the Initial Distribution Date.

“Subsequent Distribution Date” means the last Business Day of the month following the end of each calendar quarter after the Effective Date; provided, however, that if the Effective Date is within thirty (30) days of the end of a calendar quarter, then the first Subsequent Distribution Date will be the last Business Day of the month following the end of the first (1st) calendar quarter after the calendar quarter in which the Effective Date falls.

“Term Sheets” means, collectively, the Plan Term Sheet, the Exit Facilities Term Sheet, and the New Warrant Term Sheet.

“Third Party Release” has the meaning set forth in Article X.B hereof.

“Unexercised Equity Interests” means any and all options, performance stock units, restricted stock units, share appreciation rights, restricted stock awards, warrants, calls, rights, puts, awards, commitments, or any other agreements, arrangements, or commitments of any character, kind, or nature to acquire, exchange for, or convert into an Old Parent Interest that have not been exercised or otherwise vested as of the Distribution Record Date.

“Unexpired Lease” means an unexpired lease to which any Debtor is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

“Unimpaired” means, with respect to a Class of Claims or Equity Interests, a Claim or an Equity Interest that is “unimpaired” within the meaning of section 1124 of the Bankruptcy Code.

“Unused Cash Reserve Amount” means the remaining Cash, if any, in the Professional Fee Claim Reserve after Allowed Professional Fee Claims are paid, satisfied, and discharged in full in Cash.

“Voting Classes” means Classes 4, 5, 8, and 9.

“Voting Deadline” means November 3, 2020 or such other date approved by the Bankruptcy Court.

“Voting Record Date” means the applicable date for determining (a) which Holders of Claims and Equity Interests in the Voting Classes are entitled, as applicable, to receive the Disclosure Statement and the Ballots to vote to accept or reject this Plan and (b) which Holders of Claims and Equity Interests in the Non-Voting Classes are entitled, as applicable, to receive the Disclosure Statement and the Opt Out Form.

ARTICLE II.

ADMINISTRATIVE AND PRIORITY TAX CLAIMS

A.	Administrative Claims

Generally. Subject to the paragraph below about Professional Fee Claims, on the later of the Effective Date or the date on which an Administrative Claim becomes an Allowed Administrative Claim, or, in each such case, as soon as practicable thereafter, each Holder of an Allowed Administrative Claim (other than an Allowed Professional Fee Claim) will receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim either (i) Cash equal to the amount of such Allowed Administrative Claim; (ii) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim shall have agreed upon in writing; or (iii) otherwise receive treatment consistent with the provision of section 1129(a)(9) of the Bankruptcy Code; provided, however, that Administrative Claims incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court.

Professional Fee Claims. Professionals or other Entities asserting a Professional Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated in the Confirmation Order an application for final allowance of such Professional Fee Claim no later than forty-five (45) calendar days following the Effective Date; provided that the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date, including those reasonable and documented fees and expenses incurred by Professionals in connection with the implementation and consummation of this Plan, in each case without further application or notice to or order of the Bankruptcy Court.

Objections to Professional Fee Claims. Objections to any Professional Fee Claim must be Filed and served on the Reorganized Debtors and the requesting party by no later than twenty-one (21) calendar days after the Filing of the applicable final request for payment of the Professional Fee Claim. Each Holder of an Allowed Professional Fee Claim shall be paid in full in Cash by the Reorganized Debtors, including from the Professional Fee Claim Reserve, within five (5) Business Days after entry of the order approving such Allowed Professional Fee Claim. The Reorganized Debtors shall not commingle any funds contained in the Professional Fee Claim Reserve and shall use such funds to pay only the Professional Fee Claims, as and when allowed by order of the Bankruptcy Court. Notwithstanding anything to the contrary contained in this Plan, the failure of the Professional Fee Claim Reserve to satisfy in full the Allowed Professional Fee Claims shall not, in any way, operate or be construed as a cap or limitation on the amount of Professional Fee Claims due and payable by the Reorganized Debtors. The Professional Fee Claim Reserve

will be maintained in trust for the Professionals and will not be considered property of the Debtors’ Estates; provided that the Reorganized Debtors will have a reversionary interest in the Unused Cash Reserve Amount. To the extent that funds held in the Professional Fee Claim Reserve do not or are unable to satisfy the full amount of the Allowed Professional Fee Claims, such Professionals shall have an Allowed Administrative Claim for any such deficiency, which will be satisfied in full in Cash in accordance with Article II.A of this Plan.

B.	Priority Tax Claims

Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Priority Tax Claim is an Allowed Priority Tax Claim as of the Effective Date or (ii) the next Subsequent Distribution Date after the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Priority Tax Claim, at the election of the Debtors or Reorganized Debtors, as applicable: (A) Cash equal to the amount of such Allowed Priority Tax Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Priority Tax Claim shall have agreed upon in writing; (C) such other treatment such that it will be Unimpaired pursuant to section 1124 of the Bankruptcy Code or (D) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Priority Tax Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Priority Tax Claims arising out of obligations incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (C) or (D) above shall be made in equal quarterly Cash payments beginning on the first applicable Subsequent Distribution Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Priority Tax Claim.

ARTICLE III.

CLASSIFICATION AND TREATMENT

OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.	Summary

This Plan constitutes a separate plan of reorganization for each Debtor. All Claims and Equity Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. For all purposes under this Plan, each Class will contain sub-Classes for each of the Debtors (i.e., there will be ten Classes for each Debtor); provided, that any Class that is vacant as to a particular Debtor will be treated in accordance with Article III.D below.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including, without limitation, for voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. This Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remaining portion of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released, disallowed or otherwise settled prior to the Effective Date.

Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim/Equity Interest	Status	Voting Rights

1.	Other Priority Claims	Unimpaired	Deemed to Accept

2.	Other Secured Claims	Unimpaired	Deemed to Accept

3.	Secured Tax Claims	Unimpaired	Deemed to Accept

4.	Prepetition RBL Claims	Impaired	Entitled to Vote

5.	Prepetition Notes Claims	Impaired	Entitled to Vote

6.	General Unsecured Claims	Unimpaired	Deemed to Accept

7.	Intercompany Claims	Impaired	Deemed to Accept

8.	Old Parent Preferred Interests	Impaired	Entitled to Vote

9.	Old Parent Common Interests	Impaired	Entitled to Vote

10.	Old Lonestar Subsidiary Interests	Unimpaired	Deemed to Accept

B.	Classification and Treatment of Claims and Equity Interests

1.	Class 1 - Other Priority Claims

(a)	Classification: Class 1 consists of the Other Priority Claims.

(b)

Treatment: Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Other Priority Claim is an Allowed Other Priority Claim as of the Effective Date or (ii) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Other Priority Claim, at the election of the Debtors or Reorganized Debtors, as applicable: (A) Cash equal to the amount of such Allowed Other Priority Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Other Priority Claim shall have agreed upon in writing; or (C) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that Other Priority Claims arising out of obligations incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)

Voting: Class 1 is an Unimpaired Class, and the Holders of Other Priority Claims in Class 1 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Other Priority Claims are not entitled to vote to accept or reject this Plan.

2.	Class 2 - Other Secured Claims

(a)	Classification: Class 2 consists of Other Secured Claims.

(b)

Treatment: Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Other Secured Claim is an Allowed Other Secured Claim as of the Effective Date or (ii) the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Other Secured Claim, at the election of the Debtors or Reorganized Debtors, as applicable: (A) Cash equal to the amount of such Allowed Other Secured Claim; (B) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; (C) the Collateral securing such Allowed Other Secured Claim (with the consent of the Prepetition RBL Agent); or (D) such other less favorable treatment as may otherwise be agreed to by such Holder and the Debtors (with the consent of the Prepetition RBL Agent and the Required Consenting Noteholders); provided, however, that Other Secured Claims arising out of obligations incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with the terms and conditions of any agreements relating thereto without further notice to or order of the Bankruptcy Court.

(c)

Voting: Class 2 is an Unimpaired Class, and the Holders of Other Secured Claims in Class 2 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Other Secured Claims are not entitled to vote to accept or reject this Plan.

3.	Class 3 - Secured Tax Claims

(a)	Classification: Class 3 consists of the Secured Tax Claims.

(b)

Treatment: Subject to Article VIII hereof, on, or as soon as reasonably practicable after, the later of (i) the Initial Distribution Date if such Secured Tax Claim is an Allowed Secured Tax Claim as of the Effective Date or (ii) the date on which such Secured Tax Claim becomes an Allowed Secured Tax Claim, each Holder of an Allowed Secured Tax Claim shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Secured Tax Claim, at the election of the Debtors or Reorganized Debtors, as applicable: (A) Cash equal to the amount of such Allowed Secured Tax Claim; (B) such other less favorable treatment as to which the Debtors or Reorganized Debtors, as applicable, and the Holder of such Allowed Secured Tax Claim shall have agreed upon in writing (with the consent of the Prepetition RBL Agent and the Required Consenting

Noteholders); (C) the Collateral securing such Allowed Secured Tax Claim (with the consent of the Prepetition RBL Agent); (D) such other treatment such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; or (E) pursuant to and in accordance with sections 1129(a)(9)(C) and 1129(a)(9)(D) of the Bankruptcy Code, Cash in an aggregate amount of such Allowed Secured Tax Claim payable in regular installment payments over a period ending not more than five (5) years after the Petition Date, plus simple interest at the rate required by applicable non-bankruptcy law on any outstanding balance from the Effective Date, or such lesser rate as is agreed to in writing by a particular taxing authority and the Debtors or Reorganized Debtors, as applicable, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that Secured Tax Claims arising out of obligations incurred by any Debtor in the ordinary course of business may be paid in the ordinary course of business by such applicable Debtor or Reorganized Debtor in accordance with such applicable terms and conditions relating thereto without further notice to or order of the Bankruptcy Court. Any installment payments to be made under clause (D) or (E) above shall be made in equal quarterly Cash payments beginning on the first applicable Subsequent Distribution Date, and continuing on each Subsequent Distribution Date thereafter until payment in full of the applicable Allowed Secured Tax Claim.

(c)

Voting: Class 3 is an Unimpaired Class, and the Holders of Secured Tax Claims in Class 3 shall be conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, Holders of Secured Tax Claims are not entitled to vote to accept or reject this Plan.

4.	Class 4 - Prepetition RBL Claims

(a)	Classification: Class 4 consists of the Prepetition RBL Claims.

(b)

Allowance: The Prepetition RBL Claims are deemed Allowed in the aggregate principal amount of not less than $285,000,000.00, plus not less than $397,634.00 in respect of letters of credit issued by Issuing Banks, plus any Claims of the Treasury Management Parties, plus any Claims of the Indemnitees, in each case, plus accrued and unpaid interest (calculated at the non-default rate so long as the Restructuring Support Agreement has not been terminated), fees, costs, expenses and other obligations, including, without limitation, reasonable and documented attorney’s fees, agent’s fees, other professional fees and disbursements and other obligations arising and payable under or in connection with the Prepetition RBL Credit Agreement through the Effective Date.

(c)	Treatment: On the Effective Date, in addition to the reimbursement described in Article V.U of this Plan:

(i) each Holder of an Allowed Prepetition RBL Claim that votes to accept this Plan shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Prepetition RBL Claim its respective Pro Rata share of the following:

(A)	the Prepetition RBL Cash Distribution, to the extent not previously paid;

(B) the Exit Revolving Loans;

(C) the New Warrants; and

(D) the Exit Second Out Term Loans;

(ii) each Holder of an Allowed Prepetition RBL Claim that votes to reject this Plan or abstains from voting on this Plan shall receive in full satisfaction, settlement, discharge and release of, and in exchange for, such Allowed Prepetition RBL Claim its respective Pro Rata share of the following:

(A) the Prepetition RBL Cash Distribution, to the extent not previously paid; and

(B) the Exit Last Out Term Loans.

Without affecting any additional Liens required by the Exit Facilities Loan Documents, each Prepetition RBL Credit Agreement Lien is stipulated to as valid, perfected, and not avoidable, and shall secure the Exit Facilities Loans and all other indebtedness and obligations of the Reorganized Debtors under or secured by the Exit Facilities Loan Documents and each such Prepetition RBL Credit Agreement Lien shall, as of the Effective Date, (i) be ratified, reaffirmed and deemed granted by the Reorganized Debtors, (ii) remain attached to the Reorganized Debtors’ assets and property, and (iii) not be, and shall not be deemed to be, impaired, discharged or released by this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan.

(d)	Voting: Class 4 is Impaired, and Holders of Allowed Prepetition RBL Claims in Class 4 are entitled to vote to accept or reject this Plan.

5. Class 5 - Prepetition Notes Claims

(a)	Classification: Class 5 consists of the Prepetition Notes Claims.

(b)

Allowance: The Prepetition Notes Claims are deemed Allowed in the aggregate principal amount of not less than $250,000,000.00, plus accrued and unpaid interest thereon as of the Petition Date, plus any unpaid prepetition fees, costs, expenses and other obligations, including, without limitation, reasonable and documented attorney’s fees, trustee’s fees, other professional fees and disbursements and other obligations arising and payable under or in connection with the Prepetition Notes Indenture (in each case, to the extent not previously paid).[2]

(c)

Treatment: On the Effective Date, each Holder of an Allowed Prepetition Notes Claim shall receive, in full satisfaction, settlement, discharge and release of, and in exchange for, such Claim, in addition to the reimbursement described in Article V.U and Article V.V of this Plan, its Pro Rata share of 96% of the New Equity Interests Pool (subject to dilution by the MIP Equity and any issuances of New Equity Interests upon the exercise of the New Warrants).

[2]	The Allowed amount excludes any unpaid Ad Hoc Noteholders Group Fees and Expenses that will be paid in Cash on the Effective Date pursuant to Article III.A.4.c.A of this Plan.

(d)	Voting: Class 5 is Impaired, and Holders of Prepetition Notes Claims in Class 5 are entitled to vote to accept or reject this Plan.

6.	Class 6 – General Unsecured Claims

(a)	Classification: Class 6 consists of the General Unsecured Claims and the PPP Loan (if not forgiven as further set forth herein).

(b)

Treatment: The legal, equitable, and contractual rights of the Holders of General Unsecured Claims are unaltered by this Plan. On or as soon as practicable after the earliest to occur of the Effective Date and the date such Claim becomes due in the ordinary course of business, each Holder of an Allowed General Unsecured Claim shall receive payment in full in Cash on account of its Allowed General Unsecured Claim or such other treatment as would render such Claim Unimpaired (in each case except to the extent that a holder of a General Unsecured Claim agrees to less favorable treatment).

(c)

Voting: Class 6 is Unimpaired, and the Holders of General Unsecured Claims in Class 6 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of General Unsecured Claims are not entitled to vote to accept or reject this Plan.

7.	Class 7 – Intercompany Claims

(a)	Classification: Class 7 consists of Intercompany Claims.

(b)

Treatment: Subject to the Restructuring Transactions, Intercompany Claims shall be reinstated, compromised, or cancelled, at the option of the Debtors with the consent of the Prepetition RBL Agent and the Required Consenting Noteholders.

(c)

Voting: Class 7 is Impaired. However, because the Holders of Intercompany Claims in Class 7 are Affiliates of the Debtors, the Holders of Intercompany Claims shall be conclusively deemed to have accepted this Plan. Therefore, Holders of Intercompany Claims are not entitled to vote to accept or reject this Plan.

8.	Class 8 - Old Parent Preferred Interests

(a)	Classification: Class 8 consists of the Old Parent Preferred Interests.

(b)

Treatment: On the Effective Date, in accordance with the terms of the Preferred Equity Side Letter, the Old Parent Preferred Interests shall be cancelled, and each Holder of Old Parent Preferred Interests shall receive, on account of such Old Parent Preferred Interests, its Pro Rata share of 3% of the New Equity Interests Pool (subject to dilution by the MIP Equity and any issuances of New Equity Interests upon the exercise of the New Warrants).

(c)	Voting: Class 8 is Impaired, and Holders of Old Parent Preferred Interests in Class 8 are entitled to vote to accept or reject this Plan.

9.	Class 9 – Old Parent Common Interests

(a)	Classification: Class 9 consists of the Old Parent Common Interests.

(b)

Treatment: On the Effective Date, the Old Parent Common Interests shall be cancelled, and solely to the extent permitted under section 1129(b)(2)(C) of the Bankruptcy Code, each Holder of Old Parent Common Interests shall receive, on account of such Old Parent Common Interests, its Pro Rata share of 1% of the New Equity Interests Pool (subject to dilution by the MIP Equity and any issuances of New Equity Interests upon the exercise of the New Warrants). For the avoidance of doubt, Unexercised Equity Interests shall be deemed automatically cancelled as of the Effective Date and Holders of Unexercised Equity Interests shall not receive any recovery on account of such Unexercised Equity Interests.

(c)	Voting: Class 9 is Impaired, and Holders of Old Parent Common Interests in Class 9 are entitled to vote to accept or reject this Plan.

10. Class 10 - Old Lonestar Subsidiary Interests

(a)	Classification: Class 10 consists of the Old Lonestar Subsidiary Interests.

(b)

Treatment: Subject to the Restructuring Transactions, the Old Lonestar Subsidiary Interests shall remain effective and outstanding on the Effective Date and shall be owned and held by the same applicable Person or Entity that held and/or owned such Old Lonestar Subsidiary Interests immediately prior to the Effective Date.

(c)

Voting: Class 10 is Unimpaired, and the Holders of the Old Lonestar Subsidiary Interests in Class 10 are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of the Old Lonestar Subsidiary Interests are not entitled to vote to accept or reject this Plan.

C.	Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under this Plan shall affect or limit the Debtors’ or the Reorganized Debtors’ rights and defenses (whether legal or equitable) in respect of any Unimpaired Claims, including, without limitation, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.	Elimination of Vacant Classes

Any Class of Claims that is not occupied as of the commencement of the Combined Hearing by an Allowed Claim or a claim temporarily allowed under Bankruptcy Rule 3018, or as to which no vote is cast, shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	PPP Loan

The Debtors have used the proceeds of the PPP Loan to pay “forgivable expenses” as that term is defined under the PPP and CARES Act. As such, it is anticipated that the full amount of the PPP Loan will be forgiven in accordance with the terms of the PPP and CARES Act. To the extent any portion of the PPP Loan is not forgiven in accordance with the terms of the PPP and CARES Act, such portion of the PPP Loan (if any) shall be treated as General Unsecured Claim in Class 6 and, if Allowed, shall be paid in full in Cash.

ARTICLE IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A.	Presumed Acceptance of Plan

Classes 1, 2, 3, 6 and 10 are Unimpaired under this Plan. Therefore, the Holders of Claims or Equity Interests in such Classes are deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan. Class 7 is Impaired under this Plan; however, because the Holders of such Claims are Affiliates of the Debtors, the Holders of Claims in Class 7 are conclusively deemed to have accepted this Plan.

B.	Voting Classes

Classes 4, 5, 8, and 9 are Impaired under this Plan. The Holders of Claims and Equity Interests in such Classes as of the Voting Record Date are entitled to vote to accept or reject this Plan.

C.	Acceptance by Impaired Class

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted this Plan if the Holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims in such Class actually voting have voted to accept this Plan.

Pursuant to section 1126(d) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Equity Interests has accepted this Plan if the Holders of at least two-thirds (2/3) in amount of the Allowed Equity Interests in such Class actually voting have voted to accept this Plan.

D.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code; Cram Down

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by either of Class 4 or Class 5. If any Class votes to reject this Plan, the Debtors may seek confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan pursuant to section 1126 of the Bankruptcy Code. The Debtors reserve the right, subject to the terms of the Restructuring Support Agreement, to modify this Plan or any Exhibit or Plan Schedule in order to satisfy the requirements of section 1129(b) of the Bankruptcy Code, if necessary.

E.	Votes Solicited in Good Faith

The Debtors have, and upon the Confirmation Date shall be deemed to have, solicited votes on this Plan from the Voting Classes in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation, sections 1125 and 1126 of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with the solicitation. Accordingly, the Debtors, the Reorganized Debtors, and each of their respective Related Parties shall be entitled to, and upon the Confirmation Date are hereby granted, the protections of section 1125(e) of the Bankruptcy Code.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Restructuring Transactions

Without limiting any rights and remedies of the Debtors or Reorganized Debtors under this Plan or applicable law, but in all cases subject to the terms and conditions of the Restructuring Support Agreement (if applicable) and the Restructuring Documents and any consents or approvals required thereunder, the entry of the Confirmation Order shall constitute authorization for the Reorganized Debtors to take, or to cause to be taken, all actions necessary or appropriate to consummate and implement the provisions of this Plan prior to, on and after the Effective Date, including such actions as may be necessary or appropriate to effectuate a corporate restructuring of their respective businesses, to otherwise simplify the overall corporate structure of the Reorganized Debtors, or to reincorporate certain of the Affiliate Debtors under the laws of jurisdictions other than the laws of which the applicable Affiliate Debtors are presently formed or incorporated. Such restructuring may include one or more mergers, amalgamations, consolidations, restructures, dispositions, liquidations, dissolutions, or creations of one or more new Entities, as may be determined by the Debtors or Reorganized Debtors to be necessary or appropriate, but in all cases subject to the terms and conditions of this Plan, the Restructuring Support Agreement, and the other Restructuring Documents and any consents or approvals required hereunder or thereunder (collectively, the “Restructuring Transactions”).

All such Restructuring Transactions taken, or caused to be taken, shall be deemed to have been authorized and approved by the Bankruptcy Court. The actions to effectuate the Restructuring Transactions may include: (i) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, disposition, liquidation, or dissolution containing terms that are consistent with the terms of this Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable Entities may agree; (ii) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, duty, or obligation on terms consistent with the terms of this Plan and having such other terms to which the applicable Entities may agree; (iii) the filing of appropriate certificates or articles of merger, amalgamation, consolidation, or dissolution pursuant to applicable state law; (iv) the creation of one or more new Entities; and (v) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions, but in all cases subject to the terms and conditions of this Plan, the Restructuring Support Agreement, and the other Restructuring Documents and any consents or approvals required hereunder or thereunder.

For the avoidance of doubt, except to the extent otherwise provided in this Plan and subject to the Restructuring Support Agreement and the Term Sheets, the Debtors or the Reorganized Debtors, as applicable, may take such actions necessary to cause the wind-up and dissolution of certain Lonestar Subsidiaries to be identified on or prior to the Effective Date, with the consent of the Prepetition RBL Agent and the Required Consenting Noteholders.

B.	Continued Corporate Existence

Subject to the Restructuring Transactions permitted by Article V.A of this Plan, after the Effective Date, the Reorganized Debtors shall continue to exist as separate legal Entities in accordance with the applicable law in the respective jurisdiction in which they are incorporated or formed and pursuant to their respective certificates or articles of incorporation and by-laws, or other applicable organizational documents, in effect immediately prior to the Effective Date, except to the extent such certificates or articles of incorporation and by-laws, or other applicable organizational documents, are amended, restated or otherwise modified under this Plan. Notwithstanding anything to the contrary herein, the Claims against a particular Debtor or Reorganized Debtor shall remain the obligations solely of such respective Debtor or Reorganized Debtor and shall not become obligations of any other Debtor or Reorganized Debtor solely by virtue of this Plan or the Chapter 11 Cases.

C.	Vesting of Assets in the Reorganized Debtors Free and Clear of Liens and Claims

Except as otherwise expressly provided in this Plan, the Confirmation Order, or any Restructuring Document, pursuant to sections 1123(a)(5), 1123(b)(3), 1141(b) and (c) and other applicable provisions of the Bankruptcy Code, on and after the Effective Date, all property and assets of the Estates of the Debtors, including Oil and Gas Leases, all claims, rights, and Litigation Claims of the Debtors, and any other assets or property acquired by the Debtors or the Reorganized Debtors during the Chapter 11 Cases or under or in connection with this Plan (other than the Professional Fee Claim Reserve and any rejected Executory Contracts and/or Unexpired Leases), shall vest in the Reorganized Debtors free and clear of all Claims, Liens, charges, and other encumbrances, subject to the Restructuring Transactions and Liens that survive the occurrence of the Effective Date as described in Article III of this Plan (including, without limitation, each Prepetition RBL Credit Agreement Lien and other Liens that secure the Exit Facilities and all other obligations of the Reorganized Debtors under the Exit Facilities Loan Documents and the Postpetition Hedge Agreements). On and after the Effective Date, the Reorganized Debtors may (i) operate their respective businesses, (ii) use, acquire, and dispose of their respective property and (iii) compromise or settle any Claims, in each case without notice to, supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by this Plan or the Confirmation Order.

D.	Exit Facilities Loan Documents

On the Effective Date, the Reorganized Debtors shall enter into the Exit Facilities, and Confirmation of this Plan shall constitute approval of the Exit Facilities and all other actions to be taken, undertakings to be made, obligations to be incurred, and fees and expenses to be paid, by the Debtors or the Reorganized Debtors, as applicable, in connection therewith. On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by, the Exit Facilities Loan Documents, in each case in form and substance reasonably acceptable to the Required Consenting RBL Lenders and the Required Consenting Noteholders, and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity (other than as expressly required by the Exit Facilities Loan Documents). On the Effective Date, the Exit Facilities Loan Documents shall constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan. For the avoidance of doubt, any letter of credit issued and outstanding under the Prepetition RBL Credit Agreement on the Effective Date shall be deemed issued under the Exit Facilities Credit Agreement.

On and as of the Effective Date, all Prepetition RBL Lenders shall be deemed to be parties to, and bound by, the Exit Facilities Credit Agreement, without the need for execution thereof by any such applicable Prepetition RBL Lender; provided however that, with respect to any Prepetition RBL Lender that fails to execute and deliver its signature page to the Exit Facilities Credit Agreement, any portion of the Cash and the New Warrants to be distributed pursuant to or in connection with this Plan to such Prepetition RBL Lender shall be treated as an undeliverable distribution pursuant to Article VII.D.4 of this Plan until such Prepetition RBL Lender executes and delivers to Reorganized Parent its signature page to the Exit Facilities Credit Agreement.

E.	No Discharge or Release of Prepetition RBL Claims or Liens

Notwithstanding anything in this Plan to the contrary, (i) pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors and Reorganized Debtors have waived discharge or release of the Prepetition RBL Claims as restructured in the Exit Facilities Credit Agreement, (ii) subject to Article III.B.4 of this Plan, the Prepetition RBL Facility and the Prepetition RBL Loan Documents shall not be, and shall not be deemed to be, altered, by this Plan in any way (other than amending and restating certain of the Prepetition RBL Loan Documents in accordance with this Plan), (iii) all property and assets of the Estates of the Debtors, including, without limitation, all claims, rights and Litigation Claims of the Debtors and any property and assets acquired by the Debtors or the Reorganized Debtors during the Chapter 11 Cases or under or in connection with this Plan, shall remain encumbered by and subject to the Prepetition RBL Credit Agreement Liens and other Liens granted under the Exit Facilities Loan Documents, which, as of the Effective Date, shall secure the Exit Facilities Loans and all other indebtedness and obligations of the Reorganized Debtors under and to the extent set forth in the Exit Facilities Loan Documents and the Postpetition Hedge Agreements and such Liens (x) shall remain in effect to the same extent, in the same manner and on the same terms and priorities as in existence up to the Petition Date and hereby are ratified, reaffirmed as valid, enforceable, and not avoidable, and deemed granted by the Reorganized Debtors and (y) shall not be, and shall not be deemed to be, altered impaired, discharged or released by this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan, and (iv) all indemnification obligations and expense reimbursement obligations of the Debtors arising under the Prepetition RBL Loan Documents in favor of the parties to the Prepetition RBL Facility, or their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors, shall remain in full force and effect, and shall be assumed and be enforceable against the Reorganized Debtors on and after the Effective Date under the Exit Facilities.

F.	Postpetition Hedge Agreements

Notwithstanding anything in this Plan or the Postpetition Hedge Order to the contrary, pursuant to section 1141(d)(4) of the Bankruptcy Code and the Postpetition Hedge Order, the Debtors and the Reorganized Debtors have waived discharge or release of the Postpetition Hedge Claims and upon the Effective Date (i) each Postpetition Hedging Lender shall be secured on a pari passu basis with the Exit Facilities Lenders in the security package contemplated by the Exit Facilities Term Sheet and in accordance with the Exit Facilities Loan Documents, and (ii) all obligations of the Reorganized Debtors under the Postpetition Hedge Agreements shall, pursuant to the application of payment of proceeds waterfall and subject to the conditions set forth in the Exit Facilities Credit Agreement and Postpetition Hedge Agreements, rank senior in right of payment to the claims for principal and interest of the Exit Facilities Lenders under the Exit Facilities Loan Documents.

G.	New Equity Interests; New Warrants

On the Effective Date, subject to the terms and conditions of this Plan and the Restructuring Transactions, Reorganized Parent shall issue the New Equity Interests and the New Warrants pursuant to this Plan and the Amended/New Organizational Documents. The Debtors will use diligent efforts to cause the New Equity Interests to be DTC-eligible substantially concurrently with the occurrence of the Effective Date. For the avoidance of doubt, no distributions shall be made to holders of Unexercised Equity Interests under this Plan and such Unexercised Equity Interest shall be deemed automatically cancelled as of the Effective Date).

Distributions of the New Equity Interests and the New Warrants may be made by delivery or book-entry transfer thereof by the applicable Distribution Agent in accordance with this Plan and the Amended/New Organizational Documents; provided, that the distribution of New Equity Interests to Prepetition Noteholders shall be subject to the right of the Prepetition Notes Indenture Trustee to assert its Prepetition Notes Indenture Trustee Charging Lien against such distributions. Upon the Effective Date, after giving effect to the transactions contemplated hereby, the authorized share capital or other equity securities of Reorganized Parent shall be that number of shares of New Equity Interests as may be designated in the Amended/New Organizational Documents.

H.	Listing of New Securities

Reorganized Parent shall use its commercially reasonable efforts to list the New Equity Interests for trading on a national securities exchange or over-the-counter securities market, reasonably acceptable to the Debtors and the Required Consenting Noteholders and the Required Consenting RBL Lenders with such listing to be effective as soon as practicable after the Effective Date. On the Effective Date, Reorganized Parent shall continue to be a registrant under the Securities Exchange Act of 1934, as amended.

I.	Registration Rights Agreement

Subject to the Restructuring Transactions permitted by Article V.A of this Plan, on the Effective Date, Reorganized Parent shall enter into the Registration Rights Agreement, which shall become effective and binding in accordance with its terms and conditions upon the parties thereto, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Registration Rights Agreement, as applicable). The Registration Rights Agreement shall provide for the registration of any resales of New Equity Interests (a) issued pursuant to Section 4(a)(2) of the Securities Act (“Section 4(a)(2)”), (b) issued pursuant to Section 1145(a) of the Bankruptcy Code to holders deemed to be “affiliates” of the Reorganized Debtors under the Securities Act and (c) issuable upon exercise of the New Warrants.

J.	Management Incentive Plan

On or before the 60th day following the Effective Date or as soon as reasonably practicable thereafter, Reorganized Parent shall adopt the Management Incentive Plan. The MIP Equity issued pursuant to the Management Incentive Plan shall dilute equally the shares of New Equity Interests otherwise distributed pursuant to or in connection with this Plan (including, without limitation, any New Equity Interests issued upon the exercise of New Warrants).

K.	Plan Securities and Related Documentation; Exemption from Securities Laws

On and after the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to and shall provide or issue, as applicable, the New Equity Interests, the New Warrants, and any and all other securities to be distributed or issued under this Plan (collectively, the “Plan Securities”) and any and all other notes, stock, instruments, certificates, and other documents or agreements required to be distributed, issued, executed or delivered pursuant to or in connection with this Plan (collectively, the “Plan Securities and Documents”), in each case in form and substance reasonably acceptable to the Required Consenting RBL Lenders and the Required Consenting Noteholders and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity.

The offer, distribution and issuance, as applicable, of the Plan Securities and Documents under this Plan shall be exempt from registration and prospectus delivery requirements under applicable securities laws (including Section 5 of the Securities Act or any similar state or local law requiring the registration and/or delivery of a prospectus for offer or sale of a security or registration or licensing of an issuer of a security) pursuant to section 1145(a) of the Bankruptcy Code, Section 4(a)(2) of the Securities Act and/or other applicable exemptions. An offering of Plan Securities provided in reliance on the exemption from registration under the Securities Act pursuant to section 1145(a) of the Bankruptcy Code may be sold without registration to the extent permitted under section 1145 of the Bankruptcy Code and is deemed to be a public offering, and such Plan Securities may be resold without registration to the extent permitted under section 1145 of the Bankruptcy Code. Any Plan Securities and Documents provided in reliance on the exemption from registration under the Securities Act provided by Section 4(a)(2) of such act will be provided in a private placement.

Resales by Persons who receive any Plan Securities that are offered pursuant to an exemption under section 1145(a) of the Bankruptcy Code, who are deemed to be “underwriters” (as such term is defined in the Bankruptcy Code) (collectively, the “Restricted Holders”) would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act. Restricted Holders would, however, be permitted to resell the New Equity Interests or Plan Securities that are offered pursuant to an exemption under section 1145(a) of the Bankruptcy Code, as applicable, without registration if they are able to comply with the provisions of Rule 144 under the Securities Act, or if such securities are registered with the Commission pursuant to a registration statement filed under the Registration Rights Agreement or otherwise.

Persons who purchase securities pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act will hold “restricted securities.” Resales of such restricted securities would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Holders of restricted securities would, however, be permitted to resell Plan Securities without registration if they are able to comply with the applicable provisions of Rule 144 under the Securities Act or Rule 144A under the Securities Act or any other applicable registration exemption under the Securities Act, or if such securities are registered with the Commission pursuant to a registration statement filed under the Registration Rights Agreement or otherwise.

DTC (and any stock transfer agent) shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether offering and issuing the Plan Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Notwithstanding anything to the contrary in the Plan, neither the DTC nor any stock transfer agent may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the Plan Securities are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

L.	Release of Liens and Claims

To the fullest extent provided under section 1141(c) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided herein (including, without limitation, Articles V.D, V.E, and V.F of this Plan) or in any contract, instrument, release or other agreement or document entered into or delivered in connection with this Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VII hereof, all Liens, Claims, mortgages, deeds of trust, or other security interests against the assets or property of the Debtors or the Estates shall be fully released, canceled, terminated, extinguished and discharged, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity. The filing of the Confirmation Order with any federal, state, or local agency or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such Liens, Claims and other interests to the extent provided in the immediately preceding sentence. Any Person or Entity holding such Liens, Claims or interests shall, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Reorganized Debtors such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Reorganized Debtors.

M.	Organizational Documents of the Reorganized Debtors

The respective organizational documents of each of the Debtors shall be amended and restated or replaced (as applicable) in form and substance reasonably acceptable to the Debtors, the Required Consenting RBL Lenders, and the Required Consenting Noteholders and as necessary to satisfy the provisions of this Plan and the Bankruptcy Code. Such organizational documents shall: (i) to the extent required by section 1123(a)(6) of the Bankruptcy Code, include a provision prohibiting the issuance of non-voting equity securities; (ii) authorize the issuance of New Equity Interests in an amount not less than the amount necessary to permit the distributions thereof required or contemplated by this Plan and the exercise of all New Warrants and the reservation of New Equity Interests issuable pursuant to the Management Incentive Plan; (iii) to the extent necessary or appropriate, include restrictions on the transfer of New Equity Interests; and (iv) to the extent necessary or appropriate, include such provisions as may be needed to effectuate and consummate this Plan and the transactions contemplated herein. After the Effective Date, the Reorganized Debtors may, subject to the terms and conditions of the Restructuring Documents, amend and restate their respective organizational documents as permitted by applicable law.

N.	Directors and Officers of the Reorganized Debtors

The New Board shall be selected by the Ad Hoc Noteholders Group and shall include the chief executive officer of the Reorganized Parent. The members of the New Board shall be identified in the Plan Supplement as Plan Schedule 6. The initial new board of directors or other governing body of each Parent Subsidiary shall consist of one or more of the directors or officers of Reorganized Parent. Any directors elected pursuant to this section shall be subject to approval of the Bankruptcy Court pursuant to section 1129(a)(5) of the Bankruptcy Code.

Pursuant to and to the extent required by section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose, at or prior to the Combined Hearing, the identity and affiliations of any Person proposed to serve on the initial board of directors or be an officer of each of the Reorganized Debtors, and, to the extent such Person is an insider other than by virtue of being a director or an officer, the nature of any compensation for such Person. Each such director and officer shall serve from and after the Effective Date pursuant to applicable law and the terms of the Amended/New Organizational Documents and the other constituent and organizational documents of the applicable Reorganized Debtors. The existing members of the boards of directors and other governing Persons of the Debtors will be deemed to have resigned on and as of the Effective Date, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person or Entity.

O.	Corporate Action

Each of the Debtors and the Reorganized Debtors may take any and all actions to execute, deliver, File or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of this Plan, including, without limitation, the issuance and the distribution of the securities to be issued pursuant hereto, in each case in form and substance reasonably acceptable to the Required Consenting RBL Lenders and the Required Consenting Noteholders and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by the security holders, officers or directors of the Debtors or the Reorganized Debtors or by any other Person (except for those expressly required pursuant hereto or by the Restructuring Documents).

Prior to, on or after the Effective Date (as appropriate), all matters provided for pursuant to this Plan that would otherwise require approval of the stockholders, directors, officers, managers, members or partners of the Debtors (as of prior to the Effective Date) shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and without any requirement of further action by such Person or Entity, or the need for any approvals, authorizations, actions or consents of or from any such Person or Entity.

As of the Effective Date, all matters provided for in this Plan involving the legal or corporate structure of the Debtors or the Reorganized Debtors (including, without limitation, the adoption of the Amended/New Organization Documents and similar constituent and organizational documents, and the selection of directors and officers for, each of the Reorganized Debtors), and any legal or corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan, shall be deemed to have occurred and shall be in full force and effect in all respects, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity.

On and after the Effective Date, the appropriate officers of the Debtors and the Reorganized Debtors are authorized to issue, execute, and deliver, and consummate the transactions contemplated by, the contracts, agreements, documents, guarantees, pledges, consents, securities, certificates, resolutions and instruments contemplated by or described in this Plan in the name of and on behalf of the Debtors and the Reorganized Debtors, in each case in form and substance reasonably acceptable to the Required Consenting RBL Lenders and the Required Consenting Noteholders and without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity. The secretary and any assistant secretary of the Debtors and the Reorganized Debtors shall be authorized to certify or attest to any of the foregoing actions.

P.	Cancellation of Notes, Certificates and Instruments

On the Effective Date, except to the extent otherwise provided in this Plan (including, without limitation, Article V.D, Article V.E and Article V.F of this Plan), all notes, stock, indentures, instruments, certificates, agreements and other documents evidencing or relating to the Prepetition Notes Claims, any Impaired Claim (other than the Prepetition RBL Claims) and/or the Old Parent Interests, including, but not limited to, the Prepetition Notes and the Prepetition Notes Indenture, shall be canceled, and the obligations of the Debtors thereunder or in any way related thereto shall be fully released, terminated, extinguished and discharged, and the Prepetition Notes Indenture Trustee shall be automatically and fully released from all duties and obligations thereunder, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or any requirement of further action, vote or other approval or authorization by any Person or Entity; provided that the Prepetition Notes and the Prepetition Notes Indenture shall continue in effect for the limited purpose of (i) allowing Holders of Claims thereunder to receive, and allowing and preserving the rights of the applicable Distribution Agent thereunder to make, distributions under this Plan, (ii) permitting the Prepetition Notes Indenture Trustee to exercise its Prepetition Notes Indenture Trustee Charging Lien against such distributions for payment of any unpaid portion of the Prepetition Notes Indenture Trustee Fees and Expenses, (iii) preserving all rights, remedies, indemnities, powers, and protections, including rights of enforcement, of the Prepetition Notes Indenture Trustee against any person (other than the Debtors and the Reorganized Debtors and their respective Related Persons), with respect to indemnification or contribution from the Holders of Prepetition Notes Claims, or any exculpations of the Prepetition Notes Indenture Trustee, pursuant to and subject to the terms of the Prepetition Notes Indenture, (iv) permitting the Prepetition Notes Indenture Trustee to enforce any obligation owed to the Prepetition Notes Indenture Trustee under the Plan, (v) permitting the Prepetition Notes Indenture Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, and (vi) permitting the Prepetition Notes Indenture Trustee to perform any functions that are necessary to effectuate the foregoing. Except to the extent otherwise provided in this Plan (including, without limitation, Article V.D, Article V.E, and Article V.F of this Plan) and the Restructuring Documents, upon completion of all such distributions, the Prepetition Notes Indenture and any and all notes, securities and instruments issued in connection therewith shall terminate automatically and completely without further notice or action and be deemed surrendered and the Prepetition Notes Indenture Trustee shall be automatically and fully relieved of and released from any obligations and duties arising thereunder. As a condition precedent to receiving any distribution on account of its Prepetition Notes Claim, each Prepetition Noteholder shall be deemed to have surrendered its Prepetition Notes and other documentation underlying its Prepetition Notes Claims, and all such surrendered Prepetition Notes and other documentation shall be deemed to be cancelled pursuant to this section, except to the extent otherwise provided herein. For the avoidance of doubt, nothing in this paragraph shall (x) apply to or affect or impair the Prepetition RBL Loan Documents or the Exit Facilities Loan Documents, (y) apply to or affect or impair the Postpetition Hedge Agreements, or (z) affect or impair the Prepetition Notes Indenture Trustee Charging Lien, which shall remain in full force and effect as of and after the Effective Date.

Q.	Old Lonestar Subsidiary Interests

On the Effective Date, the Old Lonestar Subsidiary Interests shall, subject to the Restructuring Transactions, remain effective and outstanding, and shall be owned and held by the same applicable Person or Entity that held and/or owned such Old Lonestar Subsidiary Interests immediately prior to the Effective Date. Each Parent Subsidiary shall continue to be governed by the terms and conditions of its applicable organizational documents as in effect immediately prior to the Effective Date, except as amended or modified by this Plan, the Plan Supplement, or the Restructuring Documents.

R.	Sources of Cash for Plan Distributions

All Cash necessary for the Debtors or the Reorganized Debtors, as applicable, to make payments required pursuant to this Plan will be obtained from their respective Cash balances, including Cash from operations, the unwinding of the prepetition hedges, and the Exit Facilities. The Debtors and the Reorganized Debtors, as applicable, may also make such payments using Cash received from their subsidiaries through their respective consolidated cash management systems and the incurrence of intercompany transactions, but in all cases subject to the terms and conditions of the Restructuring Documents.

S.	Funding and Use of Professional Fee Claim Reserve

On or before the Effective Date, the Debtors shall fund the Professional Fee Claim Reserve in such amount as determined by the Debtors, with the consent of the Prepetition RBL Agent and the Required Consenting Noteholders, or as determined by order of the Bankruptcy Court, as necessary in order to be able to pay in full in Cash the estimated Professional Fee Claims.

The Cash contained in the Professional Fee Claim Reserve shall be used solely to pay the Allowed Professional Fee Claims, with the Unused Cash Reserve Amount (if any) being returned to the Reorganized Debtors within three (3) Business Days after determining the Unused Cash Reserve Amount. The Debtors and the Reorganized Debtors, as applicable, shall maintain detailed records of all payments made from the Professional Fee Claim Reserve, such that all payments and transactions shall be adequately and promptly documented in, and readily ascertainable from, their respective books and records.

The Professional Fee Claim Reserve shall be maintained in trust for the Professionals and shall not be considered property of the Debtors’ Estates; provided that the Reorganized Debtors shall have a reversionary interest in the Unused Cash Reserve Amount. To the extent that funds held in the Professional Fee Claim Reserve do not or are unable to satisfy the full amount of the Allowed Professional Fee Claims, such Professionals will have an Allowed Administrative Claim for any such deficiency, which shall be satisfied in full in Cash in accordance with Article II.A of this Plan.

After the Effective Date, neither the Debtors nor the Reorganized Debtors shall deposit any other funds or property into the Professional Fee Claim Reserve without further order of the Bankruptcy Court or otherwise commingle funds in the Professional Fee Claim Reserve. To the extent the Professional Fee Claim Reserve is insufficient to pay in full in Cash the Allowed Professional Fee Claims, then the Reorganized Debtors shall, within five (5) Business Days, pay such Allowed Professional Fee Claims from either Cash on hand or by drawing under the Exit Facilities to the extent of any availability thereunder.

T.	Preservation of Royalty and Working Interests

Notwithstanding any other provision in this Plan to the contrary, on and after the Effective Date, all Royalty and Working Interests granted by any Debtor shall, to the extent required by applicable law, be fully preserved and remain in full force and effect in accordance with the applicable terms of the granting instruments or other governing documents applicable to such Royalty and Working Interests, which granting instruments and governing documents shall equally remain in full force and effect to the extent required by applicable law, and no such Royalty and Working Interests shall be altered or impaired by this Plan. The rights of the Debtors and Reorganized Debtors to dispute any amount claimed to be owed on account of Royalty and Working Interests are expressly preserved.

U.	Payment of Fees and Expenses of Certain Creditors

The Debtors shall, prior to or on the Effective Date and to the extent invoiced (without any requirement for individual time detail and which may be redacted to preserve any confidential or privileged information), pay in full in Cash (i) the Prepetition RBL Agent and Lenders Fees and Expenses and (ii) the Ad Hoc Noteholders Group Fees and Expenses, in each case whether accrued prepetition or postpetition and to the extent not otherwise paid during the Chapter 11 Cases, without the need for application by any such parties to the Bankruptcy Court and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise; provided, however, solely with respect to the Ad Hoc Noteholders Group Fees and Expenses, if the Debtors or Reorganized Debtors and any such Entity cannot agree with respect to the reasonableness of the fees and expenses (incurred prior to the Effective Date) to be paid to such party, the reasonableness of any such fees and expenses shall be determined by the Bankruptcy Court (with any undisputed amounts to be paid by the Debtors on or prior to the Effective Date (as applicable) and any disputed amounts to be escrowed by the Reorganized Debtors). In addition, subject to the preceding sentence, the Debtors and Reorganized Debtors, as applicable, shall after the Effective Date continue to pay the pre-Effective Date and post-Effective Date Prepetition RBL Agent and Lenders Fees and Expenses and Ad Hoc Noteholders Group Fees and Expenses, in each case related to the implementation, consummation and defense of this Plan, whether incurred before or after the Effective Date, as and when such fees and expenses become due and payable and without further Bankruptcy Court order.

V.	Payment of Fees and Expenses of the Prepetition Notes Indenture Trustee

The Debtors shall, on the Effective Date, and upon the presentment of invoices in customary form (without any requirement for individual time detail and which may be redacted to preserve any confidential or privileged information), pay the Prepetition Notes Indenture Trustee Fees and Expenses (in each case whether accrued prepetition or postpetition and to the extent not otherwise paid during the Chapter 11 Cases) in full in Cash, without the need for application by any party to the Bankruptcy Court, and without notice and a hearing pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise; provided, however, if the Debtors or Reorganized Debtors and the Prepetition Notes Indenture Trustee cannot agree with respect to the reasonableness of any Prepetition Notes Indenture Trustee Fees and Expenses (incurred prior to the Effective Date), the reasonableness of any such Prepetition Notes Indenture Trustee Fees and Expenses shall be determined by the Bankruptcy Court (with any undisputed amounts to be paid by the Debtors on the Effective Date (as applicable) and any disputed amounts to be escrowed by the Reorganized Debtors). Nothing herein shall be deemed to impair, waive, or discharge the Prepetition Notes Indenture Trustee Charging Lien for any amounts not paid pursuant to this Plan and otherwise claimed by the Prepetition Notes Indenture Trustee pursuant to and in accordance with the Prepetition Notes Indenture. From and after the Effective Date, the Reorganized Debtors shall pay any Prepetition Notes Indenture Trustee Fees and Expenses in full in Cash without further court approval.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases

On the Effective Date, all Executory Contracts and Unexpired Leases of the Debtors will be assumed by the Debtors in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for those Executory Contracts and Unexpired Leases that:

(i) have been assumed or rejected by the Debtors by prior order of the Bankruptcy Court;

(ii) are the subject of a motion to reject filed by the Debtors pending on the Effective Date;

(iii) are identified as rejected Executory Contracts and Unexpired Leases by the Debtors on Plan Schedule 7, to be Filed in the Plan Supplement, which Plan Schedule may be amended by the Debtors to add or remove Executory Contracts and Unexpired Leases by filing with the Bankruptcy Court an amended Plan Schedule and serving it on the affected non-Debtor contract parties prior to the Effective Date; or

(iv) are rejected or terminated pursuant to the terms of this Plan;

provided that any proposed rejection pursuant to clauses (ii), (iii), or (iv) shall be subject to the consent of the Prepetition RBL Agent (acting at the direction of the Required Consenting RBL Lenders) and the Required Consenting Noteholders (in each case, such consent not to be unreasonably withheld or delayed).

Without amending or altering any prior order of the Bankruptcy Court approving the assumption or rejection of any Executory Contract or Unexpired Lease, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

To the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned (as applicable) pursuant to this Plan or any prior order of the Bankruptcy Court (including, without limitation, any “change of control” provision) prohibits, restricts or conditions, or purports to prohibit, restrict or condition, or is modified, breached or terminated, or deemed modified, breached or terminated by, (i) the commencement of these Chapter 11 Cases or the insolvency or financial condition of any Debtor at any time before the closing of its respective Chapter 11 Case, (ii) any Debtor’s or any Reorganized Debtor’s assumption or assumption and assignment (as applicable) of such Executory Contract or Unexpired Lease or (iii) the Confirmation or Consummation of this Plan, then such provision shall be deemed modified such that the transactions contemplated by this Plan shall not entitle the non-debtor party thereto to modify or terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights or remedies with respect thereto, and any required consent under any such contract or lease shall be deemed satisfied by the Confirmation of this Plan.

Each Executory Contract and Unexpired Lease assumed and/or assigned pursuant to this Plan shall revest in and be fully enforceable by the applicable Reorganized Debtor or the applicable assignee in accordance with its terms and conditions, except as modified by the provisions of this Plan, any order of the Bankruptcy Court approving its assumption and/or assignment, or applicable law.

The inclusion or exclusion of a contract or lease on any schedule or exhibit shall not constitute an admission by any Debtor that such contract or lease is an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder.

B.	Cure of Defaults; Assignment of Executory Contracts and Unexpired Leases

Any defaults under each Executory Contract and Unexpired Lease to be assumed, or assumed and assigned, pursuant to this Plan shall be satisfied, pursuant to and to the extent required by section 365(b)(1) of the Bankruptcy Code, by payment of the applicable default amount in Cash on the Effective Date or on such other terms as the Bankruptcy Court may order or the parties to such Executory Contracts or Unexpired Leases may otherwise agree in writing (the “Cure Claim Amount”).

In the event of an assumption, or an assumption and assignment, of an Executory Contract or Unexpired Lease under this Plan, at least twenty-one (21) days prior to the Plan Objection Deadline, the Debtors shall File and serve upon counterparties to such Executory Contracts and Unexpired Leases, a notice of the proposed assumption, or proposed assumption and assignment, which will: (a) list the applicable Cure Claim Amount, if any; (b) if applicable, identify the party to which the Executory Contract or Unexpired Lease will be assigned; (c) describe the procedures for filing objections thereto; and (d) explain the process by which related disputes will be resolved by the Bankruptcy Court.

Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption, or proposed assumption and assignment under this Plan, or any related cure amount, must be Filed, served and actually received by the Debtors prior to the Plan Objection Deadline (notwithstanding anything in the schedules or a proof of claim to the contrary). Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption, or proposed assumption and assignment, or cure amount will be deemed to have consented to such matters and will be deemed to have forever released and waived any objection to such proposed assumption, proposed assumption and assignment, and cure amount. The Confirmation Order shall constitute an order of the Bankruptcy Court approving each proposed assumption, or proposed assumption and assignment, of Executory Contracts and Unexpired Leases pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.

In the event of a dispute regarding (a) the amount of any cure payment, (b) the ability of any Debtor or assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or assumed and assigned or (c) any other matter pertaining to assumption or assignment, the applicable cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving such assumption, or assumption and assignment; provided, however, that following the resolution of any such dispute, the Debtors or the Reorganized Debtors, as applicable, may elect to reject such Executory Contract or Unexpired Lease in lieu of assuming or assigning it. The Debtors or the Reorganized Debtors, as applicable, shall be authorized to effect such rejection by filing a written notice of rejection with the Bankruptcy Court and serving such notice on the applicable counterparty within ten (10) days of the entry of such Final Order.

Subject to any cure claims Filed with respect thereto, assumption or assumption and assignment of any Executory Contract or Unexpired Lease pursuant to this Plan shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption or assumption and assignment, in each case as provided in section 365 of the Bankruptcy Code. Any proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed or assumed and assigned by Final Order shall be deemed disallowed and expunged (subject to any cure claims Filed with respect thereto), without further notice to or action, order, or approval of the Bankruptcy Court.

With respect to any Executory Contract or Unexpired Lease assumed and assigned pursuant to this Plan, upon and as of the Effective Date, the applicable assignee shall be deemed to be substituted as a party thereto for the applicable Debtor party to such assigned Executory Contract or Unexpired Lease and, accordingly, the Debtors and the Reorganized Debtors shall be relieved, pursuant to and to the extent set forth in section 365(k) of the Bankruptcy Code, from any further liability under such assigned Executory Contract or Unexpired Lease.

C.	Rejection of Executory Contracts and Unexpired Leases

The Debtors reserve the right (with the consent of the (i) Prepetition RBL Agent (acting at the direction of the Required Consenting RBL Lenders) and (ii) Required Consenting Noteholders (in each case, such consent not to be unreasonably withheld or delayed)), at any time prior to the Effective Date, except as otherwise specifically provided herein, to seek to reject any Executory Contract or Unexpired Lease and to file a motion requesting authorization for the rejection of any such contract or lease. All Executory Contracts and Unexpired Leases listed on Plan Schedule 7 shall be deemed rejected as of the Effective Date. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejections described in this Article VI pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. Rejection of any Executory Contract or Unexpired Lease pursuant to this Plan or otherwise shall not constitute a termination of any preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.

D.	Claims on Account of the Rejection of Executory Contracts or Unexpired Leases

All proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to this Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within thirty (30) days after service of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection.

Any Person or Entity that is required to file a proof of Claim arising from the rejection of an Executory Contract or an Unexpired Lease that fails to timely do so shall be forever barred, estopped and enjoined from asserting such Claim, and such Claim shall not be enforceable, against the Debtors, the Reorganized Debtors or the Estates, and the Debtors, the Reorganized Debtors and their Estates and their respective assets and property shall be forever discharged from any and all indebtedness and liability with respect to such Claim unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the permanent injunction set forth in Article X.G hereof.

E.	D&O Liability Insurance Policies

On the Effective Date, each D&O Liability Insurance Policy shall be deemed and treated as an Executory Contract that is and will be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed, and all Claims arising from the D&O Liability Insurance Policies will survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the D&O Liability Insurance Policies.

In furtherance of the foregoing, the Reorganized Debtors shall maintain and continue in full force and effect such D&O Liability Insurance Policies for the benefit of the insured Persons at levels (including with respect to coverage and amount) no less favorable than those existing as of the date of entry of the Confirmation Order for a period of no less than six (6) years following the Effective Date; provided, however, that, after assumption of the D&O Liability Insurance Policies, nothing in this Plan or the Confirmation Order alters the terms and conditions of the D&O Liability Insurance Policies. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the D&O Liability Insurance Policies. For the avoidance of doubt, the D&O Liability Insurance Policies shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the D&O Liability Insurance Policies.

The Debtors are further authorized to take such actions, and to execute and deliver such documents, as may be reasonably necessary or appropriate to implement, maintain, cause the binding of, satisfy any terms or conditions of, or otherwise secure for the insureds the benefits of the D&O Tail Policy, without further notice to or order of the Bankruptcy Court or approval or consent of any Person or Entity.

F.	Indemnification Provisions

On the Effective Date, all Indemnification Provisions shall be deemed and treated as Executory Contracts that are and shall be assumed by the Debtors (and assigned to the applicable Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed, and all Claims arising from the Indemnification Provisions shall survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Indemnification Provisions. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or other applicable parties under the Indemnification Provisions. For the avoidance of doubt, the Indemnification Provisions shall continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the Indemnification Provisions.

G.	Employment Plans

On the Effective Date, the Reorganized Parent and the Specified Executives shall enter into the New Employment Contracts. Solely to the extent of and simultaneous with the effectiveness of the New Employment Contracts, the respective rights of each Specified Executive under the Debtors’ Employee Change-in-Control Plan shall terminate and all Claims arising out of or relating thereto shall be waived and released.

Other than as set forth in the immediately preceding paragraph with respect to the Specified Executives’ rights under the Employee Change-in-Control Plan, the New Employment Contracts and all other employment agreements and severance policies, and all employment, compensation and benefit plans, policies, and programs of the Debtors applicable to any of their respective employees or retirees, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, supplemental executive retirement (SERP) plans, healthcare plans, disability plans, severance benefit plans, incentive plans, retention plans, change-in-control plans (including the Employee Change-in-Control Plan), life and accidental death and dismemberment insurance plans, health and welfare plans, and 401(k) plans (but excluding any equity or equity-based incentive plans including with respect to Unexercised Equity Interests) (collectively, the “Specified Employee Plans”) shall be deemed and treated as Executory Contracts under this Plan and, on the Effective Date, shall be assumed by the Debtors (and assigned to the Reorganized Debtors, if necessary) pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed, and all Claims arising from the Specified Employee Plans (subject to the immediately preceding paragraph, other than any Claims of the Specified Executives under the Employee Change-in-Control Plan) shall survive the Effective Date and be Unimpaired. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Specified Employee Plans. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors under the Specified Employee Plans.

H.	Postpetition Hedge Agreements

On the Effective Date and pursuant to the Postpetition Hedge Order, each Postpetition Hedge Agreement shall be deemed and treated as an Executory Contract that is and shall be assumed by the Reorganized Debtors pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed. All Postpetition Hedge Obligations shall constitute indebtedness and obligations of the Reorganized Debtors. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of each of the Postpetition Hedge Agreements. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or the Postpetition Hedging Lenders under the Postpetition Hedge Agreements. On the Effective Date, each Postpetition Hedge Agreement shall be deemed novated to the respective Reorganized Debtor under the Exit Facilities.

I.	Insurance Contracts

On the Effective Date, and without limiting the terms or provisions of Paragraph E of this Article VI, each Insurance Contract shall be deemed and treated as an Executory Contract that is and shall be assumed by the Debtors pursuant to section 365(a) and section 1123 of the Bankruptcy Code as to which no proof of Claim, request for administrative expense, or cure claim need be Filed. Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ assumption of each of the Insurance Contracts. Confirmation and Consummation of this Plan shall not impair or otherwise modify any available defenses of the Reorganized Debtors or any insurer under the Insurance Contracts.

J.	Extension of Time to Assume or Reject

Notwithstanding anything to the contrary set forth in Article VI of this Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtors to move to assume or reject such contract or lease shall be extended until the date that is ten (10) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Article VI.A of this Plan shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Reorganized Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

K.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in this Plan, each Executory Contract or Unexpired Lease that is assumed by the Debtors or the Reorganized Debtors shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all rights related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing has been previously rejected or repudiated or is rejected or repudiated hereunder. Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

L.	Oil and Gas Leases

The Debtors’ Oil and Gas Leases are hereby assumed by the Debtors to the extent such leases are “unexpired leases of non-residential real property” for the purposes of section 365(d)(4) of the Bankruptcy Code or “executory contracts” under section 365 of the Bankruptcy Code. Nothing in the Plan shall be deemed a finding or determination that any Oil and Gas Lease constitute an “unexpired lease” or “executory contract” for purposes of section 365 of the Bankruptcy Code, and the Debtors’ rights to contest any such claim or allegation are expressly reserved. Nothing in the Plan alters or changes the underlying property rights associated with the Debtors’ Oil and Gas Leases, including, without limitation, rights related to Royalty and Working Interests.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions for Claims Allowed as of the Effective Date

Except as otherwise provided in the “Treatment” sections in Article III hereof, initial distributions to be made on account of Claims that are Allowed Claims as of the Effective Date shall be made on the Initial Distribution Date or as soon thereafter as is practicable. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be made on the next succeeding Business Day. Distributions on account of Disputed Claims that first become Allowed Claims after the Effective Date shall be made pursuant to Article VIII hereof.

B.	No Postpetition Interest on Claims

Unless otherwise specifically provided for in this Plan, the Confirmation Order or Final Order of the Bankruptcy Court, or required by applicable bankruptcy law (including, without limitation, as required pursuant to section 506(b) or section 511 of the Bankruptcy Code), postpetition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim.

C.	Distributions by the Reorganized Debtors or Other Applicable Distribution Agent

Other than as specifically set forth below or as otherwise provided in this Plan, the Reorganized Debtors or other applicable Distribution Agent shall make all distributions required to be distributed under this Plan. The Reorganized Debtors may employ or contract with other Entities to assist in or make the distributions required by this Plan and may pay the reasonable fees and expenses of such Entities and the Distribution Agents in the ordinary course of business. No Distribution Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

Distributions on account of the Allowed Prepetition RBL Claims (other than the New Warrants) shall be (i) made to the Prepetition RBL Agent in its capacity as Distribution Agent for the Holders of Allowed Prepetition RBL Claims, and (ii) deemed completed by the Reorganized Debtors when such distribution is made to the Prepetition RBL Agent in its capacity as Distribution Agent for the Holders of Allowed Prepetition RBL Claims.

The distributions of New Equity Interests to be made under this Plan to Holders of Allowed Prepetition Notes Claims shall be made by the Debtors or Reorganized Debtors, as applicable, subject to the right of the Prepetition Notes Indenture Trustee to assert its Prepetition Notes Indenture Trustee Charging Lien against such distributions, to Holders of Allowed Prepetition Notes Claims in accordance with the Prepetition Notes Indenture. The Prepetition Notes Indenture Trustee shall not be required to act as Distribution Agent with respect to any distributions of New Equity Interests or any other Plan Securities and shall have no responsibility or liability for such distributions.

The Debtors or Reorganized Debtors (as applicable) shall use their best efforts to make the Plan Securities to be distributed under this Plan eligible for distribution through the facilities of DTC. Notwithstanding anything to the contrary in this Plan, the Debtors or Reorganized Debtors, as applicable, may transfer or direct the transfer of such distributions through the facilities of DTC and, in such event, will be entitled to recognize and deal for all purposes under this Plan with Holders of Allowed Prepetition Notes Claims to the extent consistent with the policies or customary practices of DTC. If such distributions cannot be made through the facilities of DTC, the Debtors or the Reorganized Debtors, as applicable, shall implement procedures in consultation with the Prepetition Notes Indenture Trustee to make distributions with respect to the Allowed Prepetition Notes Claims.

Notwithstanding any policies, practices, or procedures of DTC, DTC shall cooperate with and take all actions reasonably requested by a Distribution Agent or an indenture trustee to facilitate distributions to Holders of Allowed Claims without requiring that such distributions be characterized as repayments of principal or interest. No Distribution Agent or indenture trustee shall be required to provide indemnification or other security to DTC in connection with any distribution to Holders of Allowed Claims through the facilities of DTC.

D.	Delivery and Distributions; Undeliverable or Unclaimed Distributions

1.	Record Date for Distributions

On the Distribution Record Date, the Claims Register (and the Debtors’ books and records with respect to the Holders of Equity Interests in Parent) shall be closed. Accordingly, the Debtors, the Reorganized Debtors or other applicable Distribution Agent will have no obligation to recognize the assignment, transfer or other disposition of, or the sale of any participation in, any Allowed Claim (other than Prepetition Debt Claims) or Allowed Equity Interest or the exercise or vesting of any Unexercised Equity Interests that occurs after the close of business on the Distribution Record Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims (other than Prepetition Debt Claims) or Allowed Equity Interest who are Holders of such Claims or Equity Interests, or participants therein, as of the close of business on the Distribution Record Date. The Reorganized Debtors or other applicable Distribution Agent shall be entitled to recognize and deal for all purposes under this Plan with only those record holders stated on the Claims Register, or their books and records, as of the close of business on the Distribution Record Date; provided, however, that the Distribution Record Date shall not apply to the Prepetition Debt Claims or any securities of the Debtors deposited with DTC.

2.	Delivery of Distributions in General

Except as otherwise provided herein, the Debtors, the Reorganized Debtors or other applicable Distribution Agent, as applicable, shall make distributions to Holders of Allowed Claims and Allowed Equity Interests, or in care of their authorized agents, as appropriate, at the address for each such Holder or agent as indicated on the Debtors’ or other applicable Distribution Agent’s books and records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined in the discretion of the applicable Distribution Agent (subject to the terms and conditions of the relevant Prepetition Debt Documents, if applicable); provided further, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in the latest proof of Claim, if any, Filed by such Holder pursuant to Bankruptcy Rule 3001 as of the Distribution Record Date and the address for each Holder of an Allowed Equity Interest will be deemed to be the address set forth in the Debtors’ books and records, or as may be held by the applicable transfer agent or similar such agency.

3.	Minimum Distributions

Notwithstanding anything herein to the contrary, no Distribution Agent shall be required to make distributions or payments of less than $25.00 (whether in Cash or otherwise) or to make partial distributions or payments of fractions of dollars or New Equity Interests, in each case with respect to Impaired Claims (other than the Prepetition RBL Claims) or Impaired Equity Interests. With respect to Impaired Claims (other than the Prepetition RBL Claims) and Impaired Equity Interests, whenever any payment or distribution of a fraction of a dollar or a fraction of a share of New Equity Interest under this Plan would otherwise be called for, the actual payment or distribution will reflect a rounding of such fraction to the nearest whole dollar or share of New Equity Interest (up or down), with half dollars and half shares of New Equity Interest or more being rounded up to the next higher whole number and with less than half dollars and half shares of New Equity Interest being rounded down to the next lower whole number (and no Cash shall be distributed in lieu of such fractional New Equity Interest). For the avoidance of doubt, DTC shall be considered a single holder for purposes of distributions.

No Distribution Agent shall have any obligation to make a distribution on account of an Allowed Claim that is Impaired under this Plan if: (a) the aggregate amount of all distributions authorized to be made on the Subsequent Distribution Date in question is or has an economic value less than $25,000, unless such distribution is a final distribution; or (b) the amount to be distributed to the specific Holder of an Allowed Claim on such Subsequent Distribution Date does not constitute a final distribution to such Holder and is or has an economic value less than $25.00, which shall be treated as an undeliverable distribution under Article VII.D.4 below.

4.	Undeliverable Distributions

(a)	Holding of Certain Undeliverable Distributions

If the distribution to any Holder of an Allowed Claim or an Allowed Equity Interest is returned to the Distribution Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Distribution Agent is notified in writing of such Holder’s then current address in accordance with the time frames described in Article VII.D.4(b) hereof, at which time all currently due but missed distributions shall be made to such Holder on the next Subsequent Distribution Date (or such earlier date as determined by the applicable Distribution Agent). Undeliverable distributions shall remain in the possession of the Reorganized Debtors or in the applicable reserve, subject to Article VII.D.4(b) hereof, until such time as any such distributions become deliverable. Undeliverable distributions shall not be entitled to any additional interest, dividends or other accruals of any kind on account of their distribution being undeliverable.

(b)	Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim or an Allowed Equity Interest (or any successor or assignee or other Person or Entity claiming by, through, or on behalf of, such Holder) that does not assert a right pursuant to this Plan for an undeliverable or unclaimed distribution within ninety (90) days after the later of the Effective Date or the date such distribution is due shall be deemed to have forfeited its rights for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting any such rights for an undeliverable or unclaimed distribution against the Debtors or their Estates, the Reorganized Debtors or their respective assets or property, or any Distribution Agent. In such case, automatically and without need for a further order by the Bankruptcy Court, any Cash, Plan Securities, or other property reserved for distribution on account of such Claim or Equity Interest shall become the property of the Reorganized Debtors free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary. Any such Cash, Plan Securities and Documents, and/or other property, as applicable, shall thereafter be distributed or allocated in accordance with the applicable terms and conditions of this Plan. Nothing contained in this Plan shall require the Debtors, the Reorganized Debtors, or any Distribution Agent to attempt to locate any Holder of an Allowed Claim or an Allowed Equity Interest.

(c)	Failure to Present Checks

Checks issued by the Distribution Agent on account of Allowed Claims shall be null and void if not negotiated within ninety (90) days after the issuance of such check. Requests for reissuance of any check shall be made directly to the Distribution Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued. Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within ninety (90) days after the date of mailing or other delivery of such check shall have its rights for such un-negotiated check discharged and be forever barred, estopped and enjoined from asserting any such right against the Debtors, their Estates, the Reorganized Debtors, or their respective assets or property. In such case, any Cash held for payment on account of such Claims shall become the property of the Reorganized Debtors, free and clear of any Claims or other rights of such Holder with respect thereto and notwithstanding any federal or state escheat laws to the contrary. Any such Cash shall thereafter be distributed or allocated in accordance with the applicable terms and conditions of this Plan.

E.	Compliance with Tax Requirements

In connection with this Plan and all distributions hereunder, the Reorganized Debtors and/or other applicable Distribution Agent shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors and/or other applicable Distribution Agent shall be authorized to take any and all actions that may be necessary to comply with such withholding and reporting requirements. All Persons holding Claims or Equity Interests shall be required to provide any information necessary to effect information reporting and the withholding of such taxes. Each Holder of an Allowed Claim or an Allowed Equity Interest will have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit on account of such distribution, including income, withholding, and other tax obligations.

F.	Allocation of Plan Distributions Between Principal and Interest

To the extent that any Allowed Claim entitled to a distribution under this Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of such Claim representing accrued but unpaid interest.

G.	Means of Cash Payment

Payments of Cash made pursuant to this Plan shall be in U.S. dollars and shall be made, at the option of the applicable Distribution Agent, by checks drawn on, or wire transfer from, a domestic bank selected by such Distribution Agent. Cash payments to foreign creditors may be made, at the option of such Distribution Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

H.	Timing and Calculation of Amounts to Be Distributed

Except as otherwise provided in the “Treatment” sections in Article III hereof or as ordered by the Bankruptcy Court, on the Initial Distribution Date (or if a Claim or Equity Interest is not Allowed on the Effective Date, on the Subsequent Distribution Date occurring after such Claim or Equity Interest becomes Allowed, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Equity Interest shall receive the full amount of the distributions that this Plan provides for Allowed Claims or Allowed Equity Interests in the applicable Class. If and to the extent that there are Disputed Claims or Disputed Equity Interests, distributions on account of any such Disputed Claims or Disputed Equity Interests shall be made pursuant to the provisions set forth in the applicable class treatment or in Article VIII hereof. Except as otherwise provided herein, Holders of Claims and Equity Interests shall not be entitled to interest, dividends or accruals on the distributions provided for herein, regardless of whether such distributions are delivered on or at any time after the Effective Date.

I.	Setoffs

Without altering or limiting any of the rights and remedies of the Debtors and the Reorganized Debtors under section 502(d) of the Bankruptcy Code, all of which rights and remedies are hereby reserved, the Debtors and the Reorganized Debtors may, but shall not be required to, withhold (but not setoff except as set forth below) from the distributions called for hereunder on account of any Allowed Claim (other than the Prepetition RBL Claims or the Prepetition Notes Claims) an amount equal to any claims, Causes of Action and Litigation Claims of any nature that the Debtors or the Reorganized Debtors may hold against the Holder of any such Allowed Claim (other than any Prepetition RBL Claims or Prepetition Notes Claims); provided that, at least ten (10) days prior to effectuating such withholding, the Debtors or the Reorganized Debtors, as applicable, shall provide written notice thereof to the applicable Holder of such Claim, and all objections and defenses of such Holder to such withholding are preserved. In the event that any such claims, Causes of Action or Litigation Claims are adjudicated by Final Order or otherwise resolved against the applicable Holder, the Debtors and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim (other than the Prepetition RBL Claims or the Prepetition Notes Claims) and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the amount of such adjudicated or resolved claims, Causes of Action or Litigation Claims. Neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claims, Causes of Action or Litigation Claims, all of which are reserved unless expressly released or compromised pursuant to this Plan or the Confirmation Order.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED AND DISPUTED CLAIMS AND EQUITY INTERESTS

A.	Resolution of Disputed Claims and Equity Interests

1.	Allowance of Claims and Equity Interests

After the Effective Date, and except as otherwise provided in this Plan, the Reorganized Debtors shall have and shall retain any and all available rights and defenses that the Debtors had with respect to any Claim or Equity Interest, including, without limitation, the right to assert any objection to Claims or Equity Interests based on the limitations imposed by section 502 or section 510 of the Bankruptcy Code. The Debtors and the Reorganized Debtors may contest the amount and validity of any Disputed Claim or Disputed Equity Interest in the ordinary course of business in the manner and venue in which such Claim or Equity Interest would have been determined, resolved or adjudicated if the Chapter 11 Cases had not been commenced.

2.	Disallowance of Certain Claims

Any Holders of Claims disallowed pursuant to section 502(d) of the Bankruptcy Code, unless and until expressly Allowed pursuant to this Plan, shall not receive any distributions on account of such Claims until such time as such Causes of Action against that Holder have been settled or a Final Order of the Bankruptcy Court with respect thereto has been entered and all sums due, if any, to the Debtors by that Holder have been turned over or paid to the Reorganized Debtors.

3.	Prosecution of Objections to Claims and Equity Interests

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors shall have the authority to File objections to Claims and Equity Interests (other than Claims and Equity Interests that are Allowed under this Plan) and settle, compromise, withdraw or litigate to judgment objections to any and all such Claims and Equity Interests, regardless of whether such Claims or Equity Interests are in an Unimpaired Class or otherwise; provided, however, this provision shall not apply to Professional Fee Claims, which may be objected to by any party-in-interest in these Chapter 11 Cases. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Disputed Equity Interest without any further notice to or action, order or approval of the Bankruptcy Court. The Reorganized Debtors shall have the sole authority to administer and adjust the Claims Register and their respective books and records to reflect any such settlements or compromises without any further notice to or action, order or approval of the Bankruptcy Court.

4.	Claims Estimation

After the Confirmation Date but before the Effective Date, the Debtors, and after the Effective Date, the Reorganized Debtors may at any time request that the Bankruptcy Court estimate any Disputed Claim or contingent or unliquidated Claim pursuant to applicable law, including, without limitation, section 502(c) of the Bankruptcy Code, and the Bankruptcy Court shall retain jurisdiction under 28 U.S.C. § 1334 to estimate any such Claim, whether for allowance or to determine the maximum amount of such Claim, including during the litigation concerning any objection to any Claim or during the pendency of any appeal relating to any such objection. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court. The rights and objections of all parties are reserved in connection with any such estimation.

5.	No Filings of Proofs of Claim or Equity Interests

Except as otherwise provided in this Plan, Holders of Claims or Equity Interests, including the Prepetition RBL Agent and the other Prepetition Secured Parties with respect to the Prepetition RBL Claims and the Prepetition Notes Indenture Trustee with respect to the Prepetition Notes Indenture and the Prepetition Notes, will not be required to File a proof of Claim or a proof of interest, and no parties should File a proof of Claim or a proof of interest. The Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim or Equity Interest that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan. Instead, the Debtors intend to make distributions, as required by this Plan, in accordance with the books and records of the Debtors. Unless disputed by a Holder of a Claim or an Equity Interest, the amount set forth in the books and records of the Debtors will constitute the amount of the Allowed Claim or Allowed Equity Interest of such Holder. If any such Holder of a Claim or Equity Interest disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim or Equity Interest, such Holder must so advise the Debtors in writing within forty-five (45) calendar days after the occurrence of the Effective Date, in which event the Claim or Equity Interest will become a Disputed Claim or a Disputed Equity Interest. The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the Bankruptcy Court. Nevertheless, the Debtors may, in their discretion, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or Equity Interest or any other appropriate motion or adversary proceeding with respect thereto. All such objections will be litigated to Final Order; provided, however, that the Debtors may, with the consent of the Prepetition RBL Agent and the Required Consenting Noteholders, compromise, settle, withdraw, or resolve by any other method approved by the Bankruptcy Court any objections to Claims or Equity Interests.

B.	No Distributions Pending Allowance

Notwithstanding any other provision of this Plan to the contrary, no payments or distributions of any kind or nature shall be made with respect to all or any portion of a Disputed Claim or Disputed Equity Interest unless and until all objections to such Disputed Claim or Disputed Equity Interest have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim or Disputed Equity Interest has become Allowed pursuant to a Final Order.

C.	Distributions on Account of Disputed Claims and Disputed Equity Interests Once They Are Allowed and Additional Distributions on Account of Previously Allowed Claims and Allowed Equity Interests

On each Subsequent Distribution Date (or such earlier date as determined by the Reorganized Debtors in their sole discretion), the Reorganized Debtors or other applicable Distribution Agent will make distributions (a) on account of any Disputed Claim and Disputed Equity Interest that has become Allowed during the preceding calendar quarter, and (b) on account of previously Allowed Claims and Allowed Equity Interests of property that would have been distributed to the Holders thereof on the dates distributions previously were made to Holders of Allowed Claims and Allowed Equity Interests in such Class had the Disputed Claims and Disputed Equity Interests that have become Allowed or disallowed by Final Order of the Bankruptcy Court been Allowed or disallowed, as applicable, on such dates. Such distributions will be made pursuant to the applicable provisions of Article VII of this Plan. For the avoidance of doubt, but without limiting the terms or conditions of Article VII.B or Paragraph B of this Article VIII, any dividends or other distributions arising from property distributed to Holders of Allowed Claims or Allowed Equity Interests in a Class and paid to such Holders under this Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim or Disputed Equity Interest in such Class that becomes Allowed after the date or dates that such dividends or other distributions were earlier paid to Holders of Allowed Claims or Allowed Equity Interests in such Class.

D.	Reserve for Disputed Claims and Disputed Equity Interests

The Debtors, the Reorganized Debtors, and the Distribution Agent may, in their respective sole discretion, establish such appropriate reserves for Disputed Claims and Disputed Equity Interests in the applicable Class(es) as it determines necessary and appropriate. Without limiting the foregoing, reserves (if any) for Disputed Claims or Disputed Equity Interests shall equal, as applicable, an amount of Cash or Plan Securities equal to 100% of distributions to which Holders of Disputed Claims or Disputed Equity Interests in each applicable Class would otherwise be entitled under this Plan as of such date if such Disputed Claims and Disputed Equity Interests were Allowed based on the Debtors’ books and records; provided, however, that the Debtors and the Reorganized Debtors, as applicable, shall have the right to file a motion seeking to estimate any Disputed Claims or Disputed Equity Interests.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Confirmation

It shall be a condition to Confirmation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1. This Plan and the Restructuring Documents shall be in form and substance consistent in all material respects with the Restructuring Support Agreement (including the Term Sheets) and otherwise reasonably acceptable to the Debtors, the RBL Agent, the Required Consenting RBL Lenders and the Required Consenting Noteholders;

2. The Plan Supplement shall have been Filed;

3. The Confirmation Order shall have been entered by the Bankruptcy Court; and

4. The Restructuring Support Agreement shall be in full force and effect and shall not have been terminated in accordance with its terms.

B.	Conditions Precedent to Consummation

It shall be a condition to Consummation of this Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof.

1. The Confirmation Order shall (i) be in form and substance consistent in all material respects with the Term Sheets and the Restructuring Support Agreement and otherwise in form and substance acceptable to the Prepetition RBL Agent and the Required Consenting Noteholders and (ii) not have been modified, vacated, stayed, or reversed;

2. The Bankruptcy Court shall have entered the Final Cash Collateral Order in form and substance consistent in all material respects with the Term Sheets and the Restructuring Support Agreement, and such Final Cash Collateral Order shall remain in full force and effect, and no Termination Event (as defined in the Final Cash Collateral Order) shall have occurred or be continuing thereunder;

3. This Plan, the Disclosure Statement and the other Restructuring Documents, and all other documents contained in any supplement to this Plan, including any exhibits, schedules, amendments, modifications, or supplements thereto or other documents contained therein, shall have been executed or Filed, as applicable, in form and substance consistent in all material respects with the Restructuring Support Agreement, the Term Sheets, and this Plan and shall be in full force and effect;

4. The Exit Facilities shall be in full force and effect and be consummated concurrently with the Effective Date (with all conditions precedent (other than any conditions related to the Effective Date) to the effectiveness of the Exit Facilities having been satisfied or waived in accordance with the terms of each of the Exit Facilities, including, but not limited to, that all documents related to the Exit Facilities shall have been duly executed and delivered by all the relevant parties thereto);

5. This Plan and the Restructuring Documents shall not have been amended or modified other than in a manner in form and substance consistent in all material respects with the Restructuring Support Agreement (including the Term Sheets) and otherwise reasonably acceptable to the Debtors, the Required Consenting RBL Lenders, and the Required Consenting Noteholders;

6. The Debtors shall have (or concurrently with the Effective Date will have) implemented the Restructuring Transactions and all transactions contemplated in the Term Sheets to occur on or prior to the Effective Date in a manner consistent with the Restructuring Support Agreement (and subject to, and in accordance with, the consent rights set forth therein), the Term Sheets, and this Plan;

7. All consents, actions, documents, certificates and agreements necessary to implement this Plan and the transactions contemplated by this Plan shall have been, as applicable, obtained and not otherwise subject to unfulfilled conditions, effected or executed and delivered to the required parties and, to the extent required, filed with the applicable governmental units in accordance with applicable laws, and in each case in full force and effect;

8. All governmental approvals and consents, including Bankruptcy Court approval, that are applicable and legally required for the consummation of this Plan shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired, if applicable;

9. The Amended/New Organizational Documents shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements;

10. The Restructuring Support Agreement shall be in full force and effect and shall not have been terminated in accordance with its terms;

11. The Professional Fee Claim Reserve shall have been funded in full in Cash by the Debtors in accordance with the terms and conditions of this Plan; and

12. To the extent invoiced, all Ad Hoc Noteholders Group Fees and Expenses, Prepetition RBL Agent and Lenders Fees and Expenses, and Prepetition Notes Indenture Trustee Fees and Expenses, shall have been paid in full in Cash, or, with respect to the Ad Hoc Noteholders Group Fees and Expenses, reserved in a manner reasonably acceptable to the Required Consenting Noteholders (or approved by order of the Bankruptcy Court) to the extent of any disputes related thereto.

C.	Waiver of Conditions

Subject to section 1127 of the Bankruptcy Code, the conditions to Confirmation and Consummation of this Plan set forth in this Article IX may be waived in writing by the Debtors, the Prepetition RBL Agent, and the Required Consenting Noteholders, in each case, subject to the consent rights provided for in the Restructuring Support Agreement, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan. The failure of the Debtors or Reorganized Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each right shall be deemed an ongoing right that may be asserted at any time.

D.	Effect of Non-Occurrence of Conditions to Consummation

If the Consummation of this Plan does not occur on or before December 1, 2020 (unless extended in accordance with the terms of the Restructuring Support Agreement) with respect to one or more of the Debtors, then this Plan shall, with respect to such applicable Debtor or Debtors, be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; (3) constitute an Allowance of any Claim or Equity Interest; or (4) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

ARTICLE X.

RELEASE, DISCHARGE, INJUNCTION AND RELATED PROVISIONS

A.	General

Pursuant to section 1123 of the Bankruptcy Code, and in consideration for the classification, distributions, releases and other benefits provided under this Plan, upon the Effective Date, the provisions of this Plan shall constitute a good faith compromise and settlement of all Claims and Equity Interests and controversies resolved pursuant to this Plan. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Equity Interests and controversies, as well as a finding by the Bankruptcy Court that any such compromise or settlement is in the best interests of the Debtors, their Estates, and any Holders of Claims and Equity Interests and is fair, equitable and reasonable.

Notwithstanding anything contained herein to the contrary, the allowance, classification and treatment of all Allowed Claims and Allowed Equity Interests and their respective distributions (if any) and treatments hereunder, takes into account the relative priority and rights of the Claims and the Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise. As of the Effective Date, any and all contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code or otherwise, relating to the allowance, classification and treatment of all Allowed Claims and Allowed Equity Interests and their respective distributions (if any) and treatments hereunder, are settled, compromised, terminated and released pursuant hereto; provided, however, that nothing contained herein shall preclude any Person or Entity from exercising their rights pursuant to and consistent with the terms of this Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered under or in connection with this Plan.

B.	Release of Claims and Causes of Action

1. Release by the Debtors and their Estates. Pursuant to section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly provided in this Plan, effective as of the Effective Date, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, the Debtors, in their respective individual capacities and as debtors-in-possession, and on behalf of themselves and their respective Estates, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, and the Reorganized Debtors (collectively, the “Debtor Releasing Parties”) shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be forever released, waived and discharged by the Debtor Releasing Parties) and their respective assets and properties (the “Debtor Release”) from any and all Claims, Causes of Action, Litigation Claims and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors or their Affiliates, including, without limitation, (i) the Chapter 11 Cases, the Disclosure Statement, this Plan, the Restructuring Support Agreement, the Term Sheets, the Prepetition RBL Loan Documents, the Swap Agreements (as defined in the Prepetition RBL Credit Agreement), the Prepetition Notes, the Prepetition Notes Indenture, the Exit Facilities, the Exit Facilities Loan Documents, the Postpetition Hedge Agreements, and the other Restructuring Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of the Restructuring Support Agreement, the Term Sheets, this Plan, the Disclosure Statement, the Plan Supplement, the Exit Facilities, the Exit Facilities Loan Documents, the Postpetition Hedge Agreements, and the other Restructuring Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale, or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan that such Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) or that any Holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for, or on behalf or in the name of, any Debtor, its respective Estate or any Reorganized Debtor (whether directly or derivatively) against any of the Released Parties; provided, however, that the foregoing provisions of this Debtor Release shall not operate to waive or release (A) the rights of such Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with this Plan (including, without limitation, the Exit Facilities Loan Documents) or assumed pursuant to this Plan or assumed pursuant to Final Order of the Bankruptcy Court and (B) claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes a criminal act, fraud, willful misconduct, or gross negligence, in each case as determined by Final Order. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Debtor Release. Notwithstanding the foregoing, nothing in this Article X.B shall or shall be deemed to (i) prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors and/or (ii) operate as a release or waiver of any Intercompany Claims or any obligations of any Entity arising after the Effective Date under the Exit Facilities Loan Documents or the Postpetition Hedge Agreements or any document, instrument or agreement set forth in the Plan Supplement, in each case unless otherwise expressly provided for in this Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Debtor Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good faith settlement and compromise of the Claims released by the Debtor Release; (iii) in the best interest of the Debtors and their Estates; (iv) fair, equitable and reasonable; (v) given and made after due notice and opportunity for hearing; and (vi) a bar to any of the Debtor Releasing Parties asserting any claim or Cause of Action released pursuant to the Debtor Release.

2. Release By Third Parties. Except as otherwise expressly provided in this Plan, effective as of the Effective Date, to the fullest extent permitted by applicable law, for good and valuable consideration provided by each of the Released Parties, the adequacy and sufficiency of which is hereby confirmed, and without limiting or otherwise modifying the scope of the Debtor Release provided by the Debtor Releasing Parties above, each Non-Debtor Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever provided a full discharge, waiver and release to each of the Released Parties (and each such Released Party so released shall be forever released, waived and discharged by the Non-Debtor Releasing Parties) and their respective assets and properties (the “Third Party Release”) from any and all Claims, Causes of Action, Litigation Claims and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, whether directly or derivatively held, existing as of the Effective Date or thereafter arising, in law, at equity or otherwise, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way in whole or in part to any of the Debtors or their Affiliates, including, without limitation, (i) the Chapter 11 Cases, the Disclosure Statement, this Plan, the Restructuring Support Agreement, the Term Sheets, the Prepetition RBL Loan Documents, the Swap Agreements, the Prepetition Notes, the Prepetition Notes Indenture, the Exit Facilities, the Exit Facilities Loan Documents, the Postpetition Hedge Agreements, and the other Restructuring Documents, (ii) the subject matter of, or the transactions or events giving rise to, any Claim or Equity Interest that is treated in this Plan, (iii) the business or contractual arrangements between any Debtor and any Released Parties, (iv) the negotiation, formulation or preparation of the Restructuring Support Agreement, the Term Sheets, this Plan, the Disclosure Statement, the Plan Supplement, the Exit Facilities, the Exit Facilities Loan Documents, the Postpetition Hedge Agreements, and the other Restructuring Documents, or related agreements, instruments or other documents, (v) the restructuring of Claims or Equity Interests prior to or during the Chapter 11 Cases, (vi) the purchase, sale, or rescission of the purchase or sale of any Equity Interest of the Debtors or the Reorganized Debtors, and/or (vii) the Confirmation or Consummation of this Plan or the solicitation of votes on this Plan that such Non-Debtor Releasing Party would have been legally entitled to assert (whether individually or collectively) against any of the Released Parties; provided, however, that the foregoing provisions of this Third Party Release shall not operate to waive or release (A) the rights of such Non-Debtor Releasing Party to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with this Plan (including, without limitation, the Exit Facilities Loan Documents) or assumed pursuant to this Plan or assumed pursuant to Final Order of the Bankruptcy Court and (B) claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes a criminal act, fraud, willful misconduct, or gross negligence, in each case as determined by Final Order. The foregoing release shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person and the Confirmation Order shall permanently enjoin the commencement or prosecution by any Person or Entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action, or liabilities released pursuant to this Third Party Release.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Third Party Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the Third Party Release is: (i) consensual; (ii) essential to confirmation of the Plan; (iii) given in exchange for substantial contribution; (iv) in exchange for the good and valuable consideration provided by the Released Parties that is important to the Plan; (v) a good faith settlement and compromise of the Claims released by the Third Party Release; (vi) in the best interest of the Debtors and all Holders of Claims and Equity Interests; (vii) fair, equitable and reasonable; (viii) given and made after due notice and opportunity for hearing; and (ix) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the Third Party Release.

C.	Waiver of Statutory Limitations on Releases

Each of the Releasing Parties in each of the releases contained above expressly acknowledges that although ordinarily a general release may not extend to Claims which the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, they have carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law which provides that a release does not extend to claims which the claimant does not know or suspect to exist in its favor at the time of providing the release, which if known by it may have materially affected its settlement with the released party. The releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

D.	Discharge of Claims and Equity Interests

To the fullest extent provided under section 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code, except as otherwise expressly provided by this Plan (including, without limitation, Articles V.D, V.E, V.F, and V.G of this Plan) or the Confirmation Order, effective as of the Effective Date, all consideration distributed under this Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims, Equity Interests and Causes of Action of any kind or nature whatsoever against the Debtors or any of their respective assets or properties, including any interest accrued on such Claims or Equity Interests from and after the Petition Date, and regardless of whether any property shall have been distributed or retained pursuant to this Plan on account of such Claims, Equity Interests or Causes of Action.

Except as otherwise expressly provided by this Plan (including, without limitation, Articles V.D, V.E, V.F, and V.G of this Plan) or the Confirmation Order, upon the Effective Date, the Debtors and their Estates shall be deemed discharged and released under and to the fullest extent provided under sections 524 and 1141(d)(1)(A) and other applicable provisions of the Bankruptcy Code from any and all Claims of any kind or nature whatsoever, including, but not limited to, demands and liabilities that arose before the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code. Such discharge shall void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.

Except as otherwise expressly provided by this Plan (including, without limitation, Articles V.D, V.E, V.F, and V.G of this Plan) or the Confirmation Order, upon the Effective Date: (i) the rights afforded herein and the treatment of all Claims and Equity Interests shall be in exchange for and in complete satisfaction, settlement, discharge, and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their respective assets, property, or Estates; (ii) all Claims and Equity Interests shall be satisfied, discharged, and released in full, and each of the Debtor’s liability with respect thereto shall be extinguished completely without further notice or action; and (iii) all Entities shall be precluded from asserting against the Debtors, the Estates, the Reorganized Debtors, each of their respective successors and assigns, and each of their respective assets and properties, any such Claims or Equity Interests, whether based upon any documents, instruments or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date or otherwise.

E.	Exculpation

Effective as of the Effective Date, the Exculpated Parties shall neither have nor incur any liability to any Person or Entity for any claims or Causes of Action arising prior to or on the Effective Date for any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or effecting the Confirmation or Consummation of this Plan, the Disclosure Statement, the Restructuring Documents, the Exit Facilities, the Exit Facilities Loan Documents, the Postpetition Hedge Agreements, or any contract, instrument, release or other agreement or document created or entered into in connection with this Plan, including the Restructuring Support Agreement, the Term Sheets or any other prepetition or postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, the approval of the Disclosure Statement or Confirmation or Consummation of this Plan; provided, however, that the foregoing provisions of this exculpation shall not operate to waive or release: (i) any Causes of Action arising from willful misconduct, actual fraud, or gross negligence of such applicable Exculpated Party as determined by Final Order of the Bankruptcy Court or any other court of competent jurisdiction and/or (ii) the rights of any Person or Entity to enforce this Plan and the contracts, instruments, releases, indentures, and other agreements and documents delivered under or in connection with this Plan (including, without limitation, the Exit Facilities Loan Documents and the Postpetition Hedge Agreements) or assumed pursuant to this Plan or assumed pursuant to Final Order of the Bankruptcy Court; provided, further, that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its respective duties pursuant to, or in connection with, the above referenced documents, actions or inactions. The foregoing exculpation shall be effective as of the Effective Date without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Person. Notwithstanding the foregoing, nothing in this Article X.E shall or shall be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, Causes of Action or liabilities they may have against any Person that is based upon an alleged breach of a confidentiality or non-compete obligation owed to the Debtors or the Reorganized Debtors, in each case unless otherwise expressly provided for in this Plan.

F.	Preservation of Causes of Action

1.	Maintenance of Causes of Action

Except as otherwise provided in this Article X (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E hereof) or elsewhere in this Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors shall retain all rights to commence, pursue, litigate or settle, as appropriate, any and all Litigation Claims, whether existing as of the Petition Date or thereafter arising, in any court or other tribunal including, without limitation, in an adversary proceeding Filed in the Chapter 11 Cases. The Reorganized Debtors, as the successors-in-interest to the Debtors and the Estates, may, and shall have the exclusive right to, enforce, sue on, settle, compromise, transfer or assign (or decline to do any of the foregoing) any or all of such Litigation Claims without notice to or approval from the Bankruptcy Court.

2.	Preservation of All Causes of Action Not Expressly Settled or Released

The Debtors expressly reserve all Causes of Action and Litigation Claims for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action and Litigation Claims not specifically identified or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances that may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action or Litigation Claims upon or after the Confirmation or Consummation of this Plan based on the Disclosure Statement, this Plan or the Confirmation Order, except in each case where such Causes of Action or Litigation Claims have been expressly waived, relinquished, released, compromised or settled in this Plan (including, without limitation, and for the avoidance of doubt, the Releases contained in Article X.B and Exculpation contained in Article X.E hereof) or any other Final Order (including, without limitation, the Confirmation Order). In addition, the Debtors and the Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which any of the Debtors are a plaintiff, defendant or an interested party, against any Person or Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

G.	Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS PLAN OR THE CONFIRMATION ORDER, FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS AND ENTITIES ARE, TO THE FULLEST EXTENT PROVIDED UNDER SECTION 524 AND OTHER APPLICABLE PROVISIONS OF THE BANKRUPTCY CODE, PERMANENTLY ENJOINED FROM (I) COMMENCING OR CONTINUING, IN ANY MANNER OR IN ANY PLACE, ANY SUIT, ACTION OR OTHER PROCEEDING; (II) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE, OR ORDER; (III) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE OF ANY KIND; (IV) ASSERTING A SETOFF OR RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND; OR (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, IN EACH CASE ON ACCOUNT OF OR WITH RESPECT TO ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, EQUITY INTEREST, OR REMEDY RELEASED OR TO BE RELEASED, EXCULPATED OR TO BE EXCULPATED, SETTLED OR TO BE SETTLED OR DISCHARGED OR TO BE DISCHARGED PURSUANT TO THIS PLAN OR THE CONFIRMATION ORDER AGAINST ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED). ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES UNDER SECTION 105 OR SECTION 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, AND IN EXISTENCE ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

H.	Binding Nature Of Plan

ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THIS PLAN SHALL BIND, AND SHALL BE DEEMED BINDING UPON, THE DEBTORS, THE REORGANIZED DEBTORS, ANY AND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS, ALL PERSONS AND ENTITIES THAT ARE PARTIES TO OR ARE SUBJECT TO THE SETTLEMENTS, COMPROMISES, RELEASES, DISCHARGES, AND INJUNCTIONS DESCRIBED IN THIS PLAN, EACH PERSON AND ENTITY ACQUIRING PROPERTY UNDER THIS PLAN, ANY AND ALL NON-DEBTOR PARTIES TO EXECUTORY CONTRACTS AND UNEXPIRED LEASES WITH THE DEBTORS AND THE RESPECTIVE SUCCESSORS AND ASSIGNS OF EACH OF THE FOREGOING, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND NOTWITHSTANDING WHETHER OR NOT SUCH PERSON OR ENTITY (I) SHALL RECEIVE OR RETAIN ANY PROPERTY, OR INTEREST IN

PROPERTY, UNDER THIS PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THIS PLAN, AFFIRMATIVELY VOTED TO REJECT THIS PLAN OR IS CONCLUSIVELY PRESUMED TO REJECT THIS PLAN.

I.	Protection Against Discriminatory Treatment

To the extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Persons and Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise or other similar grant to, condition such a grant to, discriminate with respect to such a grant, against the Reorganized Debtors, or another Person or Entity with whom the Reorganized Debtors have been associated, solely because any Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge) or has not paid a debt that is dischargeable in the Chapter 11 Cases.

J.	Integral Part of Plan

Each of the provisions set forth in this Plan with respect to the settlement, release, discharge, exculpation, injunction, indemnification and insurance of, for or with respect to Claims and/or Causes of Action are an integral part of this Plan and essential to its implementation. Accordingly, each Entity that is a beneficiary of such provision shall have the right to independently seek to enforce such provision and such provision may not be amended, modified, or waived after the Effective Date without the prior written consent of such beneficiary.

ARTICLE XI.

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, on and after the Effective Date, retain exclusive jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and this Plan as legally permissible, including, without limitation, jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any such Claim or Equity Interest;

2. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or this Plan, for periods ending on or before the Effective Date; provided, however, that, from and after the Effective Date, the Reorganized Debtors shall pay Professionals in the ordinary course of business for any work performed after the Effective Date and such payment shall not be subject to the approval of the Bankruptcy Court;

3. resolve any matters related to the assumption, assignment or rejection of any Executory Contract or Unexpired Lease and to adjudicate and, if necessary, liquidate, any Claims arising therefrom, including, without limitation, those matters related to any amendment to this Plan after the Effective Date to add Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected (as applicable);

4. resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

5. ensure that distributions to Holders of Allowed Claims and Allowed Equity Interests are accomplished pursuant to the provisions of this Plan;

6. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided, however that the Reorganized Debtors shall reserve the right to commence actions in all appropriate forums and jurisdictions;

7. enter such orders as may be necessary or appropriate to implement or consummate the provisions of this Plan and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with this Plan, the Plan Supplement or the Disclosure Statement;

8. resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of this Plan or any Person’s or Entity’s obligations incurred in connection with this Plan;

9. hear and determine all Causes of Action that are pending as of the Effective Date or that may be commenced in the future;

10. issue injunctions and enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of this Plan;

11. enforce the terms and conditions of this Plan, the Confirmation Order, and the Restructuring Documents;

12. resolve any cases, controversies, suits or disputes with respect to the Release, the Exculpation, the indemnification and other provisions contained in Article X hereof and enter such orders or take such others actions as may be necessary or appropriate to implement or enforce all such provisions;

13. hear and determine all Litigation Claims;

14. enter and implement such orders or take such other actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

15. resolve any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or any release or exculpation adopted in connection with this Plan; and

16. enter an order concluding or closing the Chapter 11 Cases.

Notwithstanding the foregoing, (i) any dispute arising under or in connection with the Exit Facilities or the Postpetition Hedge Agreements shall be dealt with in accordance with the jurisdictional provisions of the applicable document and (ii) if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Cases, including the matters set forth in this Article of this Plan, the provisions of this Article XI shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Substantial Consummation

“Substantial Consummation” of this Plan, as defined in 11 U.S.C. § 1101(2), shall be deemed to occur on the Effective Date.

B.	Payment of Statutory Fees; Post-Effective Date Fees and Expenses

All fees due and payable pursuant to section 1930 of Title 28 of the U.S. Code prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay any and all such fees when due and payable, and shall file with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the United States Trustee. Each Debtor shall remain obligated to pay quarterly fees to the Office of the United States Trustee until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under Chapter 7 of the Bankruptcy Code.

The Reorganized Debtors shall pay the liabilities and charges that they incur on or after the Effective Date for Professionals’ fees, disbursements, expenses, or related support services (including reasonable fees, costs and expenses incurred by Professionals relating to the preparation of interim and final fee applications and obtaining Bankruptcy Court approval thereof) in the ordinary course of business and without application or notice to, or order of, the Bankruptcy Court, including, without limitation, the reasonable fees, expenses, and disbursements of the Distribution Agents, the Prepetition Notes Indenture Trustee Fees and Expenses, and the fees, costs and expenses incurred by Professionals in connection with the implementation, enforcement and Consummation of this Plan and the Restructuring Documents.

C.	Conflicts

In the event that a provision of the Disclosure Statement (including any and all exhibits and attachments thereto) conflicts with a provision of this Plan or the Confirmation Order, the provision of this Plan and the Confirmation Order (as applicable) shall govern and control to the extent of such conflict. In the event that this Plan conflicts with the Plan Supplement, the Plan Supplement shall govern and control to the extent of such conflict. In the event that a provision of this Plan conflicts with a provision of the Confirmation Order, the provision of the Confirmation Order shall govern and control to the extent of such conflict.

D.	Modification of Plan

Effective as of the date hereof and subject to the limitations and rights contained in this Plan and the Restructuring Support Agreement (including any consent rights therein): (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify this Plan prior to the entry of the Confirmation Order in a way that is in form and substance consistent in all material respects with the Restructuring Support Agreement, the Term Sheets and otherwise reasonably acceptable to the Prepetition RBL Agent, the Required Consenting RBL Lenders and the Required Consenting Noteholders, in accordance with section 1127(a) of the Bankruptcy Code; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the

Bankruptcy Court, amend or modify this Plan in a way that is in form and substance consistent in all material respects with the Restructuring Support Agreement and the Term Sheets and otherwise reasonably acceptable to the Prepetition RBL Agent, the Required Consenting RBL Lenders and the Required Consenting Noteholders, in accordance with section 1127(b) of the Bankruptcy Code or to remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan. A Holder of a Claim or Equity Interest that has accepted this Plan shall be deemed to have accepted this Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Equity Interest of such Holder.

E.	Revocation or Withdrawal of Plan

Subject to the terms and conditions of the Restructuring Support Agreement, the Debtors reserve the right to revoke or withdraw this Plan prior to the Effective Date and/or to File subsequent chapter 11 plans with respect to one or more of the Debtors. If the Debtors revoke or withdraw this Plan, or if Confirmation or Consummation of this Plan does not occur with respect to one or more of the Debtors, then with respect to the applicable Debtor or Debtors for which this Plan was revoked or withdrawn or for which Confirmation or Consummation of this Plan did not occur: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the applicable Debtors or any other Entity; (b) prejudice in any manner the rights of the applicable Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the applicable Debtors or any other Entity.

F.	Successors and Assigns

This Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Holders of Claims and Equity Interests, other parties-in-interest, and their respective heirs, executors, administrators, successors, and assigns. The rights, benefits, and obligations of any Person or Entity named or referred to in this Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor, or assign of such Person or Entity.

G.	Reservation of Rights

Except as expressly set forth herein, this Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and this Plan is Consummated. Neither the filing of this Plan, the Plan Supplement, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) the Debtors with respect to the Holders of Claims or Equity Interests or other Entity; or (2) any Holder of a Claim or an Equity Interest or other Entity prior to the Effective Date.

H.	Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order.

I.	Severability

If, prior to the Confirmation Date, any term or provision of this Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation must be in form and substance acceptable to the Debtors, the Required Consenting RBL Lenders, and the Required Consenting Noteholders. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms, is integral to the Plan and is non-severable and mutually dependent.

J.	Service of Documents

Any notice, direction or other communication given regarding the matters contemplated by this Plan (each, a “Notice”) must be in writing, sent by personal delivery, electronic mail, courier or facsimile and addressed as follows:

If to the Debtors:

Lonestar Resources US Inc.

111 Boland Street, Suite 301

Fort Worth, TX 76107

Attn: Frank D. Bracken, III

Telephone: 817.921.1889

Email: fbracken@lonestarresources.com

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn:	David A. Hammerman
Keith A. Simon

Annemarie V. Reilly

Telephone: (212) 906-1200

Email:	david.hammerman@lw.com
keith.simon@lw.com
annemarie.reilly@lw.com

-and-

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, TX 77002

Attn:	Tad Davidson
Ashley Harper

Telephone: (713) 220-4200

Email:	TadDavidson@HuntonAK.com
AshleyHarper@HuntonAK.com

If to the Ad Hoc Noteholders Group:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Attn:	Kristopher M. Hansen
Erez E. Gilad

Telephone: 212.806.5400

Email:	khansen@stroock.com
egilad@stroock.com

If to the Prepetition RBL Agent:

Linklaters LLP

1290 Avenue of the Americas

New York, NY 10104

Attn:	Margot Schonholtz
Penelope Jensen

Telephone: 212.903.9000

Email:	margot.schonholtz@linklaters.com
penelope.jensen@linklaters.com

A Notice is deemed to be given and received (a) if sent by personal delivery or courier, on the date of delivery if it is a Business Day and the delivery was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day, or (b) if sent by facsimile, on the Business Day following the date of confirmation of transmission by the originating facsimile, or (c) if sent by electronic mail, when the sender receives an email from the recipient acknowledging receipt, provided that an automatic “read receipt” does not constitute acknowledgment of an email for purposes of this Section. Any party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any element of a party’s address that is not specifically changed in a Notice shall be assumed not to be changed. Sending a copy of a Notice to the Debtors’ or Reorganized Debtors’ legal counsel as contemplated above is for information purposes only and does not constitute delivery of the Notice to that party. The failure to send a copy of a Notice to legal counsel does not invalidate delivery of that Notice to a party.

K.	Exemption from Transfer Taxes Pursuant to Section 1146(a) of the Bankruptcy Code

Pursuant to and to the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer of property, pursuant to or in connection with this Plan or the Restructuring Documents shall not be subject to any Stamp or Similar Tax or governmental assessment in the United States or by any other Governmental Unit, and the Confirmation Order shall direct the appropriate federal, state or local (domestic or foreign) governmental officials or agents to forgo the collection of any such Stamp or Similar Tax or governmental assessment and to accept for filing and recordation instruments or other documents evidencing such action or event without the payment of any such Stamp or Similar Tax or governmental assessment. Such exemption specifically applies, without limitation, to (i) all actions, agreements and documents necessary to evidence and implement the provisions of, transactions contemplated by and the distributions to be made under this Plan or the Restructuring Documents, (ii) the issuance and distribution of the New Equity Interests, the New Warrants, or Plan Securities and Documents, and (iii) the maintenance or creation of security interests or any Lien as contemplated by this Plan or the Restructuring Documents.

L.	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that a Restructuring Document or an exhibit or schedule to this Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of New York, without giving effect to the principles of conflicts of law of such jurisdiction.

M.	Tax Reporting and Compliance

The Reorganized Debtors are hereby authorized, on behalf of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through and including the Effective Date.

N.	Schedules

All exhibits and schedules to this Plan, including the Exhibits and Plan Schedules, are incorporated herein and are a part of this Plan as if set forth in full herein.

O.	No Strict Construction

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Prepetition RBL Agent, the Consenting RBL Lenders, and the Consenting Noteholders and their respective professionals. Each of the foregoing was represented by counsel of its choice who either participated in the formulation and documentation of, or was afforded the opportunity to review and provide comments on, this Plan, the Disclosure Statement, the Exhibits and the Plan Schedules, and the agreements and documents ancillary or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, the Exhibits or the Plan Schedules, or the documents ancillary and related thereto.

P.	Entire Agreement

Except as otherwise provided herein or therein, this Plan and the Restructuring Documents supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan and the Restructuring Documents.

Q.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

R.	2002 Notice Parties

After the Effective Date, the Debtors and the Reorganized Debtors, as applicable, are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed a renewed request after the Combined Hearing to receive documents pursuant to Bankruptcy Rule 2002.

Dated: September 28, 2020

Respectfully submitted,

LONESTAR RESOURCES US INC. AND ITS AFFILIATE DEBTORS

By:	/s/ Frank D. Bracken, III
Title:	Chief Executive Officer and Authorized Signatory

Exhibit A

Restructuring Support Agreement

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This Restructuring Support Agreement (including all exhibits, annexes or supplements hereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof, this “Agreement”), dated as of September 14, 2020, is entered into by and among (i) Lonestar Resources US Inc. (“Parent”), (ii) Lonestar Resources America Inc. (“Lonestar”), (iii) each other direct and indirect wholly-owned, domestic subsidiary of Parent party hereto (each a “Lonestar Subsidiary” and, collectively with Parent and Lonestar, the “Company” and each, a “Company Party”), (iv) the RBL Agent (as defined below), in its capacity as such, (v) the RBL Lenders (as defined below) party hereto (the “Consenting RBL Lenders”), (vi) the Noteholders (as defined below) party hereto (the “Consenting Noteholders” and, together with the Consenting RBL Lenders, the “Consenting Creditors”) and (vii) each transferee that becomes a Permitted Transferee (as defined below) or Affiliate Transferee (as defined below) in accordance with Section 10. Each of the foregoing are referred to herein individually as a “Party”, and collectively as the “Parties.”

RECITALS

WHEREAS, reference is made to that certain Credit Agreement, dated as of July 28, 2015 (as amended, modified, or supplemented from time to time, the “RBL Credit Agreement”), by and among Lonestar, as borrower, Citibank, N.A., as administrative agent (in such capacity, the “RBL Agent”), the lenders party thereto from time to time (the “RBL Lenders”) and the other parties thereto. As of the date hereof, the aggregate principal amount outstanding under the RBL Credit Agreement is $285,000,000, and the Consenting RBL Lenders, in the aggregate, hold not less than 100% of the aggregate principal amount outstanding under the RBL Credit Agreement;

WHEREAS, reference is made to that certain Indenture, dated as of January 4, 2018 (as amended, modified, or supplemented from time to time), by and among Lonestar, as issuer, each of the guarantors party thereto from time to time, UMB Bank, N.A., as trustee (in such capacity, together with any successor trustee, the “Notes Trustee”), governing the issuance of the 11.250% Senior Notes due 2023 (the “Notes” and the indenture governing the Notes, the “Indenture” and the holders of the Notes, the “Noteholders”). Any and all claims and obligations arising under or in connection with the Indenture are defined herein as the “Notes Claims.” As of the date hereof, the aggregate principal amount outstanding under the Notes is $250,000,000, and the Consenting Noteholders, in the aggregate, hold not less than 67.1% of the aggregate principal amount of the outstanding Notes;

WHEREAS, the Parties have engaged in good faith, arm’s length negotiations regarding the principal terms of a prepackaged chapter 11 plan of reorganization through which the Company will seek to restructure its debt obligations and capital structure and recapitalize the Company in accordance with and subject to the terms and conditions set forth herein and in the plan term sheet attached hereto as Exhibit A (including any exhibits, supplements and schedules attached thereto, as such plan term sheet may be amended, modified, or supplemented from time to time in accordance with the terms hereof, the “Plan Term Sheet”)1 and incorporated herein pursuant to Section 32 of this Agreement. The restructuring contemplated herein and by the Plan Term Sheet is referred to in this Agreement as the “Transaction”; and

WHEREAS, the Parties desire to express to each other their mutual support and commitment in respect of the Transaction on the terms and conditions set forth herein and in the Plan Term Sheet;

NOW, THEREFORE, in consideration of the promises, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.    The Transaction

Subject to the terms and conditions of this Agreement, the Plan Term Sheet and the other exhibits attached hereto and thereto, the Parties agree as follows for the period, with respect to each Party, commencing on the Agreement Effective Date (as defined below) (or, in the case of any Consenting Creditor that becomes a party hereto after the Agreement Effective Date, the date as of which such Consenting Creditor becomes a party hereto by executing a joinder in accordance with the terms hereof) and ending on the date on which this Agreement is terminated in accordance with Section 6 below, as to such Party (the “Support Period”):

a.    Generally. Each of the Parties will act in good faith and use commercially reasonable efforts to cause to occur and cooperate in the prompt consummation of the Transaction on terms and conditions consistent in all respects with the Plan Term Sheet and this Agreement. The agreements, representations, warranties, covenants, and obligations of the Company under or in connection with this Agreement are joint and several in all respects, but the agreements, representations, warranties, covenants, and obligations of the Consenting Creditors under or in connection with this Agreement are several and not joint in all respects. Any breach or violation of this Agreement by a Consenting Creditor shall not result in liability for any other Party.

b.    Form of Transaction. The Transaction shall be implemented through jointly administered voluntary prepackaged cases to be commenced by the Company (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), on or before September 30, 2020 (the “Outside Petition Date”). The Company shall pursue confirmation of a chapter 11 plan of reorganization that is consistent in all respects with the terms and conditions of this Agreement and the Plan Term Sheet (such chapter 11 plan of reorganization, including any exhibits, supplements and schedules attached thereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof, the “Plan”).

[1]	Capitalized terms used but not otherwise defined herein are defined in accordance with the Plan Term Sheet, which is expressly made part of this Agreement and incorporated herein by reference.

2.    Agreement Effective Date

This Agreement shall become effective on the date and time that completed signature pages to this Agreement have been executed and delivered by (a) the Company Parties, (b) RBL Lenders holding at least 66 2/3% of the aggregate principal amount outstanding under the RBL Credit Agreement (the “Super-Majority RBL Lenders”), and (c) Noteholders holding at least 66 2/3% of the aggregate principal amount outstanding under the Notes (the “Super-Majority Noteholders”) (such date, the “Agreement Effective Date”). The terms and provisions of this Agreement, and the rights, agreements, covenants, and the obligations of the Parties hereunder, shall not become effective or binding until the occurrence of the Agreement Effective Date.

3.    All Parties: Implementation of the Transaction

Subject to the terms and conditions of this Agreement and the exhibits attached hereto, each Party hereby covenants and agrees, for the duration of the Support Period:

a.    to negotiate in good faith the definitive documents implementing, achieving or relating to the Transaction or described in or contemplated by this Agreement or the Plan Term Sheet and all related agreements, documents, exhibits, annexes and schedules thereto (collectively, such definitive documents, the “Definitive Documents”), including, but not limited to, the Plan (including the plan supplement and all documents, annexes, schedules, exhibits, amendments, modifications or supplements thereto, or other documents contained therein, including any schedules of rejected contracts), any documentation necessary or appropriate to effectuate the Facilities, any documentation necessary or appropriate to effectuate the issuance of the New Warrants, the new corporate governance documents of the Reorganized Parent (including the bylaws and certificates of incorporation or similar documents, among other governance documents), any new employment contracts with the Reorganized Parent, the disclosure statement used to solicit votes on the Plan (the “Disclosure Statement”) and any other materials used to solicit votes on the Plan, any motion seeking approval of the Disclosure Statement and Plan, the order of the Bankruptcy Court approving the Disclosure Statement and confirming the Plan (the “Combined Disclosure Statement and Confirmation Order”), any pleading in support of entry of the Combined Disclosure Statement and Confirmation Order, any “first day” or “second day” pleadings and any other motions, orders and related documents to be filed by the Company in connection with the Chapter 11 Cases, each of which shall be (i) consistent with this Agreement and the Plan Term Sheet and (ii) otherwise in form and substance reasonably acceptable to the Company, the Consenting RBL Lenders holding more than 50% of the aggregate principal amount outstanding under the RBL Credit Agreement held by the Consenting RBL Lenders (the “Required Consenting RBL Lenders”), and the Consenting Noteholders holding more than 50% of the aggregate principal amount of outstanding Notes held by the Consenting Noteholders (the “Required Consenting Noteholders”), except as otherwise expressly set forth in the Plan Term Sheet;

b.    to promptly execute and deliver (to the extent they are a party thereto) and otherwise use commercially reasonable efforts to support the prompt consummation of the transactions contemplated by the Definitive Documents, once finalized; and

c.    not object to, delay, impede, commence any proceeding, or take any other action to interfere, directly or indirectly, in any material respect with the prompt consummation of the Transaction (or instruct, direct, encourage or support any person or entity to do any of the foregoing).

4.    Support of the Transaction

a.    Consenting Creditors’ Support. Subject to the terms and conditions of this Agreement and the exhibits attached hereto, each Consenting Creditor agrees that for the duration of the Support Period it will:

(i)    give any notice, order, instruction, or direction to the RBL Agent or Notes Trustee, as applicable, reasonably necessary to give effect to the Transaction (provided that the Consenting Noteholders shall not be required to provide the Notes Trustee with any indemnity or incur any expense or liability in connection with any such notice, order, instruction or direction), and the execution hereof by the Consenting Noteholders shall constitute such an order, instruction and direction by the Consenting Noteholders to the Notes Trustee;

(ii)    not take any action or direct the RBL Agent or Notes Trustee to take action to accelerate the RBL Claims or Notes Claims, not commence an involuntary bankruptcy case against the Company, and not foreclose, take any enforcement action, or otherwise exercise any remedy against or realize upon any portion of the assets of the Company; provided, however, with respect to this Section 4(a)(ii), each Consenting Creditor’s agreements, as provided herein, shall automatically terminate without requirement for any notice, demand, presentment, act or action of any kind if this Agreement terminates in accordance with Section 6, and each Company Party at that time shall be obligated to comply with and perform all terms, conditions, and provisions of the RBL Documents and Indenture without giving effect to this Section 4(a)(ii), and the Consenting Creditors may at any time thereafter exercise any and all of their rights and remedies at law, contract, in equity or otherwise, including, without limitation, their rights and remedies under the RBL Documents and the Indenture, as applicable, or this Agreement to the extent continuing, in each case, without any further lapse of time, expiration of applicable grace periods, or requirements of notice, all of which are hereby expressly waived by each Company Party; provided, further, that except as expressly provided herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Consenting Creditors under the RBL Documents, the Indenture, that certain Forbearance Agreement, Fourteenth Amendment, and Borrowing Base Agreement, dated as of July 2, 2020, by and among the Company, certain RBL Lenders, and the RBL Agent (as amended, modified, or supplemented from time to time, the “RBL Forbearance Agreement”) or that certain Forbearance Agreement, dated July 31, 2020, by and among the Company and certain Noteholders (as amended, modified, or supplemented from time to time, the “Noteholder Forbearance Agreement”) and shall not alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the RBL Documents, the Indenture (or any other provisions of the Indenture), the RBL Forbearance Agreement or the Noteholder Forbearance Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect in accordance with its respective terms, including each of the RBL Agent’s, the Notes Trustee’s, and the Consenting Creditors’ rights, remedies and claims under the RBL Documents and the Indenture, as applicable. Notwithstanding anything to the contrary in this Agreement, each Consenting Creditor agrees that it shall not be entitled to terminate (1) this Agreement or (2) the RBL Forbearance Agreement or the Noteholder Forbearance Agreement, as applicable, due to the early termination and/or unwinding of the Company’s hedging positions prior to the Agreement Effective Date;

(iii)    not object to, or otherwise commence any proceeding to oppose, and not instruct or direct the RBL Agent or Notes Trustee, as applicable, to object to, or otherwise commence any proceeding to oppose, the Transaction, any motion to approve the use of cash collateral, any motion to approve the Hedging Order, the confirmation or consummation of the Plan, or approval of the Disclosure Statement;

(iv)    not take any action, and not instruct or direct the RBL Agent or Notes Trustee, as applicable, to take any action, including, without limitation, initiating or joining in any legal proceeding or filing any pleading, that is inconsistent in any material respect with its obligations under this Agreement or that would reasonably be expected to hinder, prevent, delay or impede the consummation of the Transaction or the Definitive Documents;

(v)    provided that such Consenting Creditors, as applicable, have been solicited in accordance with sections 1125 and 1126 of the Bankruptcy Code, if applicable, and other applicable law, (A) vote all claims (as defined in Section 101(5) of the Bankruptcy Code) beneficially owned by such Consenting Creditor or for which it is the nominee, investment manager, or advisor for beneficial holders thereof to accept the Plan, and (B) return a duly-executed ballot in connection therewith no later than the applicable deadline set forth in the Disclosure Statement;

(vi)    not change, withdraw or revoke (or seek to change, withdraw or revoke) its participation in the Transaction or any vote to accept the Plan; provided, however, that notwithstanding anything in this Agreement to the contrary, each Consenting Creditor’s vote shall be automatically revoked (and, upon such revocation, deemed void ab initio) immediately following (and solely in the event of) the termination of this Agreement pursuant to Section 6 with respect to such Consenting Creditor (regardless of whether any deadline for votes, or for withdrawal thereof, set forth in the Disclosure Statement has passed) (it being agreed that the Company shall not oppose any attempt by such Consenting Creditor to change or withdraw (or cause to change or withdraw) such vote or consent at such time);

(vii)    not “opt out” of or object to any releases, indemnity or exculpation provided under the Plan (and to the extent required by such ballot, affirmatively “opt in” to such releases, indemnity and exculpation);

(viii)    not support or vote in favor (or instruct or direct the RBL Agent or Notes Trustee, as applicable, to support or vote in favor) of any plan of reorganization or liquidation proposed or filed, or to be proposed or filed, in the Chapter 11 Cases other than the Plan; and

(ix)    not serve as a member on any statutory committee formed in the Chapter 11 Cases and the Consenting Noteholders hereby direct the Notes Trustee not to serve as a member on any such committee.

b.    Other Rights Reserved. The agreements, covenants, and obligations of each Party under this Agreement are conditioned upon and subject to the terms and conditions of the Transaction and the Definitive Documents being consistent in all respects with this Agreement, and all exhibits attached hereto including, but not limited to, the Plan Term Sheet. Unless expressly limited herein, nothing contained herein shall limit the ability of a Consenting Creditor to appear and be heard concerning any matter arising in the Chapter 11 Cases; provided, that such appearance is not inconsistent with such Party’s covenants and obligations under this Agreement.

c.    Limitation on Consenting Creditors’ Commitments. Notwithstanding any other provision of this Agreement to the contrary, including this Section 4, nothing in this Agreement shall require any Consenting Creditor to incur, assume, become liable for any liabilities or other obligations, or to commence litigation or agree to any commitments, undertakings, concessions, indemnities, or other arrangements to such Consenting Creditor that could result in liabilities or other obligations to such Consenting Creditor other than as reasonably necessary to comply with the obligations under this Agreement.

5.    Company’s Obligations to Support the Transaction

a.    Subject to the terms and conditions of this Agreement and the exhibits attached hereto, the Company agrees that for the duration of the Support Period it will:

(i)    support and take all steps reasonably necessary, or reasonably requested by the Consenting Creditors, to consummate the Transaction pursuant to the Plan (including the entry of the Combined Disclosure Statement and Confirmation Order) as expeditiously as practicable under applicable law on terms and conditions consistent in all respects with this Agreement and in accordance with the Milestones (as defined below);

(ii)    to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Transaction contemplated herein, take all steps reasonably necessary and desirable to address any such impediment, including to negotiate in good faith appropriate additional or alternative provisions (consistent with the terms of this Agreement and the Plan Term Sheet) to address any such impediment, in each case, in a manner acceptable to the RBL Agent and the Required Consenting Noteholders, as applicable;

(iii)    obtain any and all required governmental, regulatory, and third-party approvals to effectuate the Transaction as expeditiously as practicable (if any, and to the extent such approvals are not overridden by the Bankruptcy Code);

(iv)    prosecute and defend any objections and any appeals by parties in interest relating to the Transaction, including without limitation, the “first day” and “second day” motions and orders, the Cash Collateral Orders, the Hedging Order, and the Combined Disclosure Statement and Confirmation Order;

(v)    not take any action that is inconsistent with, or is intended or is reasonably likely to interfere with or impede or delay consummation of, the Transaction;

(vi)    not file or otherwise pursue a chapter 11 plan or any other Definitive Document that is inconsistent with the terms of this Agreement and the Plan Term Sheet;

(vii)    provide draft copies of all orders, motions or applications related to the Transaction, including all “first day” and “second day” motions and orders, the Plan, the Disclosure Statement, any proposed amendments or supplements to the Plan, form of ballots, and other solicitation materials in respect of the Plan and proposed Combined Disclosure Statement and Confirmation Order, and any other Definitive Documents the Company intends to file with the Bankruptcy Court to the RBL Agent’s counsel (Linklaters LLP) and counsel to the ad hoc committee of certain Noteholders (the “Ad Hoc Noteholders Group”), if reasonably practicable, at least two (2) business days prior to the date when the Company intends to file any such motion or application (provided that if delivery of such motions, orders, or materials at least two (2) business days in advance is not reasonably practicable prior to filing, such motion, order, or application shall be delivered as soon as reasonably practicable prior to filing), and consult in good faith with the RBL Agent’s counsel and the Ad Hoc Noteholders Group’s counsel regarding, and consider in good faith any changes proposed by the RBL Agent’s counsel and the Ad Hoc Noteholders Group’s counsel with respect to, the form and substance of any such proposed filing with the Bankruptcy Court;

(viii)    timely file with the Bankruptcy Court a written objection to any motion filed with the Bankruptcy Court seeking the entry of an order (A) directing the appointment of an examiner with expanded powers or a trustee, (B) converting any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing any of the Chapter 11 Cases, or (D) modifying or terminating the Company’s exclusive right to file or solicit acceptances of a plan of reorganization;

(ix)    except as contemplated by this Agreement or any Definitive Documents, (A) operate its businesses without material change in such operations and (B) not dispose of any material assets (unless in such instance, the RBL Agent and the Required Consenting Noteholders have consented thereto in writing, such consent not to be unreasonably withheld) in accordance with its business judgment;

(x)    unless the RBL Agent and the Required Consenting Noteholders provide written consent otherwise (such consent not to be unreasonably withheld), use commercially reasonable efforts to preserve in all material respects its current business organizations, keep available the services of its current officers and material employees (in each case, other than voluntary resignations, terminations for cause, or terminations consistent with applicable fiduciary duties) and preserve in all material respects its relationships with customers, sales representatives, suppliers, distributors, and others, in each case, having material business dealings with the Company (other than terminations for cause or consistent with applicable fiduciary duties);

(xi)    provide written notice within one (1) business day to the RBL Agent and counsel to the Ad Hoc Noteholders Group of any failure of any Company Party (of which the Company has actual knowledge) to comply with or satisfy, in any material respect, any covenant, condition or agreement hereunder;

(xii)    within one (1) business day of obtaining knowledge thereof, provide written notice to the RBL Agent and counsel to the Ad Hoc Noteholders Group of any: (A) occurrence, or failure to occur, of any event, of which the Company has actual knowledge, which could reasonably be expected to cause any covenant of the Company contained in this Agreement not to be satisfied in any respect; (B) receipt by the Company of any notice from any governmental body in connection with this Agreement or the Transaction; and (C) receipt of any notice from any party alleging that the consent of such party is or may be required in connection with the transactions contemplated by the Transaction;

(xiii)    promptly pay (but in no event later than three (3) business days after submission of summary invoices therefor) all reasonable and documented prepetition and postpetition fees and expenses of (A) the RBL Agent, including the fees, charges and disbursements of Linklaters LLP, as counsel, Bracewell LLP, as local and real estate counsel, and Opportune LLP, as financial advisor, and (B) the advisors to the Ad Hoc Noteholders Group, including the fees, charges and disbursements of Stroock & Stroock & Lavan LLP, as counsel, Cole Schotz, P.C., as co-counsel and local counsel, and Stephens Inc., as financial advisor (collectively, the “Restructuring Expenses”), and unless otherwise agreed by the Company and the applicable firm, the Company shall (i) on the Agreement Effective Date, pay (x) all Restructuring Expenses accrued but unpaid as of such date (to the extent invoiced) and (y) fund or replenish, as the case may be, any retainers reasonably requested by any of the foregoing professionals; and (ii) on the Plan Effective Date, pay all accrued and unpaid Restructuring Expenses incurred up to (and including) the Plan Effective Date, without any requirement for individual time detail, Bankruptcy Court review or further Bankruptcy Court order; provided, that, notwithstanding the foregoing, nothing herein shall affect or limit any obligations of the Company to pay the Restructuring Expenses as provided in the Cash Collateral Orders;

(xiv)    as soon as reasonably practicable, notify the RBL Agent and counsel to the Ad Hoc Noteholders Group of any governmental or third-party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened) that could reasonably be expected to prevent, hinder, or delay the consummation of the transactions contemplated by this Agreement or the Plan of which the Company had actual knowledge by furnishing written notice to the RBL Agent and counsel to the Ad Hoc Noteholders Group within one (1) business day of actual knowledge of such event;

(xv)    provide to counsel for the RBL Agent and counsel for the Ad Hoc Noteholders Group, within two (2) business days of receipt, a copy of any written offer, proposal, term sheet, or any other indication of interest received by the Company for the purchase of any Oil and Gas Properties (other than Hydrocarbons in the ordinary course of business) (each as defined in the RBL Credit Agreement) or any other assets of the Company of more than de minimis value;

(xvi)    use commercially reasonable efforts to seek additional support for the Transaction from their other material stakeholders not party hereto and to the extent reasonably necessary to consummate the Transaction and coordinate its activities with the other Parties hereto (subject to the terms hereof) in respect of all matters concerning the implementation and consummation of the Transaction;

(xvii)    cooperate, and cause each Lonestar Subsidiary and affiliate, and each of their respective, officers, directors, employees, and advisors to cooperate, with (A) the respective advisors to the RBL Agent and Consenting Noteholders, in their review, analysis, and evaluation of the Company’s financial affairs, finances, financial conditions, business, and operations (including historical financial information and projections) and (B) the RBL Agent, the Consenting RBL Lenders, the Consenting Noteholders and their respective designees and advisors in furnishing information reasonably available to the Company as and when requested, or as soon thereafter as reasonably practicable, by the RBL Agent, the Consenting RBL Lenders, the Consenting Noteholders and their respective designees and advisors; provided, that such information shall be subject to any confidentiality agreements between the Company and the RBL Agent, the Consenting RBL Lenders, and the Consenting Noteholders, as applicable;

(xviii)    not file any amended U.S. federal or state or local income tax return, enter into any closing agreement with respect to material taxes, consent to any extension or waiver of the limitations period applicable to any material tax claim or assessment, change any accounting methods, practices or periods for tax purposes, make or request any tax ruling, enter into any tax sharing or similar agreement or arrangement, or settle any tax material claim or assessment, or take or fail to take any action outside the ordinary course of business (except to the extent expressly contemplated by the Plan or the Plan Term Sheet) if such action or failure to act would cause (prior to, on, or following, the Plan Effective Date) a change to the tax status of any Company Party (or of any consolidated, combined or unitary group of which a Company Party is a member) or be expected to cause (prior to, on, or following, the Plan Effective Date), individually or in the aggregate, a material adverse tax consequence to the Company Parties, in each case, unless the Company Parties have (A) received the written consent, not to be unreasonably withheld, conditioned or delayed, of the Required Consenting Noteholders, and (B) provided the RBL Agent no less than five (5) calendar days written notice of such action or their intention not to take such action; and

(xix)    other than as expressly contemplated by the Plan Term Sheet in connection with the Transaction, without the prior written consent of the Required Consenting Noteholders (which shall not be unreasonably withheld, delayed, or conditioned), (A) amend or propose to amend any of their respective organizational documents (other than as may be reasonably necessary to implement the Chapter 11 Cases), (B) authorize, create or issue any additional equity interests in any of the Company Parties, or redeem, purchase, acquire, declare any distribution on or make any distribution on any equity interests in any of the Company Parties, (C) engage in any merger, consolidation, acquisition, disposition, investment, dividend, incurrence of liens or indebtedness, or other similar transaction outside of the ordinary course of business, or (D) enter into or adopt any new compensation or employee benefit arrangements (or amend, modify, or terminate any existing compensation or employee benefit arrangements). The Company Parties shall provide the RBL Agent prompt notice of any request made to the Noteholders for consent pursuant to this clause.

b.    Notwithstanding anything to the contrary herein, the Company shall be entitled, at any time prior to the Plan Effective Date, to respond to and negotiate any offer or proposal from, or engage in any discussions or negotiations with, any person or entity concerning any actual or proposed transaction involving any or all of (i) a competing plan of reorganization or other financial or corporate restructuring of the Company, (ii) the issuance, sale or other disposition of any equity or debt interests, or any material assets, of the Company, or (iii) a merger, consolidation, business combination, liquidation, recapitalization, refinancing or similar transaction involving the Company (each, an “Alternative Transaction”), in each case to the extent Parent’s board of directors determines in good faith, based on advice of outside counsel, that such Alternative Transaction best maximizes value for the applicable Company Party and its stakeholders and that failure to pursue such Alternative Transaction would be inconsistent with the fiduciary duties of Parent’s board of directors. For the duration of the Support Period, the Company shall deliver to the Consenting Creditors within one (1) business day all written communications delivered to or received by the Company (or any of its advisors) from any person or entity making, or materially modifying, any offer or proposal concerning any actual or proposed Alternative Transaction, including, without limitation, copies of all written expressions of interest, term sheets, letters of interest, offers, and proposed agreements related to the foregoing to be received and maintained in accordance with any confidentiality obligations agreed to between the Company and each of the applicable Consenting Creditors.

c.    Each Company Party acknowledges and agrees and shall not dispute that, after the commencement of the Chapter 11 Cases, the giving of notice of termination of this Agreement by any Party solely in accordance with the terms of this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and each Company Party hereby waives, to the fullest extent permitted by law, the applicability of the automatic stay to the giving of such notice); provided, however, that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement.

6.    Termination

a.    All Parties. This Agreement shall terminate as to all Parties upon the earliest to occur of any of the following:

(i)    the Plan Effective Date;

(ii)    the Company, the Required Consenting RBL Lenders, and the Required Consenting Noteholders mutually agree to such termination in writing;

(iii)    this Agreement is terminated pursuant to and in accordance with paragraph (b) or (c) of this Section 6; or

(iv)    the Outside Date (as defined below).

b.    The Company. The Company may terminate this Agreement with respect to all Parties by written notice in accordance with Section 18 to the other Parties upon the occurrence of any of the following events:

(i)    upon a material breach by any Consenting Creditor of its obligations, representations, warranties, or covenants hereunder (a “Defaulting Creditor”), which breach is not cured within five (5) business days after the Company delivers a written notice and a description of such breach to the Defaulting Creditor in accordance with Section 18 hereof; provided, however, the Company may not terminate this Agreement if the Consenting RBL Lenders and the Consenting Noteholders that remain after excluding such Defaulting Creditor still constitute the Super-Majority RBL Lenders and the Super-Majority Noteholders, respectively;

(ii)    if the Company’s board of directors, managers, members, or partners, as applicable, determine in good faith and based upon advice of legal counsel that proceeding with the Transaction would be inconsistent with the exercise of their applicable fiduciary duties under applicable law (if any), rule or regulation and the Company provides prompt (but no more than two (2) business days) written notice of such determination to the Consenting Creditors;

(iii)    if the Bankruptcy Court enters an order converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code or dismissing any of the Chapter 11 Cases; or

(iv)    if the Bankruptcy Court or other governmental authority with jurisdiction shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the implementation of the Transaction or declares this Agreement or any material provision contained herein to be unenforceable.

c.    Consenting Creditors. This Agreement may be terminated (x) with respect to the Consenting RBL Lenders, by the Required Consenting RBL Lenders, and (y) other than as to the events in subsections (iii), (iv) and (v) of this Section 6(c), with respect to the Consenting Noteholders, by the Required Consenting Noteholders, in each case by written notice in accordance with Section 18 to the other Parties upon the occurrence of any of the following events:

(i)    upon a material breach by the Company of its obligations, representations, warranties, or covenants hereunder, which breach (A) adversely affects the Consenting Creditors seeking termination pursuant to this provisions, and (B) is not cured within five (5) business days after the delivery of a written notice of such breach from such terminating Consenting Creditors;

(ii)    upon the failure to timely satisfy any of the following milestones (as may be extended from time to time in accordance with this Agreement, collectively the “Milestones” and each a “Milestone”), unless such Milestone is extended with the written consent, not to be unreasonably withheld or delayed, of the Required Consenting RBL Lenders and Required Consenting Noteholders:

A.    prior to the Petition Date, the Company shall have commenced solicitation of votes to accept or reject the Plan from the RBL Lenders, the Noteholders, and holders of Parent Preferred Equity Interests, if applicable (the “Solicitation Commencement Date”);

B.    within ten (10) business days of the Solicitation Commencement Date, and in any event on or before the Outside Petition Date, the Company shall have filed voluntary petitions under chapter 11 of the Bankruptcy Code with the Bankruptcy Court (such actual filing date, the “Petition Date”);

C.    no later than one (1) calendar day after the Petition Date, the Company shall have filed with the Bankruptcy Court (1) a motion seeking entry of an order approving the use of cash collateral on an interim basis (the “Interim Cash Collateral Order”), (2) a motion seeking approval of the Hedging Order, (3) the Plan and Disclosure Statement, and (4) a motion seeking approval of the Plan and Disclosure Statement and the solicitation materials and procedures set forth therein;

D.    no later than five (5) business days after the Petition Date, the Bankruptcy Court shall have entered (1) the Interim Cash Collateral Order, (2) an order granting conditional approval of the Disclosure Statement, if applicable and (3) the Hedging Order;

E.    no later than ten (10) business days after the Petition Date, the Company shall have commenced solicitation of votes to accept or reject the Plan from holders of the Parent Common Equity Interests, if applicable;

F.    no later than forty-five (45) calendar days after the Petition Date, the Bankruptcy Court shall have entered the order approving the use of cash collateral on a final basis (the “Final Cash Collateral Order” and, together with the Interim Cash Collateral Order, the “Cash Collateral Orders”);

G.    no later than sixty (60) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Combined Disclosure Statement and Confirmation Order; and

H.    no later than the earlier of (x) fourteen (14) calendar days after the date of entry of the Combined Disclosure Statement and Confirmation Order, and (y) 11:59 p.m. prevailing Eastern Time, on December 1, 2020 (the “Outside Date”), all conditions to the effectiveness of the Plan shall have been satisfied or waived in accordance with the terms of the Plan (such actual effective date, the “Plan Effective Date”); provided, that the right to terminate this Agreement under this Section 6(c)(ii) shall not be available to any Consenting Creditor if the failure of any Milestone to occur is caused by, or results from, the breach by such Consenting Creditor of its covenants, agreements or other obligations under this Agreement; provided, further, that the Milestones consisting of the entry of orders or judicial resolution by the Bankruptcy Court, shall be automatically extended by no more than five (5)

business days solely to the extent that it is not reasonably feasible to hold and conclude a hearing (if necessary) prior to the applicable Milestone due to closure of the Bankruptcy Court or the inability of the Bankruptcy Court’s schedule to accommodate such hearing in accordance with the Milestone (and the Required Consenting RBL Lenders and the Required Consenting Noteholders shall be deemed to have automatically agreed to such extension);

(iii)    either of the Cash Collateral Orders or the Hedging Order is reversed, stayed, dismissed, vacated, or modified or amended in any respect without the consent of the RBL Agent or the applicable Postpetition Hedging Lenders;

(iv)    from the Agreement Effective Date until the Petition Date, the occurrence of any Event of Default (as defined in the Prepetition Credit Agreement (as currently in effect)) other than a Specified Default (as defined in the RBL Forbearance Agreement);

(v)    the termination of the Company Parties’ authority to use cash collateral pursuant to the Cash Collateral Orders, which has not been cured (if susceptible to cure) or waived in accordance with the terms thereof;

(vi)    the Company withdraws the Plan or Disclosure Statement, or the Company files any motion or pleading with the Bankruptcy Court that is not consistent with this Agreement or the Plan Term Sheet in any material respect, and such motion or pleading has not been withdrawn before the earlier of (A) two (2) business days after the RBL Agent or counsel to the Ad Hoc Noteholders Group delivers written notice to the Company that such motion or pleading is inconsistent with this Agreement or the Plan Term Sheet in any material respect and (B) entry of an order of the Bankruptcy Court approving such motion or pleading;

(vii)    the Bankruptcy Court grants relief that is (A) inconsistent with this Agreement or the Plan Term Sheet in any material respect, including by preventing the consummation of the Transaction, unless the Company has sought a stay of such relief within five (5) business days after the date of such issuance, and such order is stayed, reversed, or vacated within ten (10) business days after the date of such issuance; provided, that the right to terminate this Agreement under this Section 6(c)(vii) shall not be available to any Consenting Creditor if such relief was sought or requested by such Consenting Creditor;

(viii)    either (A) the Company moves (1) to voluntarily dismiss any of the Chapter 11 Cases, (2) to convert any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (3) for appointment of a trustee, receiver, or examiner with expanded powers beyond those set forth in Section 1104(a)(3) and (4) of the Bankruptcy Code, or (B) the Bankruptcy Court enters a final order granting any of the relief described in clauses (1), (2) or (3) above;

(ix)    any Company Party files or otherwise supports any motion or application seeking authority to sell all or a material portion of its assets without the consent of the RBL Agent and the Required Consenting Noteholders;

(x)    any Company Party files or otherwise supports or fails to timely object to any motion or pleading challenging the amount, validity, enforceability, priority, or perfection, or seeks avoidance, subordination, recharacterization or other similar relief with respect to the RBL Claims or the Notes, as applicable, or the liens and security interests securing the RBL Claims;

(xi)    any Company Party enters into, or files a motion seeking approval of, debtor-in-possession financing on terms that are not acceptable to the RBL Agent and the Required Consenting Noteholders;

(xii)    any of the Company Parties files or otherwise makes public any proposed Definitive Document (A) that is materially inconsistent with this Agreement or the Plan Term Sheet, and (B) without the consent of the RBL Agent or the Required Consenting Noteholders, as applicable, in accordance with Section 3(a) of this Agreement;

(xiii)    if the Company (A) announces, or advises the other Parties, that it will proceed with an Alternative Transaction, (B) files a motion with the Bankruptcy Court seeking approval of an Alternative Transaction or supports (or fails to timely object to) another party seeking approval of an Alternative Transaction or (C) agrees to pursue (including as may be evidenced by a term sheet, letter of intent, or similar document) or announces its intent to pursue an Alternative Transaction;

(xiv)    if the Company files any motion or other pleading with the Bankruptcy Court indicating its intention to support or pursue, or files with the Bankruptcy Court, any chapter 11 plan of reorganization (or related disclosure statement) that is inconsistent in any material respect with this Agreement and the Plan Term Sheet;

(xv)    if the Bankruptcy Court or other governmental authority with jurisdiction shall have issued any order, injunction or other decree or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the implementation of the Transaction or declares this Agreement or any material provision contained herein to be unenforceable; provided, that the right to terminate this Agreement under this Section 6(c)(xv) shall not be available to any Consenting Creditor if such order, injunction or other decree or action was sought or requested by such Consenting Creditor; or

(xvi)    the Bankruptcy Court enters an order denying confirmation of the Plan and no other order confirming a chapter 11 plan of reorganization consistent with this Agreement and the Plan Term Sheet is entered within seven (7) calendar days of entry of such order; or

(xvii)    if any Company Party enters into or adopts any new compensation or employee benefit arrangements (or amends, modifies, or terminates any existing compensation or employee benefit arrangements) without the consent of the RBL Agent and the Required Consenting Noteholders.

If either the RBL Agent (acting at the direction of the Required Consenting RBL Lenders) or the Required Consenting Noteholders terminate this Agreement with respect to the RBL Claims or the Notes Claims, respectively, then this Agreement shall automatically be terminated with respect to the other Parties to this Agreement.

d.    Effect of Termination. If this Agreement is terminated pursuant to this Section 6, any and all further agreements, obligations, and covenants of the applicable Parties as to whom this Agreement is terminated hereunder shall thereupon be terminated without further liability (except for such agreements, obligations, and covenants that expressly survive such termination). Upon such termination, each Party shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Transaction or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it at law, contract, in equity or otherwise; provided, however, that (i) no termination of this Agreement shall relieve any Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination; and (ii) the right to terminate this Agreement under this Section 6 shall not be available to any Party whose failure to fulfill any of its material obligations under this Agreement has been the cause of, or resulted in, the occurrence of the proposed termination event. Nothing in this Agreement shall be construed as prohibiting any Company Party or any of the Consenting Creditors from contesting whether any such termination is in accordance with the terms hereof or seeking enforcement of any rights under this Agreement that arose or existed before any termination of this Agreement.

7.    Representations of the Company

Each of the Company Parties hereby jointly and severally represents and warrants to the other Parties that the following statements are true and correct in all material respects as of the date hereof:

a.    Power and Authority. It is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.

b.    Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

c.    No Conflicts. The execution and delivery of this Agreement and the performance of its obligations hereunder do not and shall not (i) violate any provision of law, rule, or regulation applicable to it or its organizational documents or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party, except for the filing of the Chapter 11 Cases, or under its organizational documents.

d.    Governmental Consents. The execution and delivery of this Agreement and the performance of its obligations hereunder do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than (i) such filings as may be necessary or required for disclosure by the Securities and Exchange Commission; (ii) the filing of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder (the “HSR Act”), which, to the extent required, have been or will be made, and (iii) such filings, notices, or consents as may be necessary or required in connection with the Chapter 11 Cases.

e.    Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization moratorium, or other similar laws relating to or relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

f.    No Litigation. No litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending against it that would adversely affect its ability to enter into this Agreement or perform its obligations hereunder.

g.    Representation. It has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement and the Plan Term Sheet, and has had the contents hereof fully explained by such counsel and is fully aware of such contents and legal effect.

h.    No Claims. To the best of its knowledge, there are no actions, suits, orders, directives or other legal or regulatory proceedings instituted, pending or threatened against any current or former officer, director or employee of the Company (in their respective capacities as such) before any court or arbitrator or any governmental authority or instituted by any governmental authority, which action, suit, order, directive or other legal or regulatory proceeding would require, or be subject to, indemnity or reimbursement by the Company.

8.    Representations of the Consenting Creditors

Each of the Consenting Creditors severally, but not jointly, represents and warrants to the other Parties that the following statements are true and correct in all material respects as of the date hereof (or as of the date such Consenting Creditor becomes a Party hereto) with respect to itself only:

a.    Holdings by Consenting Creditors. (A) It either (i) is the sole legal and beneficial owner of the principal amount of RBL Claims and/or Notes Claims set forth on its respective signature page attached hereto and all related claims, rights and causes of action arising out of or in connection with or otherwise relating thereto (for each such Consenting Creditor, the “Consenting Creditor Claims”), in each case free and clear of all claims, liens, encumbrances, charges, equity options, proxy, voting restrictions, rights of first refusal, or other limitations on disposition of any kind, or (ii) has sole investment or voting discretion with respect to such Consenting Creditor Claims and has the power and authority to bind the beneficial owner(s) of such Consenting Creditor Claims to the terms of this Agreement, (B) it is entitled (for its own accounts or for the accounts of such other owners) to all of the rights and economic benefits of such Consenting Creditor Claims, (C) in the case of (i) each Consenting RBL Lender, it does not directly or indirectly own or control any principal amount of RBL Loans or other claims arising under the RBL Agreement against the Company other than the Consenting Creditor Claims set forth on its respective signature page attached hereto, and (ii) each Consenting Noteholder, it does not (except as disclosed on its signature page to this Agreement) directly or indirectly own or control any principal amount of Notes or other claims not arising under the Indenture against the Company other than the Consenting Creditor Claims set forth on its respective signature page attached hereto, and (D) it has full and sole power and authority to vote on and consent to matters concerning such Consenting Creditor Claims with respect to the Transaction.

b.    Prior Transfers. It has not entered into any agreement to assign, sell, grant, pledge, convey or otherwise transfer, in whole or in part, any portion of its right, title, or interests in its Consenting Creditor Claims or its voting rights with respect thereto.

c.    Power and Authority. It has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.

d.    Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

e.    No Conflicts. The execution and delivery of this Agreement and the performance of its obligations hereunder do not and shall not (i) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation or by-laws (or other organizational documents) or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party or under its certificate of incorporation or by-laws (or other organizational documents).

f.    Governmental Consents. The execution and delivery of this Agreement and the performance of its obligations hereunder do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than (i) such filings as may be necessary or required for disclosure by the Securities and Exchange Commission, (ii) any necessary filings under the HSR Act, which, to the extent required, have been or will be made, and (iii) such filings, notices, or consents as may be necessary or required in connection with the Chapter 11 Cases.

g.    Binding Obligation. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization moratorium, or other similar laws relating to or relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

h.    No Litigation. No litigation or proceeding before any court, arbitrator, or administrative or governmental body is pending against it that would adversely affect its ability to enter into this Agreement or perform its obligations hereunder.

i.    Representation. It has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement and the Plan Term Sheet, and has had the contents hereof fully explained by such counsel and is fully aware of such contents and legal effect.

j.    Accredited Investor. It is (i) a sophisticated investor with respect to the transactions described herein with sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of owning and investing in securities of the Company (including any securities that may be issued in connection with the Transaction), making an informed decision with respect thereto, and evaluating properly the terms and conditions of this Agreement, and it has made its own analysis and decision to enter in this Agreement, (ii) an “accredited investor” within the meaning of Rule 501 of the Securities Act of 1933 (as amended) or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act of 1933 (as amended) and (iii) acquiring any securities that may be issued in connection with the Transaction for its own account and not with a view to the distribution thereof. Each Consenting Creditor hereby further confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it deemed appropriate and sufficient.

9.    Additional Claims and Interests

This Agreement shall in no way be construed to preclude a Consenting Creditor from acquiring additional claims against or interests in the Company (collectively, the “Additional Claims/Interests”). However, in the event a Consenting Creditor (or any of their respective controlled funds) shall acquire any such Additional Claims/Interests during the Support Period, (a) such Consenting Creditor shall as promptly as practicable (but in no event later than three (3) business days following such acquisition) notify the Company, the RBL Agent, and the counsel for the Ad Hoc Noteholders Group, each through their respective counsel in accordance with Section 18 hereof, and (b) such Additional Claims/Interests shall automatically be deemed to be subject to the terms and conditions of this Agreement.

10.    Transfer of Claims and Existing Equity Interests

a.    Each Consenting Creditor agrees that, during the Support Period, it will not (i) sell, transfer, pledge, assign, hypothecate, grant an option on, or otherwise convey or dispose of any of its Consenting Creditor Claims (except in connection with consummation of the Transaction), or (ii) grant any proxies, deposit any of the Consenting Creditor Claims into a voting trust or enter into a voting agreement with respect to any of the Consenting Creditor Claims (collectively, a “Claim Transfer”), unless, in each case, such transferee or other recipient is either a Party hereto at the time of such Claim Transfer or has executed and delivered to the Company (with a copy to the RBL Agent and counsel for the Ad Hoc Noteholders Group) a joinder, substantially in the form attached hereto as Exhibit B (a “Joinder”). A Consenting Creditor making a Claim Transfer pursuant to this Section 10 is referred to as a “Transferor” and a transferee receiving a Claim Transfer pursuant to this Section 10 is referred to as a “Permitted Transferee.” Any attempted or proposed Claim Transfer that does not comply with this Section 10 shall be deemed void ab initio and of no force or effect.

b.    Upon compliance with the requirements of Section 10(a) of this Agreement, (i) with respect to Consenting Creditor Claims held by the relevant Permitted Transferee upon consummation of a Claim Transfer in accordance herewith, such Permitted Transferee is deemed to make all of the representations, warranties, and covenants of a Consenting RBL Lender or Consenting Noteholder, as applicable, set forth in this Agreement as of the date of such Claim Transfer and (ii) the Permitted Transferee shall be deemed a Consenting RBL Lender or a Consenting Noteholder, as applicable, and the Transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of its rights and obligations in respect of such transferred Consenting Creditor Claims. No Transferor shall have any liability under this Agreement arising from or related to the failure of the Permitted Transferee to comply with the terms of this Agreement.

c.    Notwithstanding anything to the contrary herein, (i) this Section 10 shall not preclude any Consenting Creditor from transferring Consenting Creditor Claims to affiliates of such Consenting Creditor (each, an “Affiliate Transferee”), which Affiliate Transferee shall be deemed a Consenting Creditor, and the Consenting Creditor that transferred such Claims to the Affiliate Transferee shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of its rights and obligations in respect of such transferred Claims; (ii) the restrictions on Claim Transfer set forth in this Section 10 shall not apply to the grant of any liens or encumbrances on any Consenting Creditor Claims in favor of a bank or broker-dealer holding custody of such Consenting Creditor Claims in the ordinary course of business and which lien or encumbrance is released upon the Claim Transfer of such Consenting Creditor Claims; and (iii) a Qualified Marketmaker2 that acquires any of the Consenting Creditor Claims with the purpose and intent of acting as a Qualified Marketmaker for such Consenting Creditor Claims shall not be required to execute and deliver to counsel a Joinder or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker transfers such Consenting Creditor Claims (by purchase, sale, assignment, participation, or otherwise) solely to a Consenting Creditor, an Affiliate Transferee or a Permitted Transferee in accordance with this Section 10 (including, for the avoidance of doubt, the requirement that such Permitted Transferee execute a Joinder) within five (5) business days.

d.    This Section 10 shall not impose any obligation on the Company to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to transfer any of its Consenting Creditor Claims. Notwithstanding anything to the contrary herein, to the extent the Company and another Party have entered into a confidentiality agreement, the terms of such confidentiality agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such confidentiality agreement.

11.    Prior Negotiations

This Agreement and the exhibits attached hereto set forth in full the terms of agreement between the Parties and is intended as the full, complete and exclusive contract governing the relationship between the Parties with respect to the transactions contemplated

[2]

As used herein, the term “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company (or enter with customers into long and short positions in claims against the Company), in its capacity as a dealer or market maker in claims against the Company and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

herein, superseding all other discussions, promises, representations, warranties, agreements and understandings, whether written or oral, between or among the Parties with respect thereto; provided, that any confidentiality agreement between or among the Parties shall remain in full force and effect in accordance with its terms; provided, further, that the Parties intend to enter into the Definitive Documents after the date hereof to consummate the Transaction.

12.    Amendment or Waiver

a.    Other than as set forth in Section 12(b), this Agreement, including any exhibits or schedules hereto, may not be waived, modified, amended, or supplemented except with the written consent of the Company, the Required Consenting RBL Lenders and the Required Consenting Noteholders (such consent not to be unreasonably withheld, conditioned, or delayed).

b.    Notwithstanding Section 12(a):

(i)    any waiver, modification, amendment, or supplement to this Section 12 shall require the written consent of the Company and each Consenting Creditor;

(ii)    any waiver, modification, amendment, or supplement to the definitions of “Required Consenting RBL Lenders” and “Super-Majority RBL Lenders” shall require the written consent of (A) each Consenting RBL Lender, (B) the Company, and (C) the Required Consenting Noteholders;

(iii)    any waiver, modification, amendment, or supplement to the definitions of “Required Consenting Noteholders” and “Super-Majority Noteholders” shall require the written consent of (A) each Consenting Noteholder, (B) the Company, and (C) the Required Consenting RBL Lenders; and

(iv)    any change, modification, or amendment to this Agreement, the Plan Term Sheet, or the Plan that treats or affects any Consenting Creditor’s Claims arising under the RBL Documents or Notes (or the Indenture) in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which any of the other respective Consenting Creditors are treated (after taking into account each of the Consenting Creditor’s respective holdings, as applicable, in the Company and the recoveries contemplated by the Plan (as in effect on the date hereof)) shall require the written consent of such materially adversely and disproportionately affected Consenting Creditor.

c.    In the event that a materially adversely and disproportionately affected Consenting Creditor does not consent to a waiver, change, modification, or amendment to this Agreement requiring the consent of each Consenting Creditor (“Non-Consenting Creditor”), but such waiver, change, modification, or amendment receives the consent of Consenting Creditors constituting Super-Majority RBL Lenders and Super-Majority Noteholders, this Agreement shall be deemed to have been terminated only as to such Non-Consenting Creditor, and this Agreement shall continue in full force and effect in respect to all other Consenting Creditors subject to the terms of this Agreement. Notwithstanding the foregoing, the Company may amend, modify, or supplement this Agreement, the Plan Term Sheet, or the Plan from time to time without the consent of any Consenting Creditor to cure any ambiguity, defect (including any technical defect), or inconsistency, so long as (A) the Company obtains the consent of the RBL

Agent and the Required Consenting Noteholders and (B) any such amendments, modifications, or supplements do not materially adversely affect the rights, interests, or treatment of similarly situated Consenting Creditors under this Agreement, the Plan Term Sheet, or the Plan.

13.    WAIVER OF JURY TRIAL

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE EXHIBITS ATTACHED HERETO.

14.    Governing Law and Consent to Jurisdiction and Venue

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or the exhibits attached hereto or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in the United States District Court for the Southern District of New York and only to the extent such court lacks jurisdiction, in the New York State Supreme Court sitting in the Borough of Manhattan, and by execution and delivery of this Agreement, each of the Parties hereby irrevocably accepts and submits itself to the jurisdiction of such courts, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to jurisdiction and venue, upon the commencement of the Chapter 11 Cases and until the Plan Effective Date, each of the Parties agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement or the exhibits attached hereto during the pendency of the Chapter 11 Cases.

15.    Specific Performance

It is understood and agreed by the Parties that, without limiting any rights or remedies available under applicable law or in equity, money damages would not be a sufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of a bond or other undertaking and without proof of actual damages) as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

16.    Reservation of Rights; Settlement Discussions

Except as expressly provided in this Agreement or the exhibits attached hereto, nothing herein is intended to, or does, in any manner, waive, limit, impair or restrict the ability of each Party to protect and preserve its rights, remedies and interests. Notwithstanding anything to the contrary contained in this Agreement or the exhibits attached hereto, nothing in this Agreement or the exhibits attached hereto shall be, or shall be deemed to be or constitute: (i) a release, waiver, novation, cancellation, termination or discharge of the Consenting Creditor Claims (or any security interest or lien securing such claims); or (ii) an amendment, modification or waiver of any term or provision of the RBL Documents or Notes or any related loan document or indenture, which are hereby reserved and reaffirmed in full. If the Transaction is not consummated, or if this Agreement is terminated for any reason, the Parties hereto fully reserve any and all of their respective rights and remedies thereunder and applicable law.

This Agreement and the Transaction are part of a proposed settlement of a dispute among the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and the exhibits attached hereto and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Agreement or the exhibits attached hereto (as applicable).

17.    Headings; Recitals

The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement. The recitals to this Agreement are true and correct and incorporated by reference into this Section 17.

18.    Notice

Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next business day if transmitted by national overnight courier, addressed in each case as follows:

If to the Company:

Lonestar Resources US Inc.

111 Boland Street, Suite 301

Fort Worth, TX 76107

Attn: Frank D. Bracken, III

Telephone: 817.921.1889

Email: fbracken@lonestarresources.com

with a copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022-4834

Attn: David A. Hammerman

         Keith A. Simon

         Annemarie V. Reilly

         Brett M. Neve

Telephone: 212.906.1200

Fax: 212.751.4864

Email: david.hammerman@lw.com

            keith.simon@lw.com

            annemarie.reilly@lw.com

            brett.neve@lw.com

-and-

Hunton Andrews Kurth LLP

600 Travis Street, Suite 4200

Houston, TX 77002

Attn: Tad Davidson

Direct Dial: 713.220.3810

Fax: 713.220.4285

Email: TadDavidson@HuntonAK.com

If to any Consenting RBL Lender:

To the address (if any) specified on the signature page of this Agreement for the applicable Consenting RBL Lender

If to the RBL Agent:

Citibank, N.A.

2700 Post Oak Blvd.

Suite 550

Houston, TX 77056

Attn: Bryan McDavid

Telephone: 713.752.5074

Email: bryan.mcdavid@citi.com

with a copy to:

Linklaters LLP

1290 Avenue of the Americas

New York, NY 10105

Attn: Margot Schonholtz

         Penelope Jensen

Telephone: 212.903.9000

Email: margot.schonholtz@linklaters.com

            penelope.jensen@linklaters.com

If to any Consenting Noteholder:

To the address (if any) specified on the signature page of this Agreement for the applicable Consenting Noteholder with a copy to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

Attn: Kristopher M. Hansen

         Erez E. Gilad

         Jason M. Pierce

Telephone: 212.806.5400

Email: khansen@stroock.com

            egilad@stroock.com

            jpierce@stroock.com

19.    Successors and Assigns

Subject to Section 10, neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party hereto, without the prior written consent of the other Parties hereto (in each case such consent not to be unreasonably withheld), and then only to a Person who has agreed to be bound by the provisions of this Agreement. This Agreement is intended to and shall bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives.

20.    No Third-Party Beneficiaries

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof or shall otherwise be entitled to enforce any provision hereof.

21.    Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Any Party hereto may execute and deliver a counterpart of this Agreement by delivery by facsimile transmission or electronic mail of a signature page of this Agreement signed by such Party, and any such facsimile or electronic mail signature shall be treated in all respects as having the same effect as having an original signature.

22.    No Consideration

It is hereby acknowledged by the Parties that no pecuniary consideration shall be due or paid to the Parties in exchange for their support of the Transaction or vote to accept the Plan, other than the obligations imposed upon such Party pursuant to the terms of this Agreement.

23.    Acknowledgement; Not a Solicitation

This Agreement does not constitute, and shall not be deemed to constitute (i) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934 (or any other federal or state law or regulation), or (ii) a solicitation of votes on the Plan for purposes of the Bankruptcy Code. The vote of each Consenting Creditor to accept or reject the Plan shall not be solicited except in accordance with applicable law.

24.    Public Announcement and Filings

Except as required by applicable law or regulation, or the rules of any applicable stock exchange or regulatory body, or in filings to be made with the Bankruptcy Court, no Party shall, nor shall it permit any of its respective affiliates to, make any public announcement in respect of this Agreement or the transactions contemplated hereby or by the Plan Term Sheet without the prior written consent of the Company, the Required Consenting RBL Lenders, and the Required Consenting Noteholders (in each case such consent not to be unreasonably withheld); provided, that drafts of any press releases by the Company regarding the Transaction shall be submitted to the RBL Agent’s counsel and counsel for the Ad Hoc Noteholders Group at least two (2) business days prior to making any such disclosure. Notwithstanding the foregoing or any provision of any other agreement between the Company and such Consenting Creditor to the contrary, no Party or its advisors shall disclose to any Person (including, for the avoidance of doubt, any other Consenting Creditor), other than advisors to the Company, the RBL Agent, and the Ad Hoc Noteholders Group, the principal amount or percentage of any RBL Claims or Notes Claims held by any Consenting Creditor without such Consenting Creditor’s express prior written consent, unless required by applicable law; provided, however, that the Company shall not be required to keep confidential the aggregate holdings of all Consenting Creditors, and each Consenting Creditor hereby consents to the disclosure of the execution of this Agreement by the Company, and the terms and contents hereof (provided that all holdings information shall not be disclosed except on an aggregate basis for all Consenting Noteholders and all Consenting RBL Lenders, respectively), in the Plan, the Disclosure Statement filed therewith, and any filings by the Company with the Bankruptcy Court or the Securities and Exchange Commission, or as otherwise required by applicable law or regulation, or the rules of any applicable stock exchange or regulatory body. For the avoidance of doubt, any public filing of this Agreement, with the Bankruptcy Court or otherwise, that includes executed pages, schedules or exhibits to this Agreement shall include such pages, schedules and exhibits only in redacted form with respect to the holdings of each Consenting Creditor (provided that the holdings disclosed in such signature pages, schedules or exhibits may be filed in unredacted form with the Bankruptcy Court under seal).

25.    Relationship Among Parties

It is understood and agreed that no Party has any duty of trust or confidence in any form with any other Party, and there are no commitments among or between them, in each case arising solely from or in connection with this Agreement. No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. Nothing contained in this Agreement, and no action taken by any Consenting Creditor hereto is intended to constitute the Consenting Creditors as a partnership, an association, a joint venture, or any other kind of entity, or create a presumption that any Consenting Creditor is in any way acting in concert or as a member of a “group” with any other Consenting Creditor within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.

26.    No Strict Construction

Each Party acknowledges that it has received adequate information to enter into this Agreement, and that this Agreement and the exhibits attached hereto have been prepared through the joint efforts of all of the Parties. Neither the provisions of this Agreement or the exhibits attached hereto nor any alleged ambiguity herein or therein shall be interpreted or resolved against any Party on the ground that such Party’s counsel drafted this Agreement or the exhibits attached hereto, or based on any other rule of strict construction.

27.    Remedies Cumulative; No Waiver

All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party. The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such strict compliance.

28.    Severability

If any portion of this Agreement or the exhibits attached hereto shall be held to be invalid, unenforceable, void or voidable, or violative of applicable law, the remaining portions of this Agreement and the exhibits attached hereto (as applicable) so far as they may practicably be performed shall remain in full force and effect and binding on the Parties hereto, provided that, this provision shall not operate to waive any condition precedent to any event set forth herein.

29.    Time of Essence

Time is of the essence in the performance of each of the obligations of the Parties and with respect to all covenants and conditions to be satisfied by the Parties in this Agreement and all documents, acknowledgments and instruments delivered in connection herewith. If any time period or other deadline provided in this Agreement expires on a day that is not a business day, then such time period or other deadline, as applicable, shall be deemed extended to the next succeeding business day.

30.    Additional Parties

Without in any way limiting the provisions hereof, additional RBL Lenders and Noteholders may elect to become Parties by executing and delivering to the Company a counterpart hereof or a Joinder, as applicable, in accordance with the terms of this Agreement. Such additional RBL Lenders and Noteholders shall become a Party to this Agreement as a Consenting RBL Lender or Consenting Noteholder, as applicable, in accordance with the terms of this Agreement.

31.    Rules of Interpretation

For purposes of this Agreement, unless otherwise specified: (a) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) all references herein to “Articles”, “Sections”, and “Exhibits” are references to Articles, Sections, and Exhibits of this Agreement; and (c) the words ‘‘herein,’’ “hereof,” “hereunder” and ‘‘hereto’’ refer to this Agreement in its entirety rather than to a particular portion of this Agreement.

32.    Term Sheets

The Plan Term Sheet and any term sheets attached to the Plan Term Sheet (collectively, the “Term Sheets”) are expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein. The Term Sheets set forth the material terms and conditions of the Transaction; provided, however, the Term Sheets are supplemented by the other terms and conditions of this Agreement. In the event of any conflict or inconsistency between the Term Sheets and any other provision of this Agreement, the Term Sheets will govern and control to the extent of such conflict or inconsistency. In the event of any conflict or inconsistency between the Plan Term Sheet and any other Term Sheet attached to the Plan Term Sheet, such other Term Sheet will govern and control to the extent of such conflict or inconsistency.

33.    Email Consents

Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated under this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

34.    Acknowledgements

The Parties understand that the Consenting RBL Lenders and the Consenting Noteholders are engaged in a wide range of financial services and businesses. In furtherance of the foregoing, the Parties acknowledge and agree that, to the extent a Consenting RBL Lender or Consenting Noteholder expressly indicates on its signature page hereto that it is executing this Agreement on behalf of specific trading desk(s) or business group(s) of the Consenting RBL

Lender or Consenting Noteholder, the obligations set forth in this Agreement shall only apply to such trading desk(s) or business group(s) and shall not apply to any other trading desk or business group of the Consenting RBL Lender or Consenting Noteholder so long as they are not acting at the direction or for the benefit of such Consenting RBL Lender or Consenting Noteholder or such Consenting RBL Lender’s or Consenting Noteholder’s investment in the Company; provided, that the foregoing shall not diminish or otherwise affect the obligations and liability therefor of any legal entity that (i) executes this Agreement or (ii) on whose behalf this Agreement is executed by a Consenting RBL Lender or Consenting Noteholder.

35.    No Recourse

This Agreement may only be enforced against the Consenting Creditor parties hereto (and then only to the extent of the specific obligations undertaken by such parties in this Agreement). All claims or causes of action (whether in contract, tort, equity or any other theory) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the Persons that are expressly identified as Consenting Creditor parties hereto (and then only to the extent of the specific obligations undertaken by such parties herein). No past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney or other representative of any Consenting Creditor party hereto (including any person negotiating or executing this Agreement on behalf of such party hereto), nor any past, present or future direct or indirect director, manager, officer, employee, incorporator, member, partner, stockholder, equity holder, trustee, affiliate, controlling person, agent, attorney or other representative of any of the foregoing (other than any of the foregoing that is a Consenting Creditor party hereto), shall have any liability with respect to this Agreement or with respect to any proceeding (whether in contract, tort, equity or any other theory that seeks to “pierce the corporate veil” or impose liability of an entity against its owners or affiliates or otherwise) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized signatories, solely in their respective capacity as such and not in any other capacity, as of the date first set forth above.

LONESTAR RESOURCES US INC.
By:	/s/ Frank D. Bracken III
Name:
Title:
LONESTAR RESOURCES AMERICA, INC.
By:	/s/ Frank D. Bracken III
Name:
Title:
LONESTAR RESOURCES, INC.
By:	/s/ Frank D. Bracken III
Name:
Title:
LONESTAR RESOURCES INTERMEDIATE, INC.
By:	/s/ Frank D. Bracken III
Name:
Title:
LNR AMERICA, INC.
By:	/s/ Frank D. Bracken III
Name:
Title:
EAGLEFORD GAS, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

POPLAR ENERGY, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
EAGLEFORD GAS 2, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
EAGLEFORD GAS 3, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
EAGLEFORD GAS 4, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
EAGLEFORD GAS 5, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
EAGLEFORD GAS 6, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

EAGLEFORD GAS 7, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
EAGLEFORD GAS 8, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
EAGLEFORD GAS 10, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
EAGLEFORD GAS 11, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
LONESTAR OPERATING, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
LONESTAR BR DISPOSAL LLC
By:	/s/ Frank D. Bracken III
Name:
Title:
LA SALLE EAGLE FORD GATHERING LINE, LLC
By:	/s/ Frank D. Bracken III
Name:
Title:

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

AMADEUS PETROLEUM INC.

By:	/s/ Frank D. Bracken III
Name:
Title:

T-N-T ENGINEERING, INC.

By:	/s/ Frank D. Bracken III
Name:
Title:

ALBANY SERVICES, L.L.C.

By:	/s/ Frank D. Bracken III
Name:
Title:

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

RBL AGENT AND CONSENTING CREDITOR

CITIBANK, N.A.

By:	/s/ Bryan McDavid
Name:	Bryan McDavid
Title:	Senior Vice President

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING CREDITOR

JPMORGAN CHASE BANK, N.A., (“JPMC”) solely in respect of its Commercial Banking Corporate Client Banking & Specialized Industries unit (“CCBSI”) and not any other unit, group, division or affiliate of JPMC and solely in respect of CCBSI’s RBL Claims. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, this Agreement shall not apply to JPMC (other than with respect to claims arising from the RBL Claims held by CCBSI).

By:	/s/ Michael A. Kamauf
Name:	Michael A. Kamauf
Title:	Authorized Officer

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING CREDITOR

ABN AMRO CAPITAL USA LLC

By:	/s/ Hugo Diogo
Name:	Hugo Diogo
Title:	Managing Director

By:	/s/ Kelly Hall
Name:	Kelly Hall
Title:	Director

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING CREDITOR

COMERICA BANK

By:	/s/ Chris Reed
Name:	Chris Reed
Title:	Vice President

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING CREDITOR

TRUIST BANK, as successor in merger to SUNTRUST BANK

By:	/s/ William S Krueger
Name:	William S Krueger
Title:	Senior Vice President

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING CREDITOR

IBERIABANK, a division of First Horizon

By:	/s/ William Chapman
Name:	William Chapman
Title:	Market President – Energy Lending

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING CREDITOR

OCM ENERGY HOLDINGS, LLC

By:	/s/ Jared Parker
Name:	Jared Parker
Title:

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING CREDITOR

BARCLAYS BANK PLC (“Barclays”), solely in respect of its Portfolio Management Group (“PMG”) and not any other desk, unit, group, division, or affiliate of Barclays and solely in respect of the PMG’s RBL Claims, as a Consenting Creditor. For the avoidance of doubt, and notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall bind Barclays or its affiliates to take or not take any action, or otherwise in any respect, other than with respect to its PMG and the PMG’s RBL Claims.

By:	/s/ Robert Silverman
Name:	Robert Silverman
Title:	Authorized Signatory

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING CREDITOR

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:	/s/ David R. Garcia
Name:	David R. Garcia
Title:	Vice President

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING NOTEHOLDER

[Noteholder]

By:	FS/EIG Advisor, LLC, its investment adviser
By:	/s/ [Signatory]

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING NOTEHOLDER

[Noteholder]

By:	Hotchkis and Wiley Capital Management, LLC (H&W) as its investment manager

By:	/s/ [Signatory]

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING NOTEHOLDER

[Noteholder]

By:	Loomis, Sayles & Company, Incorporated Its General Partner

By:	/s/ [Signatory]

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

CONSENTING NOTEHOLDER

David Matlin

By:	/s/ David Matlin

Signature Page to Restructuring Support Agreement for Lonestar Resources America, Inc.

Exhibit A

Plan Term Sheet

LONESTAR RESOURCES AMERICA INC.

PLAN TERM SHEET

September 14, 2020

THIS PLAN TERM SHEET IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCE OR REJECTION OF A CHAPTER 11 PLAN OF REORGANIZATION PURSUANT TO THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. THIS PLAN TERM SHEET IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND ANY SIMILAR FEDERAL OR STATE RULE OF EVIDENCE. THE TRANSACTIONS DESCRIBED IN THIS PLAN TERM SHEET ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, EXECUTION AND DELIVERY OF DEFINITIVE DOCUMENTATION AND SATISFACTION OR WAIVER OF THE CONDITIONS PRECEDENT SET FORTH THEREIN.

NOTHING IN THIS PLAN TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS AND DEFENSES OF THE PARTIES TO THE RESTRUCTURING SUPPORT AGREEMENT (AS DEFINED BELOW). THIS PLAN TERM SHEET DOES NOT INCLUDE A DESCRIPTION OF ALL OF THE TERMS, CONDITIONS, AND OTHER PROVISIONS THAT ARE TO BE CONTAINED IN THE DEFINITIVE DOCUMENTS, WHICH REMAIN SUBJECT TO DISCUSSION, NEGOTIATION AND EXECUTION. EXCEPT AS PROVIDED IN THE RESTRUCTURING SUPPORT AGREEMENT, THIS PLAN TERM SHEET, AND THE TERMS CONTAINED HEREIN, ARE CONFIDENTIAL.

SUMMARY OF RESTRUCTURING TRANSACTION

This term sheet (this “Plan Term Sheet”) sets forth certain key terms of a proposed restructuring transaction (the “Transaction”) with respect to the existing debt and other obligations of (i) Lonestar Resources US Inc. (“Parent”), (ii) Lonestar Resources America Inc. (“Lonestar”), and (iii) each other direct and indirect wholly-owned subsidiary of Parent (each, a “Lonestar Subsidiary”, and together with Parent and Lonestar, the “Company” or the “Debtors”), to be implemented through jointly administered voluntary prepackaged cases to be commenced by the Company under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division. This Plan Term Sheet is the “Plan Term Sheet” referenced as Exhibit A in that certain Restructuring Support Agreement, dated as of September 14, 2020 (including all exhibits, annexes and schedules, as the same may be amended, modified or supplemented in accordance with the terms thereof, the “Restructuring Support Agreement”), by and among the Company, the Consenting RBL Lenders, and the Consenting Noteholders party thereto. Capitalized terms used but not otherwise defined in this Plan Term Sheet have the meanings given to such terms in the Restructuring Support Agreement. This Plan Term Sheet supersedes any proposed summary of terms or conditions regarding the subject matter hereof and dated prior to the date hereof. Subject to the Restructuring Support Agreement, the Transaction will be implemented pursuant to the Plan and the other Definitive Documents.

The Company

1)  Lonestar Resources US Inc.

2)  Lonestar Resources America Inc.

3)  Lonestar Resources Intermediate Inc.

4)  LNR America Inc.

5)  Amadeus Petroleum Inc.

6)  Albany Services, L.L.C.

7)  T-N-T Engineering, Inc.

8)  Lonestar Resources, Inc.

9)  Lonestar Operating, LLC

10)  Poplar Energy, LLC

11)  Eagleford Gas, LLC

12)  Eagleford Gas 2, LLC

13)  Eagleford Gas 3, LLC

14)  Eagleford Gas 4, LLC

15)  Eagleford Gas 5, LLC

16)  Eagleford Gas 6, LLC

17)  Eagleford Gas 7, LLC

18)  Eagleford Gas 8, LLC

19)  Eagleford Gas 10, LLC

20)  Lonestar BR Disposal LLC

21)  La Salle Eagle Ford Gathering Line LLC

22)  Eagleford Gas 11, LLC

23)  [Boland Building, LLC]

Claims and Interests to be Restructured

RBL Claims: The “RBL Claims” consist of not less than $285 million in unpaid principal as of September 14, 2020, not less than $397,634.00 in respect of letters of credit issued by the Issuing Banks (as defined in the RBL Credit Agreement (as defined below)), claims of the Treasury Management Parties (as defined in the RBL Credit Agreement) in amounts yet to be determined, claims of the Indemnitees (as defined in the RBL Credit Agreement) in amounts yet to be determined, in each case, plus accrued and unpaid interest, fees, costs, expenses and other obligations, including, without limitation, reasonable and documented attorney’s fees, agent’s fees, other professional fees and disbursements and other obligations arising and payable under or in connection with that certain Credit Agreement, dated as of July 28, 2015 (as amended, modified, or supplemented from time to time, the “RBL Credit Agreement,” and together with all Loan Documents (as defined in the RBL Credit Agreement), and all other documentation executed or delivered in connection therewith, the “RBL Documents” and such facility, the “RBL Facility”), by and among Lonestar, as borrower, Citibank, N.A., as administrative agent and collateral agent (the “RBL Agent”), the lenders party thereto from time to time (the “RBL Lenders,” and together with the RBL Agent, Issuing Banks, Treasury Management Parties, Swap Lenders and Indemnitees, the “RBL Secured Parties”), and the other parties thereto;

Notes Claims: The “Notes Claims” consist of any and all claims and obligations arising under or in connection with the 11.250% Senior Notes due 2023 (the “Notes” and the holders thereof, the “Noteholders”) issued pursuant to that certain Indenture, dated as of January 4, 2018 (as amended, modified, or supplemented from time to time), by and among Lonestar, as issuer, each of the guarantors party thereto from time to time, and UMB Bank, N.A., as trustee (in such capacity, together with any successor trustee, the “Notes Trustee”) governing the issuance of the Notes (the “Indenture”);

General Unsecured Claims: consisting of prepetition general unsecured claims (other than the Notes Claims or any Intercompany Claims) (the “General Unsecured Claims”);

Intercompany Claims: consisting of any claim held by a Debtor against another Debtor (the “Intercompany Claims”);

Parent Preferred Equity Interests: consisting of any shares of preferred stock of Parent, and any options, warrants, or rights to acquire any such shares of preferred stock of Parent (the “Parent Preferred Equity Interests”);

Parent Common Equity Interests: consisting of any shares of common stock of Parent and any options, warrants, or rights to acquire any such shares of common stock of Parent (the “Parent Common Equity Interests”); and

Lonestar Subsidiary Interests: consisting of any equity interests in any of the Lonestar Subsidiaries including common equity interests and any options, warrants, or rights to acquire any equity interests in any Lonestar Subsidiary (the “Lonestar Subsidiary Interests”).

Commodity Hedging

All of the Company’s hedging positions with the Swap Lenders (as defined in the RBL Credit Agreement) have been or will be consensually terminated prior to the Petition Date in order to provide the Company approximately $30 million of cash proceeds (the “Hedge Unwind Proceeds”). The Hedge Unwind Proceeds shall be held in a blocked account at Citibank subject to a control agreement.

At the “first day” hearing, the Debtors shall seek entry of a hedging order (the “Hedging Order”), which shall be in form and substance acceptable to the Company and the RBL Agent, authorizing the Debtors to: (a) enter into amended and restated swap agreements and new swap agreements, as applicable (collectively, the “Postpetition Swap Agreements”) with Swap Lenders party to prepetition swap agreements or any Consenting RBL Lender or its Affiliate (as defined in the RBL Credit Agreement) (collectively, the “Postpetition Hedging Lenders”) and (b) provide superpriority treatment to the Postpetition Hedging Lenders for claims arising under or in connection with the Postpetition Swap Agreements.

On the Plan Effective Date (as defined below), the Postpetition Swap Agreements will be novated to the borrower under the Facilities (as defined below).

Funding of Chapter 11 Cases and Use of Cash Collateral	The Chapter 11 Cases shall be funded with cash on hand (including the Hedge Unwind Proceeds). The Debtors will continue using prepetition collateral and cash collateral (including the Hedge Unwind Proceeds) pursuant to the terms of the Cash Collateral Orders, which shall be in form and substance acceptable to the Company and the RBL Agent. The Company and the RBL Agent will consult with, and consider in good faith any comments received from, counsel to the Ad Hoc Noteholders Group with respect to the Cash Collateral Orders.

Exit Financing	On the Plan Effective Date, the Reorganized Debtors[1] will enter into (a) a revolving credit facility (the “Revolving Credit Facility” and the loans thereunder, the “Revolving Loans” and each lender thereunder a “Revolving Lender”), (b) a second-out term loan credit facility (the “Second Out Term Loan Facility”, and the loans thereunder, the “Second Out Term Loans”), and (c) if necessary, a last-out term loan credit facility (the “Last Out Term Loan Facility”, and the loans thereunder, the “Last Out Term Loans”, and together with the Revolving Credit Facility and the Second Out Term Loan Facility, the “Facilities”), the terms and conditions of each of which shall be consistent in all material respects with the Facilities Term Sheet attached hereto as Exhibit 1 (the “Facilities Term Sheet”).

New Warrants	On the Plan Effective Date, the Reorganized Debtors shall have issued warrants (the “New Warrants”) to purchase up to 10% of the New Equity Interests, subject to dilution only by the MIP Equity (as defined below), to the holders of allowed RBL Claims that have voted to accept the Plan and become a Revolving Lender under the Revolving Credit Facility, on terms and conditions consistent in all material respects with the Warrant Term Sheet attached hereto as Exhibit 2 (the “Warrant Term Sheet” and, together with this Plan Term Sheet, and the Facilities Term Sheet, the “Term Sheets”).

TREATMENT OF CLAIMS AND INTERESTS AGAINST THE DEBTORS

The below summarizes the treatment to be received on or as soon as practicable after the Plan Effective Date by holders of claims against, and interests in, the Debtors pursuant to the Plan and the voting status of such claims and interests.

[1]	The term “Reorganized Debtors” means the Debtors, as reorganized pursuant to the Plan on or after the Plan Effective Date.

Administrative Expense, Priority Tax, and Other Priority Claims

Allowed administrative, priority tax, and other priority claims shall be satisfied in full, in cash, or otherwise receive treatment consistent with the provisions of section 1129(a)(9) (or other applicable provisions) of the Bankruptcy Code.

Unimpaired – Presumed to Accept

RBL Claims

On the Plan Effective Date, each holder of an allowed RBL Claim that has voted to accept the Plan shall receive its pro rata share of:

(a) cash in an amount equal to all accrued and unpaid interest (at the non-default rate so long as the Restructuring Support Agreement has not been terminated), fees, and other amounts (excluding amounts owed for principal, undrawn letters of credit and contingent reimbursement and indemnification obligations) owing under the RBL Facility through the Plan Effective Date as set forth in the RBL Documents (the “RBL Cash Distribution”), to the extent not previously paid;

(b) the Revolving Loans;

(c) the New Warrants; and

(d) the Second Out Term Loans; and

each holder of an allowed RBL Claim that has not voted on the Plan or has voted to reject the Plan shall receive its pro rata share of:

(a) the RBL Cash Distribution, to the extent not previously paid; and

(b) the Last Out Term Loans.

Impaired – Entitled to Vote

Other Secured Claims

Each holder of an allowed secured claim (other than a priority tax claim or RBL Claim) shall receive (a) cash equal to the full allowed amount of its claim, (b) reinstatement of such holder’s claim, (c) the return or abandonment of the collateral securing such claim to such holder, or (d) such other less favorable treatment as may otherwise be agreed to by such holder and the Debtors (with the consent of the RBL Agent and the Required Consenting Noteholders).

Unimpaired – Deemed to Accept

Notes Claims

Each holder of an allowed Notes Claim shall receive its pro rata share of 96% of the new equity interests to be issued by Reorganized Parent[2] pursuant to the Plan on the Plan Effective Date (the “New Equity Interests”), subject to dilution by the MIP Equity and the New Warrants.

Impaired – Entitled to Vote

General Unsecured Claims

On or as soon as practicable after the earliest to occur of the Plan Effective Date and the date such claim becomes due in the ordinary course of business, except to the extent that a holder agrees to less favorable treatment, each holder of an allowed General Unsecured Claim shall receive payment in full in cash on account of their allowed claim or such other treatment as would render such claim unimpaired.

Holders of General Unsecured Claims will not be required to file any proof of claim in the Chapter 11 Cases.

Unimpaired – Deemed to Accept

Intercompany Claims

Intercompany Claims shall be reinstated, compromised, or cancelled, at the option of the relevant holder of such claims with the consent of the RBL Agent and the Required Consenting Noteholders.

Impaired – Deemed to Accept

Parent Preferred Equity Interests

All Parent Preferred Equity Interests shall be cancelled, and each holder of Parent Preferred Equity Interests shall receive, on account of such Parent Preferred Equity Interests, its pro rata share of 3% of the New Equity Interests, subject to dilution by the MIP Equity and the New Warrants.

Impaired – Entitled to Vote

Parent Common Equity Interests

All Parent Common Equity Interests shall be cancelled, and, solely to the extent permitted under section 1129(b)(2)(C) of the Bankruptcy Code, each holder of Parent Common Equity Interests shall receive, on account of such Parent Common Equity Interests, its pro rata share of 1% of the New Equity Interests, subject to dilution by the MIP Equity and the New Warrants.

Impaired – Entitled to Vote

2 The term “Reorganized Parent” means Lonestar Resources US Inc., as reorganized pursuant to the Plan on or after the Plan Effective Date, or the new parent of the Reorganized Debtors, whether by merger, consolidation or otherwise, and may be a corporation, limited liability company or partnership, as determined by the Company and the Required Consenting Noteholders (subject to the reasonable consent of the RBL Agent).

Lonestar Subsidiary Interests

All Lonestar Subsidiary Interests shall remain effective and outstanding on the Plan Effective Date and shall be owned and held by the same applicable entities that held and/or owned such interests immediately prior to the Plan Effective Date.

Unimpaired – Deemed to Accept

OTHER TERMS OF THE TRANSACTION

Definitive Documents	This Plan Term Sheet is indicative, and any final agreement with respect to the Transaction will be subject to the Definitive Documents. The Definitive Documents shall (i) contain terms and conditions consistent in all respects with the Term Sheets and the Restructuring Support Agreement, and (ii) be consistent with and subject to the applicable approval and consent rights set forth in this Plan Term Sheet and the Restructuring Support Agreement; provided, that, upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification letter or instrument related to the Transaction shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of the Term Sheets and the Restructuring Support Agreement as they may be modified, amended, or supplemented in accordance with the Restructuring Support Agreement.

Executory Contracts and Unexpired Leases	The Company reserves the right to reject certain executory contracts and unexpired leases subject to the consent of (i) the RBL Agent (acting at the direction of the Required Consenting RBL Lenders), and (ii) the Required Consenting Noteholders (such consent not to be unreasonably withheld or delayed). All executory contracts and unexpired leases not expressly rejected will be deemed assumed pursuant to the Plan.

Corporate Governance

The material terms and conditions of the new corporate governance documents (the “New Corporate Governance Documents”) shall be set forth in the Plan Supplement. The New Corporate Governance Documents shall include customary language to address bank regulatory issues.

The New Equity Interests shall be DTC-eligible upon, or substantially concurrently with, emergence.

Board of Directors	The initial directors of the board or other governing body of Reorganized Parent (the “New Board”) shall be selected by the Ad Hoc Noteholder Group (and shall include the chief executive officer of Reorganized Parent).

Management Incentive Plan

On or before the 60th day following the Plan Effective Date or as soon as reasonably practicable thereafter, Reorganized Parent shall enter into a management incentive plan (the “Management Incentive Plan”) which shall (i) reserve 8% of the New Equity Interests (or restricted stock units, options, or other rights exercisable, exchangeable, or convertible into such New Equity Interests) on a fully diluted basis to certain members of senior management to be determined by the New Board (“MIP Equity”) and (ii) otherwise contain terms and conditions (including the form of awards, allocation of awards, vesting and performance metrics) to be determined by the New Board.

Any shares of MIP Equity acquired pursuant to the Management Incentive Plan shall dilute the shares of New Equity Interests (including, without limitation, any equity issued with respect to the New Warrants) otherwise distributed pursuant to the Plan.

Releases, Exculpation, and Indemnification	The Plan and the Combined Disclosure Statement and Confirmation Order will contain customary mutual releases (including third party releases), exculpation, and indemnification provisions, in each case, to the fullest extent permitted by law, in favor of the Company, the Reorganized Debtors, the RBL Secured Parties, the Postpetition Hedging Lenders, the lenders, agents, and other parties to the Facilities as of the Effective Date, the Consenting Noteholders, the members of the Ad Hoc Noteholders Group, the Indenture Trustee, holders of Parent Preferred Equity Interests and holders of Parent Common Equity Interests that provide a release, and each of their respective current and former affiliates, subsidiaries, members, directors, officers, professionals, advisors, and employees, in their respective capacities as such. Such release and exculpation shall include, without limitation, any and all claims, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, including any derivative claims and avoidance actions, of the Company and such other releasing party, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, contract, or otherwise, that the Company or such other releasing party would have been legally entitled to assert in its own right (whether individually or collectively), or on behalf of the holder of any claim or equity interest (whether individually or collectively) or other entity, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place at any time prior to or on the Plan Effective Date arising from or related in any way in whole or in part to the Company or its affiliates or subsidiaries, the RBL Facility, the Notes, the Chapter 11 Cases, the Plan, the Disclosure Statement, the Facilities, the Restructuring Support Agreement, the Term Sheets, the purchase, sale, or rescission of the purchase or sale of any security of the Company, the subject matter of, or the transactions or events giving rise to, any claim or equity interest that is treated in the Plan, or the negotiation, formulation, or preparation of the Definitive Documents or related agreements, instruments, or other documents. To the maximum extent permitted by applicable law, any such releases shall bind all parties that affirmatively vote to accept the Plan, those parties that abstain from voting on the Plan if they fail to opt-out of the releases, those parties that vote to reject the Plan unless they opt-out of the releases, those non-voting parties that fail to return an opt-out form, and all other holders of claims and interests to the maximum extent permitted under applicable law.

Injunction & Discharge	The Plan and the Combined Disclosure Statement and Confirmation Order will contain customary injunction and discharge provisions.

Cancellation of Instruments, Certificates, and Other Documents

On the Plan Effective Date, except to the extent otherwise provided herein, in the Plan, or in the Facilities, all instruments, certificates, and other documents evidencing debt of or equity interests in Parent and its subsidiaries shall be cancelled, and the obligations of Parent and its subsidiaries thereunder, or in any way related thereto, shall be discharged; provided, however, that the RBL Facility, the other RBL Documents and all liens, mortgages, and security interests granted by the Debtors pursuant to the RBL Facility and the other RBL Documents to secure the RBL Claims prior to the Petition Date will be unaltered by the Plan (other than amending and restating certain RBL Loan Documents in accordance with the Plan), and all such liens, mortgages and security interests shall remain in effect to the same extent, in the same manner and on the same terms and priorities as they were prior to the Petition Date and secure the obligations of the Reorganized Company under the Facilities.

The Postpetition Swap Agreements shall be unaltered by the Plan.

All indemnification obligations and expense reimbursement obligations of the Debtors arising under the RBL Documents in favor of the parties to the RBL Facility, or their respective directors, officers, employees, agents, affiliates, controlling persons, and legal and financial advisors, shall remain in full force and effect, and shall be assumed and be enforceable against the Reorganized Debtors on and after the Plan Effective Date under the Facilities.

Except to the extent otherwise provided herein, in the Plan, or in the Facilities, the Debtors or the Reorganized Debtors may take such actions necessary to cause the wind-up and dissolution of certain Lonestar Subsidiaries to be identified on or prior to the Plan Effective Date with the consent of the RBL Agent and the Required Consenting Noteholders.

Employee Compensation, Severance, and Benefit Programs	Reorganized Parent and certain members of senior management of Parent shall on the Plan Effective Date, enter into employment contracts that will be effective on the Plan Effective Date (the “New Employment Contracts”). Solely to the extent of and simultaneous with the effectiveness of the New Employment Contracts, each member of senior management of Reorganized Parent party thereto shall agree to terminate their respective rights under the Company’s change-in-control severance plan and waive and release all claims relating thereto.

Other than as set forth in the immediately preceding paragraph with respect to senior management’s rights under the change-in-control severance plan, the New Employment Contracts and all other employment agreements and severance policies, and all employment, compensation and benefit plans, policies, and programs of the Company applicable to any of its employees and retirees, including, without limitation, all workers’ compensation programs, savings plans, retirement plans, SERP plans, healthcare plans, disability plans, severance benefit plans, incentive plans, change-in-control plans, life and accidental death and dismemberment insurance plans (collectively, the “Specified Employee Plans”), shall be assumed by the Company (and assigned to the Reorganized Debtors, if necessary) pursuant to section 365(a) of the Bankruptcy Code, either by a separate motion filed with the Bankruptcy Court or pursuant to the terms of the Plan and the Combined Disclosure Statement and Confirmation Order. All claims arising from the Specified Employee Plans shall be unimpaired by the Plan.

Tax Issues	The Plan shall, subject to the terms and conditions of the Restructuring Support Agreement, be structured to achieve a tax efficient structure, in a manner reasonably acceptable to the Company, the RBL Agent, and the Required Consenting Noteholders.

Securities Law Exemptions	The Plan and the Combined Disclosure Statement and Confirmation Order shall provide that the issuance of any securities thereunder will be exempt from securities laws in accordance with section 1145 of the Bankruptcy Code, section 4(a)(2) of the Securities Act, and/or Regulation D of the Securities Act.

Registration Rights	To be determined by the Company and the Required Consenting Noteholders.

SEC Reporting	To be determined by the Company and the Required Consenting Noteholders.

D&O Liability Insurance Policies, Tail Policies, and Indemnification	The Company shall maintain and continue in full force and effect all insurance policies for directors’, managers’ and officers’ liability (the “D&O Liability Insurance Policies”). The Company shall assume (and assign to the Reorganized Debtors, if necessary), pursuant to section 365(a) of the Bankruptcy Code, either by a separate motion filed with the Bankruptcy Court or pursuant to the terms of the Plan and the Combined Disclosure Statement and Confirmation Order, all of the D&O Liability Insurance Policies and all indemnification provisions in existence as of the date of the Restructuring Support Agreement for directors, managers and officers of the Company (whether in by-laws, certificate of formation or incorporation, board resolutions, employment contracts, or otherwise, such indemnification provisions, “Indemnification Provisions”). All claims arising from the D&O Liability Insurance Policies and such Indemnification Provisions shall be unimpaired by the Plan.

Plan Effective Date	The date upon which all conditions to the effectiveness of the Plan have been satisfied or waived in accordance with the terms of the Plan and the Plan becomes effective according to its terms (the “Plan Effective Date”).

Conditions to Plan Effectiveness

The Plan shall contain customary conditions precedent to confirmation of the Plan and occurrence of the Plan Effective Date, which may be waived in writing by agreement of the Debtors, the RBL Agent, and the Required Consenting Noteholders, in each case, subject to the consent rights provided for in the Restructuring Support Agreement, including, among others:

(i)  the Plan and Disclosure Statement and the other Definitive Documents (as applicable) shall be in full force and effect, and in form and substance, and containing terms and conditions, consistent in all material respects with the Term Sheets and the Restructuring Support Agreement;

(ii)   the Bankruptcy Court shall have entered the Final Cash Collateral Order in form and substance consistent in all material respects with the Term Sheets and the Restructuring Support Agreement, and such Final Cash Collateral Order shall remain in full force and effect, and no Termination Event (as defined in the Final Cash Collateral Order) shall have occurred or be continuing thereunder;

(iii)   all of the Restructuring Expenses shall have been paid in full in cash;

(iv)  the Bankruptcy Court shall have entered the Combined Disclosure Statement and Confirmation Order in form and substance consistent in all material respects with the Term Sheets and the Restructuring Support Agreement and otherwise in form and substance acceptable to the Debtors, the RBL Agent and the Required Consenting Noteholders, and such order shall not have been stayed, modified or vacated, and shall, among other things:

a.    authorize the Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, and other agreements or documents created in connection with the Plan in a manner consistent in all respects with the Restructuring Support Agreement and subject to the consent rights set forth therein;

b.   decree that the provisions in the Combined Disclosure Statement and Confirmation Order and the Plan are non-severable and mutually dependent;

c.    authorize the Debtors to: (1) implement the Transaction; (2) make all distributions and issuances as required under the Plan, including Cash, New Equity Interests and the New Warrants; (3) enter into the Facilities and (4) enter into any agreements and transactions, in each case, in a manner consistent with the terms of the Restructuring Support Agreement and subject to the consent rights set forth therein; and

d.   authorize the implementation of the Plan in accordance with its terms;

(v)    the final version of the Plan, the Definitive Documents, and all other documents contained in any supplement to the Plan, including any exhibits, schedules, amendments, modifications, or supplements thereto or other documents contained therein shall have been executed or filed, as applicable, in form and substance consistent in all material respects with the Restructuring Support Agreement, the Term Sheets, and the Plan;

(vi)  the Facilities shall be in full force and effect and be consummated concurrently with the Plan Effective Date, including, but not limited to:

a.    the documents related to the Facilities shall have been duly executed and delivered by all of the relevant parties thereto; and

b.   all conditions precedent (other than any conditions related to the occurrence of the Plan Effective Date) to the effectiveness of the Facilities shall have been satisfied or waived in writing in accordance with the terms of each of the Facilities;

(vii)  the New Corporate Governance Documents shall be in full force and effect (with all conditions precedent thereto having been satisfied or waived), subject to any applicable post-closing execution and delivery requirements;

(viii)   the Restructuring Support Agreement shall not have been terminated and shall remain in full force and effect;

(ix)  the Debtors shall have implemented the Transaction and all transactions contemplated in the Term Sheets in a manner consistent with the Restructuring Support Agreement (and subject to, and in accordance with, the consent rights set forth therein), the Term Sheets, and the Plan; and

(x)    all governmental approvals and consents, including Bankruptcy Court approval, that are legally required for the consummation of the Plan and each of the other transactions contemplated by the Restructuring Support Agreement shall have been obtained, not be subject to unfulfilled conditions and be in full force and effect, and all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired, if applicable.

Exhibit 1

Facilities Term Sheet

Lonestar Resources America Inc.

Amended and Restated Senior Secured Credit Agreement

Indicative Summary of Terms and Conditions

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement, dated as of July 28, 2015 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”). This Term Sheet does not attempt to describe all of the terms, conditions and requirements that would pertain to the transactions described herein, but rather is intended to outline certain items around which the transactions will be structured. Any agreement to provide the Facilities (as defined below) described herein or any other financing arrangement will be subject to definitive documentation satisfactory to the Agent and the Lenders, each acting in its sole discretion, and approval from each such person’s internal credit committees.

Summary of Amended and Restated Senior Secured Credit Agreement

I. Parties

Borrower:	Reorganized Lonestar Resources America Inc. (the “Borrower”)

Guarantors:	Reorganized Lonestar Resources US Inc. (the “Parent”) and each Subsidiary of the Borrower (other than any Excluded Subsidiary) (collectively, the “Guarantors” and together with the Borrower, the “Loan Parties”).

Agent:	Citibank, N.A. as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent” and together with the Administrative Agent, the “Agent”).

II. Facilities

Type and Amount of Facilities:

The Existing Credit Agreement shall be amended and restated (the “Amended and Restated Senior Secured Credit Agreement”) to provide for:

(i) a first out senior secured revolving credit facility subject to a borrowing base described below (the “Revolving Credit Facility” and the lenders thereunder the “Revolving Lenders”) in an amount equal to 80% of the aggregate outstanding principal amount of loans and LC Exposure under the Existing Credit Agreement on the Closing Date (as defined below) of (a) the Consenting RBL Lenders (as defined in the Restructuring Support Agreement to which this

    Term Sheet is attached) and (b) any other Lender under the Existing Credit Agreement that votes to accept the Plan of Reorganization (as defined below) (such Lenders, the “Accepting Lenders”), provided that, on the Closing Date (as defined below), the aggregate principal amount of the Revolving Credit Facility shall not be less than $152,000,000;

(ii)  a second out senior secured term loan facility (the “Second Out Term Loan Facility”) in an amount equal to 20% of the aggregate outstanding principal amount of loans and LC Exposure under the Existing Credit Agreement on the Closing Date of the Consenting RBL Lenders and the Accepting Lenders (the loans thereunder, the “Second Out Term Loans”); and

(iii)  if necessary, a last out senior secured term loan facility (the “Last Out Term Loan Facility” and together with the Second Out Term Loan Facility, the “Term Facilities”) in an amount equal to 100% of the aggregate outstanding principal amount of loans and LC Exposure on the Closing Date of any RBL Lenders under the Existing Credit Agreement that are not Consenting RBL Lenders or Accepting Lenders, (the loans thereunder (if any), the “Last Out Term Loans” and together with the Second Out Term Loans, the “Term Loans”)

(together, the “Facilities”).

All amounts due and owing to the Secured Parties under the Existing Credit Agreement (including, but not limited to, any interest, fees, non-contingent expense reimbursement or indemnification obligations owed to the Secured Parties pursuant to the Existing Credit Agreement and related loan documents and any other “Obligations” under the Existing Credit Agreement, but excluding Existing Letters of Credit (as defined below), any contingent expense reimbursement or indemnification obligations and the outstanding principal amount of loans under the Existing Credit Agreement) shall be repaid (or deemed repaid) in full in cash on the Closing Date.

Maturity Dates and Amortization:	The Revolving Credit Facility shall mature on the date falling 36 months after the Closing Date.

The Second Out Term Loan Facility shall mature on the date falling 36 months after the Closing Date and will amortize with quarterly installments in an amount equal to $5.0 million, commencing on December 31, 2020. Any amounts applied as a prepayment of the Second Out Term Loans shall be applied as a credit against the immediately succeeding amortization installment, or installments (as the case may be).

The Last Out Term Loan Facility shall mature on the date falling 42 months after the Closing Date.

The Revolving Credit Facility and the Last Out Term Loan Facility shall not be subject to amortization.

Letters of Credit:

A portion of the Revolving Credit Facility not in excess of $2.5 million shall be available for the issuance of letters of credit (the “Letters of Credit”) by Citibank, N.A. (in such capacity, the “Issuing Bank”).

Letters of Credit issued under the Existing Credit Agreement which remain undrawn on the Closing Date (the “Existing Letters of Credit”) shall be “rolled” into and automatically be deemed to be issued and outstanding under the Revolving Credit Facility.

Interest Rate:	The loans under the Revolving Credit Facility (the “Revolving Loans”) and the Term Loans shall accrue interest at a rate per annum equal to LIBOR (subject to a 1.00% floor) plus 4.50% or, at the option of the Borrower, ABR (subject to a 2.00% floor) plus 3.50% (the “Applicable Margin”). The Facilities shall include customary provisions relating to a replacement rate for LIBOR.

Fees:

Upfront Fee: A fully earned non-refundable one-time fee equal to 2.00% of the aggregate principal amount of the Revolving Credit Facility on the Closing Date, which fee shall be payable on the Closing Date to the Revolving Lenders on a pro rata basis.

Unused Commitment Fee: The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender on a pro rata basis a commitment fee, in an amount equal to 1.00% of the average daily amount of the unused portion of the commitment of each Revolving Lender. Accrued commitment fees shall be payable quarterly in arrears.

Warrants: The Borrower shall deliver stock warrants representing up to 10% of the Equity Interests of the Parent, in form and substance acceptable to the

Administrative Agent and on terms consistent with the Warrant Term Sheet attached as Exhibit 2 to the Plan Term Sheet attached to the Restructuring Support Agreement, which shall be distributed to the Revolving Lenders on a pro rata basis.

Letter of Credit Fees: The Borrower shall pay a participation fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Revolving Loans on the face amount of each such Letter of Credit. Such participation fee shall be shared ratably among the Revolving Lenders and shall be payable quarterly in arrears.

A fronting fee equal to 0.125% per annum on the face amount of each Letter of Credit, shall be payable quarterly in arrears to the Issuing Bank for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Bank for its own account.

Agency Fee: The Borrower shall pay to the Agent an annual administrative fee, payable in advance, in an amount per annum to be agreed, with the initial payment thereof due on the Closing Date. Payment of the Agency Fee to be documented in a letter in form and substance (including the amount of the annual fee) reasonably satisfactory to the Agent and the Borrower.

Collateral/Guarantee:	The Facilities, treasury management products provided by a Revolving Lender or an affiliate of a Revolving Lender to the Borrower or any of its Subsidiaries (a “Treasury Management Party”), each swap agreement between the Borrower or any subsidiary of the Borrower and a Revolving Lender or an affiliate of a Revolving Lender (a “Swap Lender”) (whether entered into in connection with the Existing Credit Agreement or during the term of the Facilities) and any other obligations of the Borrower and the Guarantors owed to the Lenders, the Agent, the Issuing Bank, each Swap Lender, each Treasury Management Party, and each other party to whom the Loan Parties provide indemnities under the Credit Documentation (as defined below) shall be secured by first priority, perfected liens and security interests on substantially the same personal and real property assets of the Loan Parties as provided under and in connection with the Existing Credit Agreement, including for the avoidance of doubt mortgages on oil and gas properties representing 100% of the Recognized Value of all of the Loan Parties’ oil and gas properties (the “Collateral Coverage Covenant”). Each Guarantor under the Existing Credit Agreement shall guarantee the Facilities on substantially similar terms. The provisions governing testing of, and compliance with, the Collateral Coverage Covenant shall be substantially consistent with the Existing Credit Agreement (including Section 8.14(a) thereof).

In addition, the Parent will become a Guarantor under the Amended and Restated Senior Secured Credit Agreement and enter into (i) a pledge over 100% of the Equity Interests of the Borrower and (ii) an all assets security agreement, which shall in each case, create a first priority perfected lien over such collateral in favor of the Secured Parties.

The amended and restated Security Instruments shall be based on the Security Instruments entered into under and in connection with the Existing Credit Agreement but shall be amended and restated to reflect such amendments as required to be in form and substance reasonably satisfactory to the Agent and the Borrower. Any collateral filings made in connection with the existing Security Instruments and Existing Credit Agreement shall remain in place.

Borrowing Base:

Substantially consistent with the Existing Credit Agreement giving due regard to the Documentation Principles (as defined below); provided that, the first scheduled Borrowing Base redetermination shall occur on February 1, 2021 and there shall be no scheduled or interim redeterminations prior to such date. The redetermination of the Borrowing Base on February 1, 2021 may be based on a reserve report prepared by the chief engineer of the Borrower.

On the Closing Date, the initial Borrowing Base will be set at the amount of the Revolving
Credit Facility.

In addition to any other rights of the Borrower to request an Interim Borrowing Base redetermination (as set out in the Existing Credit Agreement), if the Second Out Term Loan
Facility is repaid in full in cash on or prior to the date falling 12 months after the Closing
Date (to the extent permitted as set forth in the “Voluntary Prepayments” section), the
Borrower shall have the right to elect an additional interim Borrowing Base redetermination within 30 days of the full cash repayment of the Second Out Term Loan Facility.

III. Certain Payment Provisions

Voluntary Prepayments:

Voluntary prepayments of Revolving Loans and reductions of commitments shall be permitted in whole or in part without premium or penalty (but subject to payment of applicable breakage costs, if any) in minimum amounts and with prior notices to be agreed. The Last Out Term Loans may not be prepaid prior to the payment in full in cash of the (x) Revolving Loans and permanent cancellation of the revolving commitments (or, to the extent agreed by the Issuing Bank and Revolving Lenders, cash collateralization of the Letters of Credit) and (y) the Second Out Term Loans. In no event shall prepayment of Last Out Term Loans be subject to any penalty or premium.

Voluntary prepayments of Second Out Term Loans shall be permitted in whole or in part without premium or penalty (but subject to payment of applicable breakage costs, if any) provided that, any such prepayment does not cause liquidity on a pro forma basis, after giving effect to such payment, to be less than $15.0 million, there is no default or event of default and no Borrowing Base Deficiency exists.

Mandatory Prepayments:

Substantially consistent with the Existing Credit Agreement giving due regard to the Documentation Principles provided that, Section 3.04(c)(v) of the Existing Credit Agreement with respect to the mandatory prepayment provisions applicable during the Limitation Period shall be deleted.

In addition, the Amended and Restated Senior Secured Credit Agreement shall require that:

(a)     within one (1) Business Day of the Closing Date, the Borrower applies cash on hand to prepay the Revolving Credit Facility such that the aggregate principal amount available for borrowing under the Revolving Credit Facility following such prepayment is an amount equal to or greater than $15.0 million (the “Closing Prepayment Requirement”); and

(b)     if, while there are outstanding Borrowings or LC Exposure, the Borrower and the other Loan Parties have a Consolidated Cash Balance[3] as at 5.00 p.m. Central time on Thursday of each week (or if such day is not a Business Day, the next succeeding Business Day) in excess of $20,000,000 (the “Consolidated Cash Limit” and any excess thereof, the “Excess Cash”) on such date (other than the proceeds of a borrowing that will be used within three Business Days of such borrowing), then the Borrower shall, prior to 3:00 p.m. on Friday of each week (or if such day is not a Business Day, the next succeeding Business Day) , prepay the Revolving Loans in the amount of the Excess Cash (other than the proceeds of a borrowing that will be used within three Business Days of such borrowing), and if any excess remains after prepaying the Revolving Loans in full, pay to the Administrative Agent on behalf of the Revolving Lenders to be held as cash collateral an amount equal to the lesser of (a) such remaining Excess Cash and (b) the LC Exposure.

Ranking of Facilities:

Subject to the senior ranking of Secured Swap Agreements (as defined below) described below, the Revolving Credit Facility (including any treasury management products of a Treasury Management Party) will be the most senior ranking credit facility in right of payment under the Amended and Restated Senior Secured Credit Agreement.

The Second Out Term Loan Facility will be subordinate in right of payment to the obligations under the Revolving Credit Facility and senior in right of payment to the Last Out Term Loan Facility.

[3]

To be defined as mutually agreed, including, without limitation, exclusions for (i) cash set aside to pay royalty obligations, working interest obligations, vendor payments, suspense payments, similar payments as are customary in the oil and gas industry, severance, ad valorem taxes, payroll, payroll taxes, other taxes of the Borrower or any Subsidiary then due and owing, (ii) to the extent the payment of such amounts is not prohibited by the Amended and Restated Senior Secured Credit Agreement, other amounts in respect of which the Borrower or any Subsidiary has issued checks or initiated wires or ACH transfers to unaffiliated third parties but have not yet been subtracted from the balance in the relevant account) and (iii) net cash proceeds of any equity contribution to fund capital expenditure, investments and voluntary prepayments of other debt (in each case, to the extent permitted under the Amended and Restated Senior Secured Credit Agreement) provided that, (x) the cash proceeds are deposited in an account held with Citibank and (y) the cash proceeds are used (in full) within 30 days of receipt.

The Last Out Term Loan Facility will be subordinate in right of payment to the Revolving Credit Facility and the Second Out Term Loan Facility.

The Revolving Credit Facility, Second Out Term Loan Facility and Last Out Term Loan Facility will be guaranteed and secured by a common first priority lien on the Collateral on a pari passu basis (documented under the same credit agreement and security agreement).

Ranking of Secured Swap Agreements:	The Secured Swap Agreements shall rank senior in right of payment to the principal and interest under the Revolving Credit Facility pursuant to the application of proceeds waterfall (as set out at Section 10.02(c) of the Existing Credit Agreement) and shall rank “second” behind only payment of fees, expenses and indemnities to the Administrative Agent; provided that: (i) upon satisfaction of the Release Condition (as defined below), all Secured Swap Agreements shall automatically rank pari in right of payment with principal under the Revolving Credit Facility and (ii) if any Lender (x) assigns all of its rights and obligations under the Amended and Restated Senior Secured Credit Agreement and (y) terminates its Secured Swap Agreement(s) pursuant to an Additional Termination Event arising due to such assignment, such Secured Swap Agreement(s) shall automatically rank pari in right of payment with principal under the Revolving Credit Facility.
IV. Certain Conditions

Initial Conditions:	The several obligations of each Lender to make (or be deemed to have made) extensions of credit under the Facilities on the closing date (such date of closing and funding, the “Closing Date”) will be subject to usual and customary conditions precedent, including the delivery of an updated reserve report prepared by the chief engineer of the Borrower, and other conditions consistent with the Restructuring Support Agreement (including this Term Sheet) and the Plan (as defined in the Restructuring Support Agreement). In addition, the Borrower shall be required to provide evidence in form and substance satisfactory to the Administrative Agent, that as of the Closing Date, the Borrower has sufficient cash on hand to satisfy the Closing Prepayment Requirement.

On-Going Conditions:	Substantially consistent with the Existing Credit Agreement giving due regard to the Documentation Principles, provided that, at any time when the Consolidated Cash Balance of the Borrower and the other Loan Parties exceeds the Consolidated Cash Limit, no further borrowings under the Revolving Credit Facility shall be permitted.

V. Certain Documentation Matters

Credit Documentation:	The definitive documentation relating to the Facilities will be substantially based on the Existing Credit Agreement; provided that, such definitive documentation (a) shall contain the terms and conditions set forth in this Term Sheet and such other changes as may be mutually agreed by the Borrower and the Administrative Agent, (b) shall give due regard to (i) current market terms for restructured reserve based revolving credit facilities for borrowers emerging from bankruptcy, and (ii) operational and strategic requirements of the Borrower and its Subsidiaries, in each case, as mutually agreed by the Borrower and the Administrative Agent and (c) reflect such amendments as required to reflect the addition of the Second Out Term Loan Facility (including necessary amendments to reflect the amortization thereof) and, if required, the Last Out Term Loan Facility (the “Documentation Principles”).

Financial Covenants:

Financial Covenants, benefitting the Revolving Credit Facility only, will be tested as of the last day of each fiscal quarter, commencing on the last day of the first fiscal quarter to occur immediately following the Closing Date and will include, without limitation:

Total Debt to EBITDAX. The Borrower will not, as of the last day of any fiscal quarter, permit its ratio of Total Debt as of such time to EBITDAX to exceed 3.5 to 1.0.

Current Ratio: The Borrower will not permit its ratio of (i) consolidated current assets to (ii) consolidated current liabilities to be less than (a) for the fiscal quarter ending December 31, 2020: 0.95 to 1.0 and (b) for any fiscal quarter thereafter 1.0 to 1.0. Other than as set out above, all financial definitions and calculations shall be on terms substantially consistent with the Existing Credit Agreement giving due regard to the Documentation Principles, unless otherwise agreed by the Administrative Agent.

For the avoidance of doubt, Lenders under the Term Facilities will not benefit from the Financial Covenants.

Commodity Hedging:

The Borrower shall (or shall cause another Loan Party to) (i) on or before the date falling 20 days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), maintain swap agreements for no less than 80% of the Projected Production from the total Proved Developed Producing Reserves of the Borrower and its Subsidiaries for the 36 consecutive months that follow the Closing Date (as such production is set forth in the reserve report to be delivered as a condition precedent to the Closing Date) and (ii) as at the date of each Swap Agreement Certificate[4], maintain swap agreements for no less than 75% of the Projected Production from the total Proved Developed Producing Reserves of the Borrower and its Subsidiaries for the 24 consecutive months that follow the date of such certificate.

All swap agreements that receive pari lien treatment (the “Secured Swap Agreements”) must be entered into with Revolving Lenders or Affiliates of Revolving Lenders only.

Representations and Warranties; Affirmative Covenants; Events of Default; Expenses and Indemnification; Defaulting Lender:	Each substantially consistent with the Existing Credit Agreement, giving due regard to the Documentation Principles.

Change of Control:	The Events of Default shall include a Change of Control, which shall be defined in a manner to be mutually agreed, provided that, a Change of Control shall be triggered if Frank D. Bracken, III ceases to be employed as, or perform the function of, the chief executive officer of the Borrower by reason of his (i) employment being terminated without cause or (ii) resignation with good reason, and, in each case, a successor chief executive officer reasonably acceptable to the Required Revolving Lenders[5] is not appointed within 45 days of such termination or resignation (or such later date as agreed by the Administrative Agent, in its sole discretion) (the “CEO Change of Control”), provided further that, the CEO Change of Control shall not be triggered as a result of such resignation or termination of employment if, at the time of such resignation or termination, the Release Condition is satisfied.

[4]	To be delivered concurrently with the annual and quarterly financial statements in accordance with the Existing Credit Agreement.
[5]	Note: to be defined as Revolving Lenders holding 66.67% of the Loans and Commitments under the Revolving Credit Facility.

“Release Condition” shall mean the satisfaction of each of the following conditions: (i) the Last Out Term Loan Facility does not exist, (ii) the Second Out Term Loans have been repaid in full in cash, (iii) the aggregate principal amount available for borrowing under the Revolving Credit Facility is at least 30% of the total commitments thereunder and (iv) no default or event of default and no Borrowing Base Deficiency exists.

Assignments and Participations:	Substantially consistent with the Existing Credit Agreement, giving due regard to the Documentation Principles and provided that, no Lender will be able to assign its rights and obligations under the Second Out Term Loan without also assigning the corresponding pro rata amount of such Lender’s commitments and loans under the Revolving Credit Facility.

Negative Covenants:	Substantially consistent with the Existing Credit Agreement, giving due regard to the Documentation Principles, provided that, the Parent and the Borrower shall not be permitted to declare or pay any dividends or distributions (other than dividends by the Borrower to the Parent necessary to directly fund Parent’s reasonable operating, general and administrative costs and expenses, including without limitation, legal, accounting, reserve engineering and or similar expenses incidental to the direct or indirect ownership of the Loan Parties and the Parent’s status as an SEC reporting company, the payment of taxes and the payment or reimbursement of claims made pursuant to customary indemnification arrangements, in each case solely to the extent (i) such payments are permitted under the holding company covenant and (ii) the proceeds of any such distributions are applied by the Parent promptly for such permitted purpose) and provided further that, unless otherwise mutually agreed, the baskets and exceptions to the covenants shall be substantially consistent with the Existing Credit Agreement, subject to so long as, with respect to clauses (b), and (d) through (l) (inclusive) below, no default or event of default and no Borrowing Base Deficiency exists:

(a)   a general basket for capital leases not to exceed $3.0 million in the aggregate at any time;

(b)   a general debt basket not to exceed $3.0 million in the aggregate at any time;

(c)   a general liens basket in respect of liens on property not securing any other “Obligations” under the Amended and Restated Senior Secured Credit Agreement not to exceed $3.0 million in the aggregate at any time;

(d)   a general liens basket in respect of liens on property securing the Obligations not to exceed $1.0 million in the aggregate at any time;

(e)   a general investments basket not to exceed $1.0 million in the aggregate at any time;

(f)   a general dispositions basket not to exceed $1.0 million in the aggregate per annum;

(g)   an exception for voluntary prepayments of other debt in exchange for, out of, or with the net cash proceeds of any equity contribution;

(h)   an exception basket for investments in exchange for, out of, or with the net cash proceeds of any equity contribution;

(i) Investments funded with new equity in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America, provided that the Borrower shall be in compliance, on a pro forma basis after giving effect to any such Investment, with the financial covenants described herein, in each case, recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available;

(j) an exception for the exchange of oil and gas properties for the purposes of creating contiguous leaseholds not to exceed $10.0 million in the aggregate per annum;

(k)   an exception for guarantees of obligations incurred under the general baskets described in clauses (a) and (b) above; and

(l) an exception for guarantees to support the performance of obligations not of borrowed money (to the extent constituting debt).

In addition, Section 9.12(c)(iv) of the Existing Credit Agreement shall be amended to provide that asset sale proceeds must be applied in repayment of the Second Out Term Loans subject to reinvestment rights, exceptions, materiality thresholds and other conditions to be agreed, including but not limited to pro forma liquidity compliance, no default or event of default and no Borrowing Base Deficiency.

Holding Company:	The Parent shall be subject to a holding company covenant which shall restrict the Parent from trading, owning any assets or having any liabilities owing to any person with customary exceptions including for the maintenance of its legal existence, the ownership of shares in or loans to the Borrower, liabilities in respect of the Facilities and other activities incidental to the foregoing (including general and administrative activities).

Voting:	The waivers and amendments provisions in the Existing Credit Agreement will be revised to reflect that the Revolving Lenders shall control all matters under the Amended and Restated Senior Secured Credit Agreement and related documents other than customary sacred rights regarding reduction, or extension of payment dates, of the principal and interest on the Term Loans.

EU Bail-In Acknowledgment; Lender ERISA Representation; Qualified Financial Contract Stay Rules:	Customary for transactions of this type.

Governing Law and Forum:	State of New York, except with respect to certain security documents where applicable local law will apply. Exclusive jurisdiction and venue of the federal and state courts of the State of New York located in the Borough of Manhattan in New York City.

Counsel to the Administrative Agent:	Linklaters LLP

Exhibit 2

Warrants Term Sheet

Lonestar Resources America Inc.

Warrant Agreement Term Sheet

Indicative Summary of Terms and Conditions

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan Term Sheet attached to the Restructuring Support Agreement, dated as of September 11, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Restructuring Support Agreement”). This Term Sheet does not attempt to describe all of the terms, conditions and requirements that would pertain to the transactions described herein, but rather is intended to outline certain basic items around which the transactions will be structured.

Summary of Warrant Agreement

I. Equity Structure

Issuer:	Reorganized Lonestar Resources US Inc. (the “Parent”)

Warrants to be issued:

On the Plan Effective Date, holders of allowed RBL Claims that vote to accept the Plan will receive their pro rata share of two tranches of warrants, each consisting of an equal number of warrants (the “Warrants”) to purchase New Equity Interests of the Parent (the “Tranche 1 Warrants” and the “Tranche 2 Warrants”).

With the exception of the exercise conditions described below, the terms of the Tranche 1 Warrants and the Tranche 2 Warrants will be identical.

Warrants to be issued:

(i) [•] Tranche 1 Warrants, representing a number of New Equity Interests of Parent equal to the product of (a) 5% and (b) the percentage of used and unused Commitments (under and as defined in the Existing Credit Agreement) held by the Consenting RBL Lenders and the Accepting Lenders (as defined in the Exit Facility Term Sheet), on a fully diluted basis, subject to dilution only by the MIP Equity

(ii)  [•] Tranche 2 Warrants, representing a number of New Equity Interests of Parent equal to the product of (a) 5% and (b) the percentage of used and unused Commitments (under and as defined in the Existing Credit Agreement) held by the Consenting RBL Lenders and the Accepting Lenders (as defined in the Exit Facility Term Sheet), on a fully diluted basis, subject to dilution only by the MIP Equity

II. Exercise

Exercise conditions:

(i) The Tranche 1 Warrants will be exercisable at any time after the equity value of the Parent is first equal to or greater than the Minimum Equity Value;

(ii)  The Tranche 2 Warrants will be exercisable on or after the first anniversary of the Plan Effective Date, (A) any time after the equity value of the Parent is first equal to or greater than the Minimum Equity Value, and (B) in the event the Second Out Term Loan Facility remains outstanding as of the first anniversary of the Plan Effective Date.

     “Minimum Equity Value” means $100 million, determined:

(a)   for so long as New Equity Interests of Parent are listed on a national securities exchange in the United States utilizing a 20 trading day VWAP; and

(b)   at any other time, utilizing a formula to be agreed for determining equity value of the Parent based upon the financial statements of the Parent.

Exercise price:	(i) $0.001 per Warrant. (ii) The Warrants may be exercised for cash or pursuant to customary cashless exercise provisions.

Exercise period:	Subject to satisfaction of the applicable Exercise Conditions, the Warrants will be exercisable at any time prior to the third anniversary of the Plan Effective Date.

III. Anti-Dilution Protection	The Warrants will include customary anti-dilution protection, including customary adjustments for equity issued at below fair market value (whether in consideration of cash or assets); provided no adjustments will be made for issuances of MIP Equity and in connection with certain other limited permitted transactions to be agreed.

IV. Sale of the Company	In the event of any direct or indirect sale or other disposition (including without limitation by way of stock sale, merger, consolidation or similar transaction) of all or substantially all of the consolidated assets of Parent and its subsidiaries, taken as a whole, then, (a) if the equity value implied by such transaction is $100.0 million or greater, all remaining Warrants shall be deemed automatically exercised immediately prior to the closing of such transaction and the New Equity Interests issued upon exercise thereof shall be included in such transaction on the same terms and conditions as all other New Equity Interests of the same class (it being understood the Parent shall use its commercially reasonable efforts to cause the purchaser in any such transaction to acquire all remaining Warrants (or the New Equity Interests issued upon exercise thereof) for cash consideration or to provide customary registration rights with respect to any purchase equity interests received as consideration) and (b) any remaining Warrants for which the Exercise Conditions have not been satisfied shall be cancelled and extinguished for no consideration upon the closing of such transaction.
V. Issuer Covenants

Authorized common stock:	At all times while any Warrants are outstanding, the Parent will maintain sufficient authorized common stock to allow for exercise of all Warrants.

Information Rights:	Holders shall be entitled to receive unaudited quarterly and audited annual financial statements, and semi-annual estimates of proved reserves for the Parent and its subsidiaries (which, in the case of the year-end reserve estimates, shall be audited by an independent reserve engineer); provided that the provision of such information and financial statements to lenders pursuant to the Parent’s or its subsidiary’s revolving credit facility and/or in reports filed with the Securities Exchange Commission will be deemed to satisfy this obligation.
VI. Misc.

No Rights as Stockholders	No holder shall, by virtue of Warrants be entitled at any time prior to the conversion of such Warrants to vote, receive dividends or distributions, or be deemed for any purpose a holder of New Equity Interests of the Parent, nor shall anything contained herein be construed to confer upon any such holder any of the rights of a holder of New Equity Interests or any right or entitlement to vote for or upon any matter submitted to such holders of New Equity Interests, to give or withhold consent to any corporate action, to receive notice of meetings or other actions affecting holders of New Equity Interests, to receive subscription rights, to exercise appraisal rights or otherwise. Rather, unless and until such holder converts its Warrants into New Equity Interests, the sole and exclusive right and benefit of such holder shall be its right to exercise the Warrants.

Exhibit B

Form of Joinder

JOINDER TO RESTRUCTURING SUPPORT AGREEMENT

The undersigned hereby acknowledges that it has received and fully reviewed the Restructuring Support Agreement (including the exhibits attached thereto, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Agreement”), dated as of [●], 2020, by and among (i) Lonestar Resources US Inc. (“Parent”), (ii) Lonestar Resources America Inc. (“Lonestar”), (iii) each other direct and indirect wholly-owned, domestic subsidiary of Parent party hereto (each a “Lonestar Subsidiary”, and collectively with Parent and Lonestar, the “Company”), (iv) the RBL Lenders (as defined below) party thereto (the “Consenting RBL Lenders”), and (v) the Noteholders (as defined below) party thereto (the “Consenting Noteholders”). The undersigned acknowledges and agrees, by its signature below, that it is bound by the terms and conditions of the Agreement and shall be deemed a [“Consenting RBL Lender”/“Consenting Noteholder”] for all purposes under the terms of and pursuant to the Agreement as of the date hereof.

Date: [                    ], 2020

[Name of Holder/Proposed Transferee]

By:

Name:

Title:

Principal Amount of RBL Claims as of the date hereof:

$

Principal Amount of Notes Claims as of the date hereof:

$

Address for Notice:

[                    ]

[                    ]

Attention: [                    ]

Facsimile: [                    ]

Plan Schedule 1

Exit Facilities Credit Agreement

[To be Filed with the Plan Supplement]

Plan Schedule 2

Amended / New Organizational Documents

[To be Filed with the Plan Supplement]

Plan Schedule 3

Schedule of Litigation Claims

[To be Filed with the Plan Supplement]

Plan Schedule 4

Forms of New Employment Contracts

[To be Filed with the Plan Supplement]

Plan Schedule 5

Form of New Warrants

[To be Filed with the Plan Supplement]

Plan Schedule 6

Members of New Board

[To be Filed with the Plan Supplement]

Plan Schedule 7

Schedule of Rejected Executory Contracts and Unexpired Leases

[To be Filed with the Plan Supplement]

Plan Schedule 8

Form of Registration Rights Agreement

[To be Filed with the Plan Supplement]